Second Amended and Restated Multicurrency Credit Agreement

dated as of

January 11, 2002

among

General Binding Corporation,

GBC Nederland B.V.,

The Banks Party Hereto,

and

Harris Trust and Savings Bank,
as Administrative Agent

and each of

Bank One, NA
as Co-Syndication Agent and Co-Agent

and

The Bank of New York

and

Credit Agricole Indosuez

and

LaSalle Bank National Association
as Co-Agents

Table of Contents

(This Table of Contents is not part of the Agreement)

Exhibit A-1	-	Term A Note
Exhibit A-2	-	Term B Note
Exhibit A-3	-	Committed Revolving Loan Note
Exhibit B	-	Domestic Swing Line Note
Exhibit C	-	Multicurrency Swing Line Note
Exhibit D	-	Notice of Payment Request
Exhibit E	-	[Intentionally Deleted]
Exhibit F	-	Compliance Certificate
Exhibit G	-	Election to Participate
Exhibit H	-	Election to Terminate
Exhibit I	-	Opinion of Counsel
Exhibit J	-	Subsidiary Guarantee Agreement
Exhibit K	-	Foreign Investment List
Exhibit L	-	Borrowing Base Certificate
Schedule 1	-	Existing Letters of Credit
Schedule 9.2	-	List of Subsidiaries
Schedule 9.8	-	ERISA
Schedule 9.12	-	Real Property
Schedule 11.1(j)	-	Mortgages and Title Insurance
Schedule 12.9	-	Permitted Liens
Schedule 12.22	-	Permitted Indebtedness
v

Second Amended and Restated Multicurrency Credit Agreement

                This Second Amended and Restated Multicurrency Credit Agreement is entered into as of January 11, 2002, by and among General Binding Corporation, a Delaware corporation (the "Company"), GBC Nederland B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat at Born, the Netherlands, each of the financial institutions or lending institutions which are or hereafter become party hereto (hereinafter referred to as a "Bank" and collectively as the "Banks"), Harris Trust and Savings Bank in its capacity as agent hereunder (hereinafter referred to as the "Administrative Agent"), and LaSalle Bank National Association, Bank One, NA, The Bank of New York and Credit Agricole Indosuez in their respective capacities as Co-Agents hereunder (hereinafter referred to as the "Co-Agents"). The Company and each Borrowing Subsidiary are at times hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers".

R E C I T A L S

            A. The Borrowers have requested that the Banks continue to extend credit to the Borrowers.

            B. The Borrowers, the Banks and the Agents are currently party to that certain Amended and Restated Multicurrency Credit Agreement dated as of November 12, 1999 (as amended, the "Previous Credit Agreement"). The Borrowers hereby request that certain amendments be made to the Previous Credit Agreement and, for the sake of clarity and convenience, that the Previous Credit Agreement be restated as so amended. As part of such amendments to the Previous Credit Agreement, the Borrowers have requested that the Banks refinance the Loans thereunder (the "Previous Loans"), extend the maturity of the credit facility provided thereby, decrease the availability of the revolving credit loans and restate a portion of the revolving credit loans as term loans, all on and subject to the terms and conditions set forth below. This Agreement shall become effective, and shall amend and restate the Previous Credit Agreement, upon the execution of this Agreement by the Credit Parties signatory hereto, the Administrative Agent and the Banks and the satisfaction of the conditions precedent contained in Section 11 hereof; and from and after the Effective Date, (i) all references made to the Previous Credit Agreement in the Loan Documents or in any other instrument or document shall, without more, be deemed to refer to this Second Amended and Restated Multicurrency Credit Agreement and (ii) the Previous Credit Agreement shall be deemed amended and restated in its entirety hereby.

            C. The Banks, upon acceptance of this Agreement in writing and satisfaction of the conditions precedent contained in Section 11 hereof, will continue to lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of the Borrowers pursuant hereto, and any Previous Loans which were Committed Loans under the Previous Credit Agreement and which are not repaid on the Effective Date will automatically, and without further action on the part of the Banks or any Borrower, become Committed Revolving Loans or Term Loans under this Agreement and be evidenced by the Committed Revolving Loan Notes and Term Notes, respectively, issued under this Agreement. Any Previous Loans which were Committed Loans under the Previous Credit Agreement and which are repaid on the Effective Date will be paid to the holders of the Committed Loan Notes issued under the Previous Credit Agreement ratably according to their interests therein; provided that Domestic Swing Line Loans and Multicurrency Swing Line Loans outstanding on the Effective Date will become Domestic Swing Line Loans and Multicurrency Swing Line Loans, respectively, under this Agreement and be evidenced by the Domestic Swing Line Notes and Multicurrency Swing Line Notes, respectively, issued under this Agreement.

            Now, Therefore, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrowers, the Agents and the Banks hereby agree to the following:

Section 1. The Committed Facilities.

            Section 1.1. Term Loan Commitments. (a) Subject to the terms and conditions hereof, each Bank with a Term A Loan Commitment, by its acceptance hereof, severally agrees to make a loan (individually a "Term A Loan" and collectively for all the Banks the "Term A Loans") to the Company in U.S. Dollars in the amount of such Bank's Term A Loan Commitment, provided that such initial Term A Loan represents a continuation and modification of such Bank's Committed Loans under the Previous Credit Agreement. The Term A Loans shall initially be advanced in a single Borrowing on the Effective Date. The Company may elect that Borrowings of the Term A Loans be outstanding as Domestic Rate Loans or Eurocurrency Loans. As set forth in the last sentence of Section 5.4(a), Term A Loans may only be reborrowed in a Refunding Borrowing. For the avoidance of doubt, it is hereby agreed and understood by all of the parties hereto, notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, that (i) all references to "reborrowing" of any Loan in a Refunding Borrowing refer solely to what is commonly referred to as the "conversion" or "continuation" of the principal amount of an already outstanding Loan at the end of any relevant Interest Period for such Loan, (ii) no such "reborrowing" of any Loan in a Refunding Borrowing shall require that any Bank advance any additional funds to any Borrower, i.e., the funds "reborrowed" for a new Interest Period in such a Refunding Borrowing are the same funds which were outstanding under the Loan maturing at the end of the expiring Interest Period, and (iii) Refunding Borrowings exist under this Agreement solely to allow the Borrowers to keep Loans outstanding for additional Interest Periods in light of the requirement under Section 5.3(a) hereof that each Loan be repaid at the end of each Interest Period for such Loan.

            (b) Subject to the terms and conditions hereof, each Bank with a Term B Loan Commitment, by its acceptance hereof, severally agrees to make a loan (individually a "Term B Loan" and collectively for all the Banks the "Term B Loans") to the Company in U.S. Dollars in the amount of such Bank's Term B Loan Commitment, provided that such initial Term B Loan represents a continuation and modification of such Bank's Committed Loans under the Previous Credit Agreement. The Term B Loans shall initially be advanced in a single Borrowing on the Effective Date. The Company may elect that Borrowings of the Term B Loans be outstanding as Domestic Rate Loans or Eurocurrency Loans. As set forth in the last sentence of Section 5.4(a),

Term B Loans may only be reborrowed in a Refunding Borrowing (as described in the last sentence of Section 1.1(a).

            Section 1.2. The Revolving Credit Commitments; the Committed Revolving Loans. Subject to the terms and conditions hereof, each Bank with a Revolving Credit Commitment, by its acceptance hereof, severally agrees, before the Revolving Credit Termination Date, to make a loan or loans (individually a "Committed Revolving Loan" and collectively "Committed Revolving Loans") to each and any Borrower from time to time on a revolving basis in U.S. Dollars and Alternative Currencies in an aggregate outstanding Original Dollar Amount for all the Borrowers (taken together) not to exceed its Revolving Credit Commitment, provided that any Committed Revolving Loan borrowed on the Effective Date represents a continuation andmodification of such Bank's Committed Loans under the Previous Credit Agreement. At no time shall the aggregate Original Dollar Amount of outstanding Revolving Loans (whether Committed Revolving Loans or Swing Line Loans) and L/C Obligations to all Borrowers (taken together) exceed the lesser of (i) the Revolving Credit Commitments then in effect, which Revolving Credit Commitments on the date hereof total $90,000,000, minus, until the Administrative Agent has been granted a first priority perfected security interest in not less than 65% of the equity interest of IBICO GmbH (the "IBICO GmbH Pledge Event"), $10,000,000, and (ii) the Borrowing Base as then determined and computed in accordance with the terms hereof. Each Borrowing of Committed Revolving Loans shall be made ratably from the Banks in proportion to their respective Revolver Percentages. The relevant Borrower may elect, through the Company, that each Borrowing of Committed Revolving Loans denominated in U.S. Dollars be made available by means of either Domestic Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans.

            Section 1.3. Letters of Credit. (a)  General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent or Multicurrency Swing Line Bank (each an "Issuing Agent") shall from time to time issue commercial and standby letters of credit (each a "Letter of Credit") for the account of any one or more of the Borrowers (whether or not also for the account of any other Subsidiary of the Company as well) prior to the Revolving Credit Termination Date, provided that (x) the aggregate Original Dollar Amount of L/C Obligations at any time outstanding shall not exceed the difference between the Revolving Credit Commitments in effect at such time minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, (or, if less, the Borrowing Base as then determined and computed in accordance with the terms hereof) and the aggregate Original Dollar Amount of Revolving Loans (whether Committed Revolving Loans or Swing Line Loans) then outstanding, (y) the aggregate Original Dollar Amount of Committed L/C Obligations at any time outstanding shall not exceed the L/C Commitment then in effect and (z) the aggregate Original Dollar Amount of Foreign Credit L/C Obligations and Multicurrency Swing Line Loans at any time outstanding shall not exceed the Multicurrency Swing Line Commitment in effect at such time. Notwithstanding anything herein to the contrary, the Existing Letters of Credit shall constitute "Letters of Credit" herein for all purposes of this Agreement to the same extent, and with the same force and effect as if such Letters of Credit had been issued under this Agreement at the request of the Company. Each Letter of Credit shall be issued by an Issuing Agent, but each Bank (other than the Bank which issued such Letter of Credit) shall be obligated to reimburse the relevant Issuing Agent for its Revolver Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Bank pro rata in accordance with each Bank's Revolver Percentage.

            (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) one year from the date issued (or be cancelable not later than one year from the date of issuance and each renewal) and (ii) the Revolving Credit Termination Date.

            (c) General Characteristics. Each Letter of Credit issued hereunder by the Administrative Agent shall be payable in U.S. Dollars or an Alternative Currency, shall conform to the general requirements of the Administrative Agent for the issuance of commercial or standby letters of credit (as appropriate) as to form and substance and shall be a letter of credit which the Administrative Agent may lawfully issue. Each Letter of Credit issued hereunder by the Multicurrency Swing Line Bank shall be a standby letter of credit issued solely for the purpose of supporting credit extended by a foreign Affiliate of the Multicurrency Swing Line Bank to a Foreign Subsidiary (it being understood that the face amount of such a Letter of Credit may when issued exceed the U.S. Dollar Equivalent of the maximum amount of credit it is supporting to the extent the lender providing such credit so requires) and shall be payable in U.S. Dollars, shall conform to the general requirements of the Multicurrency Swing Line Bank for the issuance of standby letters of credit as to form and substance and shall be a letter of credit which the Multicurrency Swing Line Bank may lawfully issue.

            (d) Applications. At the time the Company (acting on behalf of the applicable Borrower) requests an Issuing Agent to issue a Letter of Credit (or prior to the first issuance of a Letter of Credit, in the case of a continuing application) for the account of any Borrower, such Borrower (jointly with any other Borrower if such other Borrower elects in its discretion) shall execute and deliver to such Issuing Agent an application for such Letter of Credit in the form customarily prescribed by such Issuing Agent for a Letter of Credit of the type requested (individually an "Application" and collectively the "Applications"). Each Issuing Agent shall provide the Company and each Bank with copies of any new form of Application that may, from time to time, be adopted by such Issuing Agent. Notwithstanding anything contained in any Application to the contrary, (i) each Borrower executing the Application for a Letter of Credit shall be jointly and severally liable for all L/C Obligations in respect of such Letter of Credit (nothing herein contained to impair or otherwise affect the joint and several liability under Section 16 hereof of the Guarantors), (ii) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 6.2 hereof, (iii) before the occurrence of an Event of Default, neither Issuing Agent will call for the funding by a Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, (iv) upon the occurrence of the Revolving Credit Termination Date, the full amount then available for drawing under all outstanding Letters of Credit shall be immediately due and payable in the manner described in Section 13.4 hereof, and (v) if an Issuing Agent is not timely reimbursed in accordance with Section 1.3(e) hereof (whether out of the proceeds of a Loan, including a Committed Revolving Loan made pursuant to Section 2.2(c) hereof or otherwise) for the amount of any drawing paid by such Issuing Agent under a Letter of Credit on the date such drawing is paid, the joint and several obligation of the applicable Borrowers (determined as set forth in clause (i) of this sentence) to reimburse such Issuing Agent for the amount of such drawing shall bear interest (which such Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to (x) in the case of a drawing under a Letter of Credit denominated in U.S. Dollars or a Letter of Credit denominated in an Alternative Currency as to which the relevant Issuing Agent has requested reimbursement for such drawing in U.S. Dollars, (i) from the date such Issuing Agent paid such drawing to and including the date two (2) Business Days after such payment, the sum of the Domestic Rate Margin plus the Domestic Rate from time to time in effect and (ii) from the date two (2) Business Days after the date such Issuing Agent paid such drawing to the date such Issuing Agent is reimbursed by a Borrower therefor, the sum of 2% plus the Domestic Rate Margin plus the Domestic Rate from time to time in effect, and (y) in the case of a drawing under a Letter of Credit denominated in an Alternative Currency as to which such Issuing Agent has requested reimbursement for such drawing in such Alternative Currency, (i) from the date such Issuing Agent paid such drawing to and including the date two (2) Business Days after such payment, the sum of the Eurocurrency Margin plus the Overnight Foreign Currency Rate and (ii) from the date two (2) Business Days after the date such Issuing Agent paid such drawing to the date such Issuing Agent is reimbursed by a Borrower therefor, the sum of 2% plus the Eurocurrency Margin plus the Overnight Foreign Currency Rate. If an Issuing Agent issues any Letters of Credit with expiration dates that are automatically extended, unless such Issuing Agent gives notice that the expiration date will not so extend beyond its then scheduled expiration date, such Issuing Agent will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated or (iii) a Default or Event of Default exists and the Required Banks have given the Administrative Agent and relevant Issuing Agent instructions not to so permit the extension of the expiration date of such Letter of Credit. At least thirty (30) Business Days before the date on which an Issuing Agent is required to give notice of the non-renewal of such a Letter of Credit in order to prevent its automatic extension, the Issuing Agent (other than an Issuing Agent then serving as Administrative Agent) shall give notice to the Administrative Agent of such circumstance and the Administrative Agent shall promptly notify each Bank thereof. Each Issuing Agent agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Company (acting on behalf of itself or pursuant to Section 5.10 hereof, a Borrowing Subsidiary) subject to the conditions of Section 11 and the other terms of this Section 1.3. Each Issuing Agent (other than an Issuing Agent then serving as Administrative Agent) shall promptly notify the Administrative Agent of each request received by such Issuing Agent for the issuance of a Letter of Credit or any extension, increase in the amount of or other modification to a Letter of Credit and promptly furnish the Administrative Agent with a copy of the completed Application for each Letter of Credit or in the case of any such modification, a copy of the written request therefor. Each Issuing Agent (other than an Issuing Agent then serving as Administrative Agent) shall promptly notify the Administrative Agent of the issuance of each Letter of Credit and each extension, increase in the amount or other modification of a Letter of Credit and promptly furnish the Administrative Agent with a copy of each Letter of Credit or modification thereof, as the case may be. The Administrative Agent will promptly notify each Bank of each issuance of a Letter of Credit and each extension or increase in the amount of a Letter of Credit. To the extent so required by any Bank, each Issuing Agent shall furnish to such Bank copies of Letters of Credit issued by such Issuing Agent and amendments thereof. In the case of each such issuance, or increase in the amount of, any Letter of Credit, the Administrative Agent shall determine and notify the relevant Issuing Agent whether such amount would exceed any restriction in this Section 1 on the aggregate face amount of Letters of Credit as set forth in Section 11.2 hereof.

            (e) The Reimbursement Obligations. Subject to Section 1.3(d) hereof, the joint and several obligations of the applicable Borrowers (determined as set forth in clause (i) of the fourth sentence of Section 1.3(d) hereof) to reimburse the relevant Issuing Agent for all drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that (i) payments of drawings shall be made to the Administrative Agent, not the Issuing Agent, and the Administrative Agent shall promptly thereafter remit such payment in like funds as received to the relevant Issuing Agent, (ii) the reimbursement by such Borrowers of drawings made under a Letter of Credit denominated in U.S. Dollars shall be made in U.S. Dollars and (iii) the reimbursement by such Borrowers of drawings made under a Letter of Credit denominated in an Alternative Currency shall be made by payment in U.S. Dollars of the U.S. Dollar Equivalent, calculated on the date the relevant Issuing Agent paid such draws, of the amount paid by such Issuing Agent pursuant to such drawing, or, if such Issuing Agent shall elect by notice to the Company and the Administrative Agent, by payment in the Alternative Currency which was paid by such Issuing Agent pursuant to such drawing in an amount equal to such drawing and (iv) reimbursement in U.S. Dollars of a drawing paid shall be made by no later than 1:30 p.m. (Chicago time) on the date when each drawing is paid and reimbursement in an Alternative Currency of a drawing paid shall be made by no later than 12:00 noon local time at the place of payment or if earlier, such local time as is necessary for such funds to be received and transferred to the relevant Issuing Agent for same day value on the day such Reimbursement Obligation is due; any payment of a Reimbursement Obligation received after such time shall be deemed to have been received by the relevant Issuing Agent on the next Business Day. If the applicable Borrowers do not make any such reimbursement payment on the date due and the Participating Banks fund their participations therein in the manner set forth in Section 1.3(f) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(f) below.

            The joint and several obligations of the applicable Borrowers to the Issuing Agents under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting such Borrowers' joint and several obligations under each Application, to the extent that a Borrower is relieved under applicable law (including as such, to the extent applicable to a particular Letter of Credit, the then current Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce) from its obligation to reimburse an Issuing Agent for a drawing under a Letter of Credit because of such Issuing Agent's failure to determine that documents received under the Letter of Credit comply on their face with the terms thereof).

            (f) The Participating Interests. Each Bank with a Revolving Credit Commitment (other than the Issuing Agent for the applicable Letter of Credit), by its acceptance hereof, severally agrees to purchase from the relevant Issuing Agent, and such Issuing Agent hereby agrees to sell to each such Bank (in this Section, a "Participating Bank"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such

Issuing Agent. Upon any failure by the applicable Borrowers to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 1.3(e) above, or if an Issuing Agent is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Bank shall, not later than the Business Day it receives a certificate in the form of Exhibit D hereto from the relevant Issuing Agent (given directly or through the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the relevant Issuing Agent (i) in the case of a Reimbursement Obligation payable by the applicable Borrowers in U.S. Dollars (including a Reimbursement Obligation payable in U.S. Dollars by virtue of the Issuing Agent's election in Section 1.3(e) above to be reimbursed in U.S. Dollars for a drawing it paid in an Alternative Currency), an amount equal to such Participating Bank's Revolver Percentage of such unpaid or recaptured Reimbursement Obligation, such payment to be made in lawful money in the United States, in immediately available funds at the Administrative Agent's principal office in Chicago, Illinois, together with interest on such amount accrued from the date the related payment was made by the relevant Issuing Agent to the date of such payment by such Participating Bank at a rate per annum equal to (x) from the date the related payment was made by such Issuing Agent to and including the date two (2) Business Days after payment by such Participating Bank is due hereunder, the Federal Funds Rate for each such day and (y) from the date two (2) Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Domestic Rate in effect for each such day and (ii) in the case of a Reimbursement Obligation payable by the applicable Borrowers in an Alternative Currency, an amount equal to such Participating Bank's Revolver Percentage of such unpaid or recaptured Reimbursement Obligation, such payment to be made in such Alternative Currency in such funds which are then customary for the settlement of international transactions in such currency, together with interest on such amount accrued from the date the related payment was made by the relevant Issuing Agent to the date of such payment by the Participating Bank at a rate per annum equal to (x) from the date the related payment was made by such Issuing Agent to and including the date two (2) Business Days after payment by such Participating Bank is due hereunder, the Overnight Foreign Currency Rate for each such day and (y) from the date two (2) Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the sum of 1% plus the Overnight Foreign Currency Rate for each such day. Each such Participating Bank shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the relevant Issuing Agent retaining its Revolver Percentage as a Bank hereunder.

            The several obligations of the Participating Banks to the Issuing Agents under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting the applicable Borrowers' joint and several obligations under each Application, to the extent that such Borrowers are relieved under applicable law (including as such, to the extent applicable to a particular Letter of Credit, the then current Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce) from their obligation to reimburse an Issuing Agent for a drawing under a Letter of Credit because of such Issuing Agent's failure to determine that documents received under the

Letter of Credit comply on their face with the terms thereof) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrowers, an Issuing Agent, the Administrative Agent, any other Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by the amount of any Revolving Credit Commitment of any Bank, and each payment by a Participating Bank under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever. The Administrative Agent and Issuing Agents shall be entitled to offset amounts received for the account of a Bank under this Agreement against unpaid amounts due from such Bank to the Administrative Agent hereunder (whether as fundings of participations or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent or any Issuing Agent by any Bank arising outside the Loan Documents.

            (g) Indemnification. The Participating Banks shall, to the extent of their respective Revolver Percentages, indemnify each Issuing Agent (to the extent not reimbursed by the Borrowers and without in any way impairing or otherwise affecting the Borrowers' joint and several obligations to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Issuing Agent's gross negligence or willful misconduct) that the Issuing Agent may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Banks under this Section 1.3(g) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all other L/C Documents.

            (h) Outstanding Amount of Letters of Credit. For all purposes of this Agreement, Letters of Credit shall be deemed outstanding as of any time in an amount equal to the aggregate undrawn amount then available thereunder (determined in accordance with Section 5.9 hereof) plus all unpaid Reimbursement Obligations then outstanding. For such purposes, the undrawn amount available under a Letter of Credit shall be the maximum amount which can be drawn thereunder under any circumstances and over any period of time.

            (i) Bond Letters of Credit. The Borrowers and the Banks acknowledge and agree that (x) the Bond Letters of Credit may provide for automatic reductions and reinstatements as set forth in the provisions of such Bond Letters of Credit, and (y) the Bond Letters of Credit may provide for the beneficiary thereof to reduce from time to time the amounts available to be drawn thereon. Each Bank acknowledges that, because the interest component of any Bond Letter of Credit may be reinstated at a time when the applicable Borrower has not reimbursed the Banks in full for an interest drawing under such Bond Letter of Credit, the total L/C Obligations may exceed the aggregate L/C Commitments of the Banks, and each Bank agrees to pay the Administrative Agent its Revolver Percentage of any drawing under such Bond Letter of Credit notwithstanding that any such payment may result in the aggregate amount owing from such Bank hereunder exceeding the L/C Commitment of such Bank.

Section 2. Interest Rates and Manner of Borrowing Term and Committed Revolving Loans.

            Section 2.1. Applicable Interest Rates. (a) Domestic Rate Loans. Each Domestic Rate Loan made by a Bank shall bear interest (computed on the basis of a 365 or 366 day year, as applicable, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Domestic Rate Margin plus the Domestic Rate from time to time in effect, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise).

            "Domestic Rate" means for any day the greater of:

(i) the rate of interest announced by the Administrative Agent from time to time as its prime commercial rate, or equivalent, as in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and

(ii) the sum of (x) the rate determined by the Administrative Agent to be the prevailing rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).

            "Domestic Rate Margin" means (a) with respect to all Loans other than Term B Loans, 5.00% per annum, and (b) with respect to Term B Loans, 6.00% per annum.

            (b) Eurocurrency Loans. Each Eurocurrency Loan made by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the LIBOR plus the Eurocurrency Margin applicable to such Loan, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the date such Loan is made. A Eurocurrency Loan shall bear additional interest in the events, on the terms and in the amount set forth in the immediately following paragraph.

            In addition to the interest on a Eurocurrency Loan to a Borrower described in the immediately preceding paragraph, such Borrower shall pay to each affected Bank, so long as (a) such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Loans and (b) as a result the cost to such Bank (or its applicable Lending Office) of making or maintaining its Eurodollar Loans is increased, additional interest on the unpaid principal amount of each affected Loan of such Bank from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR for such Interest Period for such Eurocurrency Loan from (B) the rate obtained by dividing such LIBOR by a percentage equal to one hundred percent (100%) minus the Eurocurrency Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurocurrency Loan. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Bank shall be payable to the Administrative Agent for the account of such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five (5) Business Days after the giving of such notice and (y) shall furnish to the Company at least five (5) Business Days prior to each date on which interest is payable on the Eurodollar Loans a certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank's good faith estimate of the level at which the related reserves are maintained by it and generally consistent with such Bank's application of such requirement to other similarly situated borrowers obligated under similar provisions in their loan agreements to provide such compensation). Such certificate shall be conclusive and binding absent demonstrable error.

            "Eurocurrency Margin" means (a) with respect to all Loans other than Term B Loans, 7.00% per annum, and (b) with respect to Term B Loans, 8.00% per annum.

            "LIBOR" means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) for a Committed Borrowing or Multicurrency Swing Line Borrowing in each case in an Original Dollar Amount of $10,000,000 or more, the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) for smaller Committed Borrowings and Multicurrency Swing Line Borrowings, or if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, in immediately available and freely transferable funds are offered to the Reference Banks at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or similar to the principal amount of the Eurocurrency Loan scheduled to be made by (x) in the case of Committed Eurocurrency Loans, the relevant Reference Bank as part of such Borrowing and (y) in the case of Multicurrency Swing Line Loans, the Multicurrency Swing Line Bank.

            "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, for a period equal to such Interest Period, which appears on the appropriate Telerate Page, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

            "Reference Banks" means (a) in the case of Committed Eurocurrency Loans, the Administrative Agent, Comerica Bank and The Bank of New York and (b) in the case of Multicurrency Swing Line Loans, the Multicurrency Swing Line Bank alone.

            "Telerate Page" means the page designated on the Telerate Service (or such other service as may be nominated by the British Bankers' Association as the information vendor) for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits of U.S. Dollars, currently displayed on Page 3750, or of the appropriate Alternative Currency.

            (c) Alternative Currencies. On the date the Company (acting on behalf of the applicable Borrower) requests a Borrowing of Eurocurrency Loans in an Alternative Currency to any Borrower, as provided in Section 2.2(a) below, the Administrative Agent shall promptly notify each Bank of the currency in which such Borrowing is requested. If such Alternative Currency is not available to a Bank in sufficient amount and for a sufficient term to enable it to make the Loan requested of it as part of such Eurocurrency Borrowing and such Bank so notifies the Administrative Agent no later than 3:00 p.m. (Chicago time) on the same day it receives notice from the Administrative Agent of such requested Loan, the Administrative Agent shall promptly so notify the Company. If the Company or any Borrowing Subsidiary nevertheless desires such Borrowing, the Company (acting on behalf of the applicable Borrower) must notify the Administrative Agent by no later than 4:00 p.m. (Chicago time) on such day. If the Administrative Agent does not receive such notice from the Company by 4:00 p.m. (Chicago time), the Company shall automatically be deemed to have revoked on behalf of such Borrower that Borrower's request for the Borrowing of Eurocurrency Loans and the Administrative Agent will promptly notify the Banks of such revocation. Such revocation shall not require any payment under the funding indemnity set forth in Section 5.8 hereof. If the Company (acting on behalf of the applicable Borrower) gives such notice by 4:00 p.m. (Chicago time), each Bank that did not notify the Administrative Agent by 3:00 p.m. (Chicago time) that the requested Alternative Currency is unavailable to it to fund the requested Loan shall, subject to Section 11 hereof, make its Loan in the requested Alternative Currency in accordance with Section 2.2(d) hereof. Each Bank that did so notify the Administrative Agent by 3:00 p.m. (Chicago time) that it would not be able to make the Loan requested from it shall, subject to Section 14 hereof, make a Eurocurrency Loan denominated in U.S. Dollars in the Original Dollar Amount of, and with the same Interest Period as, the Eurocurrency Loan such Bank was originally requested to make. Such Eurocurrency Loan denominated in U.S. Dollars shall be made by the affected Bank on the same day as the other Banks make their Eurocurrency Loans denominated in the applicable Alternative Currency as part of the relevant Borrowing of Eurocurrency Loans, but shall bear interest with reference to the LIBOR applicable to U.S. Dollars rather than the relevant Alternative Currency for the applicable Interest Period and shall be made available in accordance with the procedures for disbursing U.S. Dollar Loans under Section 2.2(d) hereof. Such an affected Bank's making of a Eurocurrency Loan in U.S. Dollars rather than in the Alternative Currency shall not require any payment under the funding indemnity set forth in Section 5.8 hereof. Any Loan made in an Alternative Currency shall be advanced in such currency, and all payments of principal and interest thereon shall be made in such Alternative Currency.

            (d) Rate Quotations. Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by each remaining Reference Bank or, if no such quotation is provided on a timely basis, the provisions of Section 14.2 shall apply.

            Section 2.2. Manner of Borrowing Committed Revolving Loans and Term Loans. (a) Notice to the Administrative Agent. In order for any Borrower to borrow any Committed Revolving Loans or for the Company to borrow Term Loans, the Company (acting on behalf of the applicable Borrower) shall give telephonic or telecopy notice to the Administrative Agent (which notice shall, except as provided in Section 2.1(c) hereof, be irrevocable once given and, if by telephone, shall, except as provided in Section 2.1(c) hereof, be promptly confirmed in writing) (i) by no later than 2:00 p.m. (Chicago time) on the date at least four (4) Business Days before the date of each requested Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) by no later than 2:00 p.m. (Chicago time) on the date at least three (3) Business Days before the date of each requested Borrowing of Eurocurrency Loans denominated in U.S. Dollars, and (iii) by no later than 10:00 a.m. (Chicago time) on the date of each requested Borrowing of Domestic Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto and the currency in which such Loan is to be denominated and, if such Borrowing (in the case of a Committed Revolving Loan only) is to be made by a Borrowing Subsidiary, the Borrowing Subsidiary for whose account such Loan shall be disbursed. Each Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice, and any notice under Section 2, given by any person who identifies himself or herself as being an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such notice shall govern if the Administrative Agent has acted in reliance thereon. Term Loans may only be borrowed in U.S. Dollars.

            (b) Notice to the Banks. The Administrative Agent shall give prompt telephonic or telecopy notice to each Bank with a Commitment to lend the relevant type of Loan of any notice from the Company received pursuant to Section 2.2(a) above. The Administrative Agent shall give notice to the Company and each Bank with a Commitment to lend the relevant type of Loan by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Company and each such Bank of the Original Dollar Amount thereof.

            (c) Borrower's Failure to Notify. If the Company fails to give notice of the reborrowing of any outstanding principal amount of a Borrowing by any Borrower of Committed Revolving Loans or Term Loans denominated in U.S. Dollars before the last day of its Interest Period within the period required by Section 2.2(a) and has not notified the Administrative Agent by 10:00 a.m. (Chicago time) on such last day of the Interest Period that the Company or such Borrower intends to repay such Borrowing through funds not borrowed hereunder, such Borrowing shall automatically be repaid through a Borrowing by the same Borrower of Committed Domestic Rate Loans, subject to Section 11.2 hereof. If the Company fails to give notice pursuant to Section 2.2(a) above of the reborrowing of the outstanding principal amount of a Borrowing by any Borrower of Eurocurrency Loans denominated in an Alternative Currency before the last day of its Interest Period within the period required by Section 2.2(a) and has not notified the Administrative Agent within the period required by 10:00 a.m. (Chicago time) on the Business Day four (4) Business Days prior to the day such Borrowing matures that the Company or such Borrower intends to repay such Borrowing through funds not borrowed hereunder, such Borrowing shall automatically be repaid through a Borrowing by the same Borrower of Committed Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month, subject to Section 11.2 hereof, including the application of Section 5.2 and of the restrictions contained in the definition of Interest Period. In the event the Company fails to give notice pursuant to Section 2.2(a) above of a Borrowing equal to the amount of a Reimbursement Obligation of any Borrower payable in U.S. Dollars and has not notified the Administrative Agent by 10:00 a.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Company shall be deemed to have requested a Borrowing by the Company of Domestic Rate Loans on such day in the amount of the Reimbursement Obligation then due, subject to Section 11 hereof, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

            (d) Disbursement of Committed Revolving Loans and Term Loans. Not later than 12:00 noon (Chicago time) on the date of any Borrowing denominated in U.S. Dollars of Committed Revolving Loans (other than a Refunding Borrowing), or of the initial Borrowing of Term Loans on the Effective Date, subject to Section 11 hereof, each Bank with a Commitment to lend the relevant type of Loan shall make available its Loan comprising part of such Borrowing in funds immediately available in Chicago, Illinois at the principal office of the Administrative Agent or, if such Borrowing of Committed Revolving Loans is denominated in an Alternative Currency, each Bank with a Commitment to lend the relevant type of Loan shall, subject to Section 2.1(c) and Section 11 hereof, make available its Loan comprising part of such Borrowing at such office as the Administrative Agent has previously specified in a notice to each such Bank, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the relevant Borrower for same day value on the date of the Borrowing. The Administrative Agent shall make Loans available to the relevant Borrower at such office as the Administrative Agent has previously agreed to with the Company (acting on behalf of such Borrower), in each case in the type of funds received by the Administrative Agent from the Banks. To the extent a Borrowing is a reborrowing (as described in the last sentence of Section 1.1(a), in whole or in part, of the principal amount of a maturing Borrowing by the same Borrower of Committed Revolving Loans or Term Loans (a "Refunding Borrowing"), each Bank shall record the Loan made by it as a part of such Refunding Borrowing on its books and records or on a schedule to its Committed Revolving Loan Note or Term Note, as the case may be, as provided in Section 5.6(e) hereof, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan through the proceeds of such new Loan.

Section 3. The Domestic Swing Line Loans.

            Section 3.1. The Domestic Swing Line Loans. Subject to all of the terms and conditions hereof, the Bank then acting as Administrative Agent (the "Domestic Swing Line Bank") agrees to make loans in U.S. Dollars to each and any Borrower ("Domestic Swing Line Loans") which shall not in the aggregate (for all the Borrowers taken together) at any time outstanding exceed the lesser of (i) the Domestic Swing Line Commitment or (ii) the difference between (x) the Revolving Credit Commitments in effect at such time minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, (or, if less, the Borrowing Base as then determined and computed in accordance with the terms hereof) and (y) the aggregate Original Dollar Amount of all Revolving Loans (whether Committed Revolving Loans or Swing Line Loans) and L/C Obligations then outstanding. The Domestic Swing Line Commitment shall be available to each and any Borrower and may be availed of by each Borrower from time to time and Borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Without regard to the face principal amount of the Domestic Swing Line Note issued by a given Borrower, the actual principal amount at any time outstanding and owing by such Borrower on account of such Domestic Swing Line Note on any date during the period ending on the Revolving Credit Termination Date shall be the sum of all Domestic Swing Line Loans then or theretofore made thereon through such date less all payments actually received thereon through such date.

            Section 3.2. Interest on Domestic Swing Line Loans. Each Domestic Swing Line Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) for the Interest Period selected therefor at the Domestic Swing Line Rate for such Interest Period, provided that if any Domestic Swing Line Loan is not paid when due (whether by lapse of time, acceleration or otherwise), such Domestic Swing Line Loan shall bear interest whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate set forth in Section 5.5 hereof. Interest on each Domestic Swing Line Loan shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.

            Section 3.3. Requests for Domestic Swing Line Loans. The Company (acting on behalf of the applicable Borrower) shall give the Domestic Swing Line Bank prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the Business Day upon which the applicable Borrower requests that any Borrowing of a Domestic Swing Line Loan be made to such Borrower, of the name of such Borrower, the amount and date (which must be a Business Day) of such Domestic Swing Line Loan and the Interest Period selected therefor. Within thirty (30) minutes after receiving such notice, the Domestic Swing Line Bank shall quote an interest rate per annum (computed on the basis of a year of 360 days and actual days elapsed) determined in its discretion (but in no event to be greater than the sum of the Federal Funds Rate then in effect plus the Eurocurrency Margin) to the Company at which the Domestic Swing Line Bank would be willing to make the Borrowing of such Domestic Swing Line Loan available to the applicable Borrower for such Interest Period (the rate so quoted for the Borrowing of a given Domestic Swing Line Loan being herein referred to as the "Domestic Swing Line Rate" for such Loan). Each Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance by the Company (acting on behalf of the applicable Borrower), and if the Company does not so immediately accept the Domestic Swing Line Rate for the full amount requested for the Borrowing of such Domestic Swing Line Loan, the Domestic Swing Line Rate shall be deemed immediately withdrawn and the Borrowing of such Domestic Swing Line Loan shall not be made. Subject to all of the terms and conditions hereof, the proceeds of each Borrowing of a Domestic Swing Line Loan shall be made available to the applicable Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Domestic Swing Line Bank to make Domestic Swing Line Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Domestic Swing Line Bank shall not be obligated to make more than one Domestic Swing Line Loan during any one day.

            Section 3.4. Refunding Domestic Swing Line Loans. In its sole and absolute discretion, the Domestic Swing Line Bank may at any time, on behalf of the applicable Borrower (each Borrower hereby irrevocably authorizing the Domestic Swing Line Bank to act on its behalf for such purpose), request each Bank with a Revolving Credit Commitment to make a Committed Revolving Domestic Rate Loan to such Borrower (as the Domestic Swing Line Bank elects in its discretion) in an amount equal to such Bank's Revolver Percentage of the amount of the Domestic Swing Line Loans outstanding on the date such notice is given. Whether or not any of the conditions of Section 11.2 are fulfilled on such date, unless a Bank is legally precluded from doing so (because, for example, of the applicable Borrower's bankruptcy), such Bank shall make the proceeds of its requested Committed Revolving Domestic Rate Loan available to the Domestic Swing Line Bank, in immediately available funds, at the principal office of the Domestic Swing Line Bank in Chicago, Illinois, before 12:00 noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Committed Revolving Domestic Rate Loans shall be immediately applied to repay the outstanding Domestic Swing Line Loans.

            Section 3.5. Participations. If any Bank with a Revolving Credit Commitment (other than the Domestic Swing Line Bank) fails for any reason to make a Committed Revolving Domestic Rate Loan when requested by the Domestic Swing Line Bank pursuant to Section 3.4 above, or if the Domestic Swing Line Bank is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Domestic Swing Line Loan, each such Bank (in this Section, a "Participating Bank") will, by the time and in the manner such Committed Revolving Loan was to have been funded to the Domestic Swing Line Bank, purchase from the Domestic Swing Line Bank an undivided participating interest in the outstanding Domestic Swing Line Loans in an amount equal to such Participating Bank's Revolver Percentage of the aggregate principal amount of Domestic Swing Line Loans that were to have been repaid with such Committed Revolving Loans or such recaptured Domestic Swing Line Loans, as the case may be. Each Participating Bank's obligation to fund such participation shall bear interest from the date due until funded at the rate per annum equal to (i) from the date the related payment was due from such Participating Bank to the date two (2) Business Days thereafter, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Domestic Rate in effect for each such day. Each Participating Bank that so purchases a participation in a Domestic Swing Line Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the relevant Domestic Swing Line Loan and of interest received thereon accruing from the date such Participating Bank funded to the Domestic Swing Line Bank its participation in such Loan.

            The several obligations of the Participating Banks under this Section 3.5 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against any Borrower, any other Bank or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment made by a Participating Bank under this Section 3.5 shall be made without any offset, abatement, withholding or reduction whatsoever. The Domestic Swing Line Bank shall be entitled to offset amounts received for the account of a Bank under this Agreement against unpaid amounts due hereunder from such Bank to the Domestic Swing Line Bank or the Administrative Agent (whether as fundings of participations or otherwise), but shall not be entitled to offset against amounts owed to the Domestic Swing Line Bank or the Administrative Agent by any Bank arising outside the Loan Documents.

            Section 3.6. Indemnification. The Participating Banks shall, to the extent of their respective Revolver Percentages, indemnify the Domestic Swing Line Bank (to the extent not reimbursed by the Borrowers and without in any way impairing or otherwise affecting the Borrowers' joint and several obligations to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Domestic Swing Line Bank's gross negligence or willful misconduct) that the Domestic Swing Line Bank may suffer or incur in connection with any Domestic Swing Line Loan. The obligations of the Participating Banks under this Section 3.6 and all other parts of this Section 3 shall survive termination of this Agreement.

Section 4. The Multicurrency Swing Line Loans.

            Section 4.1. The Multicurrency Swing Line Loans. Subject to all of the terms and conditions hereof, LaSalle Bank National Association (the "Multicurrency Swing Line Bank") agrees to make loans denominated in Alternative Swing Line Currencies to each and any Borrower ("Multicurrency Swing Line Loans") in amounts such that the Original Dollar Amount of (i) all Multicurrency Swing Line Loans and Foreign Credit L/C Obligations outstanding hereunder shall not exceed the Multicurrency Swing Line Commitment and (ii) all Revolving Loans (whether Committed Revolving Loans or Swing Line Loans) and L/C Obligations at any

 time outstanding hereunder shall not exceed the Revolving Credit Commitments then in effect minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000 (or, if less, the Borrowing Base as then determined and computed in accordance with the terms hereof). The Multicurrency Swing Line Commitment shall be available to each and any Borrower and may be availed of by each Borrower from time to time and Borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Multicurrency Swing Line Loan shall be a Eurocurrency Loan subject to Section 2.1(b) hereof and the other terms and provisions hereof applicable to Eurocurrency Loans denominated in the same Alternative Swing Line Currency, other than the provisions of Section 1.2 applicable only to Committed Revolving Loans and the provisions of Section 2.2.

            Section 4.2. Requests for Multicurrency Swing Line Loans. No later than 9:00 a.m. (Chicago time) on the Business Day three (3) Business Days prior to any Borrowing of a Multicurrency Swing Line Loan, the Company (acting on behalf of the applicable Borrower) shall give telephonic or telecopy notice to the Administrative Agent and the Multicurrency Swing Line Bank (which notice, if by telephone, shall be promptly confirmed by telecopy or other written notice) of the currency and principal amount of such Multicurrency Swing Line Loan, the Borrower to whom such Multicurrency Swing Line Loan is to be made, the Interest Period of such Multicurrency Swing Line Loan and the date (which must be a Business Day) on which such Multicurrency Swing Line Loan is to be made. Promptly after receipt of such notice (but in no event later than 11:00 a.m. (Chicago time) on the date the Administrative Agent receives such notice), the Administrative Agent shall notify the Multicurrency Swing Line Bank whether such requested Multicurrency Swing Line Loan is permitted under the limitations on credit available hereunder expressed in the first sentence of Section 4.1 hereof. Subject to all of the terms and conditions hereof, the proceeds of the Borrowing of such Multicurrency Swing Line Loan shall be made available to the applicable Borrower on the date so requested at such office of the Multicurrency Swing Line Bank or Affiliate thereof as the Multicurrency Swing Line Bank has previously agreed to with the Company (acting on behalf of the applicable Borrower), in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the applicable Borrower for same day value on the date of such Borrowing. The Multicurrency Swing Line Bank agrees to use reasonable efforts to make its Multicurrency Swing Line Loans from lending offices in jurisdictions in which the liability for taxes of the type described in Section 17.1(a) hereof will be eliminated or minimized, unless to do so would, in the judgment of the Multicurrency Swing Line Bank, be impractical or disadvantageous in any material respect to the Multicurrency Swing Line Bank. The parties hereto understand and agree that such agreement by the Multicurrency Swing Line Bank is an agreement by such Bank only and not binding on any Affiliates of such Bank. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Multicurrency Swing Line Bank to make Multicurrency Swing Line Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Multicurrency Swing Line Bank shall not be obligated to make more than one Multicurrency Swing Line Loan during any one day.

            Section 4.3. The Participating Interests. Each Bank with a Revolving Credit Commitment (other than the Multicurrency Swing Line Bank), by its acceptance hereof, severally agrees to purchase from the Multicurrency Swing Line

Bank, and the Multicurrency Swing Line Bank hereby agrees to sell to each such Bank (in this Section, a "Participating Bank"), an undivided percentage participating interest, to the extent of its Revolver Percentage, in each Multicurrency Swing Line Loan. Upon the occurrence of an Event of Default and (except in the case of any Event of Default described in Section 13.1(f) or 13.1(g) hereof) the acceleration of the maturity of the Notes pursuant to Section 13.2 or 13.3 hereof, or if the Multicurrency Swing Line Bank is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Multicurrency Swing Line Loan, in each case if any Multicurrency Swing Line Loans are then outstanding, each Participating Bank shall, to the extent necessary, not later than the second Business Day after the date on which such Participating Bank receives written demand from the Multicurrency Swing Line Bank to such effect, if such demand is received before 12:00 noon (Chicago time), or not later than the third Business Day after the date on which such Participating Bank receives such demand, if such demand is received by it after 12:00 noon (Chicago time), pay to the Multicurrency Swing Line Bank an amount equal to such Participating Bank's Revolver Percentage of such unpaid or recaptured Multicurrency Swing Line Loan, in the currency of such Loans so that, after giving effect to such adjustment, the outstanding principal amount of Revolving Loans of all the Banks with Revolving Credit Commitments, calculated using quotations of the U.S. Dollar Equivalent of such Revolving Loans received on the date of acceleration, shall be pro rata based on the Banks' Revolver Percentages. Such purchase price shall be paid in the respective currencies of such outstanding Revolving Loans in such funds which are then customary for the settlement of international transactions in such currency, together with interest on such amount accrued from the date the related payment was due from such Participating Bank to the date of such payment by the Participating Bank at a rate per annum equal to (x) from the date the related payment was due from such Participating Bank to the date two (2) Business Days thereafter, the Overnight Foreign Currency Rate for each such day and (y) from the date two (2) Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the sum of 1% plus the Overnight Foreign Currency Rate for each such day. Each such Participating Bank shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Multicurrency Swing Line Loan and of interest paid thereon accruing from the date such Participating Bank funded to the Multicurrency Swing Line Bank its participation in such Loan.

            The several obligations of the Participating Banks to the Multicurrency Swing Line Bank under this Section 4.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrowers, the Multicurrency Swing Line Bank, any other Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by the amount of any Revolving Credit Commitment of any Bank, and each payment by a Participating Bank under this Section 4.3 shall be made without any offset, abatement, withholding or reduction whatsoever. The Multicurrency Swing Line Bank shall be entitled to, or entitled to direct the Administrative Agent to, offset amounts received under this Agreement for the account of a Participating Bank against unpaid amounts due hereunder from such Participating Bank to the Multicurrency Swing Line Bank or the Administrative Agent (whether as fundings of participations or otherwise), but shall not be entitled to offset against amounts owed to the Multicurrency Swing Line Bank or the Administrative Agent by any Participating Bank arising outside these Loan Documents.

            Section 4.4. Indemnification. The Participating Banks shall, to the extent of their respective Revolver Percentages, indemnify the Multicurrency Swing Line Bank (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Multicurrency Swing Line Bank's gross negligence or willful misconduct) that the Multicurrency Swing Line Bank may suffer or incur in connection with any Multicurrency Swing Line Loan. The obligations of the Participating Banks under this Section 4.4 and all other parts of this Section 4 shall survive termination of this Agreement.

Section 5. General Provisions Applicable to All Loans.

            Section 5.1. Interest Periods. As provided in (x) Section 2.2 hereof, in the case of Committed Revolving Loans and Term Loans, (y) Section 3.3 hereof, in the case of Domestic Swing Line Loans, and (z) Section 4.2 hereof, in the case of Multicurrency Swing Line Loans, at the time of each request for the Borrowing of Loans hereunder (other than Domestic Rate Loans) the Company (acting on behalf of the applicable Borrower) shall select the Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is made and ending: (i) in the case of Domestic Rate Loans, on the last day of the calendar month in which such Loan is made or, if earlier, on the Revolving Credit Termination Date, the Term A Loan Termination Date or the Term B Loan Termination Date, as the case may be; (ii) in the case of Committed Eurocurrency Loans, the date, as the Company (acting on behalf of the applicable Borrower) may select, one, two, three or six calendar months thereafter or (unless any Bank notifies the Administrative Agent that deposits of the type, currency and maturity appropriate to match fund the Eurocurrency Loan in question are not available to it) the date, as the Company (acting on behalf of the applicable Borrower) may select, nine or twelve calendar months thereafter; (iii) in the case of Domestic Swing Line Loans, the date as the Company (acting on behalf of the applicable Borrower) may select, 1 - 7 days thereafter; and (iv) in the case of Multicurrency Swing Line Loans, the date as the Company (acting on behalf of the applicable Borrower) may select, one, two, three or six calendar months thereafter; provided, however, that:

(a) for any Borrowing of Fixed Rate Loans, the Company or applicable Borrower may not select an Interest Period that extends beyond the Revolving Credit Termination Date, the Term A Loan Termination Date or the Term B Loan Termination Date, as the case may be;

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, in the case of an Interest Period for a Borrowing of Eurocurrency Loans, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c) for purposes of determining the Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

            No more than ten different Interest Periods shall be in effect with respect to Committed Eurocurrency Loans at any time.

            Section 5.2. Minimum Borrowing Amount. Each Borrowing of Domestic Rate Loans (other than a Borrowing of Domestic Swing Line Loans) shall be in an amount not less than $5,000,000 and in integral multiples of $100,000. Each Borrowing of Domestic Swing Line Loans shall be in a minimum amount of $100,000. Each Borrowing of Eurocurrency Loans (other than a Borrowing of Multicurrency Swing Line Loans) shall be (x) if denominated in U.S. Dollars, in an amount not less than $10,000,000 and in integral multiples of $100,000 and (y) if denominated in an Alternative Currency, in an amount not less than an Original Dollar Amount of $5,000,000 and in integral multiples of 100,000 units of the relevant currency. Each Borrowing of Multicurrency Swing Line Loans shall be in an amount not less than an Original Dollar Amount of $500,000. There is no requirement that Borrowings of Swing Line Loans which exceed such minimum amounts be in any particular multiple.

            Section 5.3. Maturity of Loans. (a) Payments at end of Interest Period. Each Loan shall mature and become due and payable by the relevant Borrower on the last day of the Interest Period applicable thereto.

            (b) Scheduled Payments of Term A Loans. The Company shall make scheduled principal payments on the Term A Loans in installments on the last day of each calendar quarter commencing on March 31, 2003, each such principal payment to be in the amount of $3,750,000, with a final payment comprised of all principal of the Term A Loans and interest thereon not sooner paid to be due and payable on the Term A Loan Termination Date. Each such principal payment shall be distributed by the Administrative Agent to the Banks holding Term A Loans pro rata based upon their Term A Loan Percentages.

            (c) Scheduled Payments of Term B Loans. All principal and interest on the Term B Loans not sooner paid shall become due and payable, both for principal and interest, on the Term B Loan Termination Date.

            (d) Revolving Loans. Each Revolving Loan not sooner paid shall become due and payable, both for principal and interest, on the Revolving Credit Termination Date.

            Section 5.4. Prepayments. (a) Voluntary Prepayments on Committed Revolving Loans and Term Loans. Each Borrower shall have the privilege of prepaying Committed Revolving Loans and Term A Loans (but not Term B Loans, unless all Term A Loans and Revolving Loans have first been repaid, all L/C Obligations have been cash collateralized and the Revolving

Credit Commitments have been terminated) without premium or penalty and in whole or in part (but, if in part, then: (i) if such Committed Borrowing is of Domestic Rate Loans, in an amount not less than $3,000,000, (ii) if such Committed Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $10,000,000, (iii) if such Committed Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $5,000,000 and (iv) in an amount such that the minimum amount required for a Borrowing of such type pursuant to Section 5.2 hereof remains outstanding) any Committed Borrowing at any time upon notice delivered to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date (x) in the case of a Committed Borrowing of Eurocurrency Loans denominated in U.S. Dollars, no later than three (3) Business Days' prior to the date of such prepayment or (y) in the case of a Committed Borrowing of Eurocurrency Loans denominated in an Alternative Currency, no later than four (4) Business Days prior to the date of such prepayment or (z) in the case of a Committed Borrowing of Domestic Rate Loans, on the date of such prepayment. Each such prepayment shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment and, in the case of Committed Eurocurrency Loans, any compensation required by Section 5.8 hereof. The Administrative Agent will promptly advise each Bank entitled to any portion thereof of any such prepayment notice it receives from any Borrower. Any amount paid or prepaid before the Revolving Credit Termination Date with respect to Committed Revolving Loans may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. Amounts paid on the Term Loans prior to the Term A Loan Termination Date or the Term B Loan Termination Date, as the case may be, may only be borrowed again as Refunding Borrowings of the Term Loan so repaid.

            (b) Voluntary Prepayments on Swing Line Loans. No Borrower may prepay any Swing Line Loan before the last day of its Interest Period, except as required pursuant to Section 5.4(c), Section 13 or Section 14.1 hereof, or as permitted in the discretion of the relevant Swing Line Bank.

            (c) Mandatory Prepayment re: Credit Over Commitments or Borrowing Base. If the aggregate Original Dollar Amount of outstanding Revolving Loans and L/C Obligations shall at any time for any reason exceed the Revolving Credit Commitments then in effect minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, (or, if less, the Borrowing Base as then determined and computed in accordance with the terms hereof) the Company shall, within two (2) Business Days, pay the amount of such excess to the Administrative Agent for the ratable benefit of the Banks holding Revolving Credit Commitments as a prepayment of Revolving Loans (to be applied to such Borrowings as the Company shall direct at the time of such payment) and, if necessary, a prefunding of Letters of Credit. Immediately upon determining the need to make any such prepayment, the Company shall notify the Administrative Agent of such required prepayment.

            (d) Mandatory Prepayment re: Foreign Currency Excess. If the aggregate U.S. Dollar Equivalent or Original Dollar Amount of outstanding Revolving Loans and L/C Obligations in each case denominated in a particular Alternative Currency, less in each case the aggregate amount of cash held by the Administrative Agent in the cash collateral account described in Section 5.4(j) below (to the extent in excess of any amount so held as cash collateral pursuant to

Section 5.4(j) below with respect to any other Alternative Currency), shall at any time for any reason exceed the Foreign Currency Sub-Limit (if any) for such Alternative Currency (any such excess being herein referred to as the "Foreign Currency Excess"), the Company shall, within two (2) Business Days, pay the amount of such Foreign Currency Excess to the Administrative Agent for the ratable benefit of the Banks holding Revolving Credit Commitments as a prepayment of such Revolving Loans (to be applied to such Borrowings as the Company shall direct at the time of such payment) and, if necessary, a prefunding of such Letters of Credit. Immediately upon determining the need to make any such prepayment, the Company shall notify the Administrative Agent of such required prepayment.

            (e) Mandatory Prepayment re: Disposition and Event of Loss. If any Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $3,000,000 on a cumulative basis in any fiscal year of the Company, then (x) the Company shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Subsidiary in respect thereof) and (y) promptly upon, and in no event later than three (3) Business Days (but five (5) Business Days in the case of any Disposition or Event of Loss with respect to any Foreign Subsidiary) after, receipt by such Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Company shall (i) prepay the Term A Loans until the Term A Loans are repaid in full, then (ii) prepay the Revolving Loans, then (iii) if necessary, prefund Letters of Credit, in each case in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds; provided, however, that (A) no such prepayment shall be required with respect to the first $3,000,000 of Net Cash Proceeds in any calendar year from Dispositions and Events of Loss and (B) in the case of each Disposition and Event of Loss, if the Company states in its notice of such event that the Company or the applicable Subsidiary intends to reinvest, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or Event of Loss, then so long as no Default or Event of Default then exists, the Company shall not be required to make a mandatory prepayment under this Section 5.4(e) in respect of such Net Cash Proceeds only to the extent such Net Cash Proceeds are deposited in a deposit account with the Administrative Agent within three (3) Business Days (but five (5) Business Days in the case of any Disposition or Event of Loss with respect to any Foreign Subsidiary) after receipt by Borrower or such Subsidiary (which deposit may not be withdrawn prior to reinvestment of such Net Cash Proceeds in such similar assets or prepayment of the Loans as required hereunder) and are actually reinvested in such similar assets within such 180 day period. Promptly after the end of such 180 day period, the Company shall notify the Administrative Agent whether the Company or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and to the extent such Net Cash Proceeds have not been so reinvested, the Company shall promptly (i) prepay the Term A Loans until the Term A Loans are repaid in full, then (ii) prepay the Revolving Loans, then (iii) if necessary, prefund Letters of Credit, in each case in the amount of such Net Cash Proceeds not so reinvested. If (1) the Net Cash Proceeds of any Disposition or Event of Loss which are otherwise required to be repaid to the Banks pursuant to this Section 5.4(e) exceed 25% of the consolidated assets of the Company and its Subsidiaries at such time (prior to the occurrence of such Disposition or Event of Loss) determined in accordance with GAAP, or (2) the assets subject to such Disposition or Event of

Loss were responsible for more than 25% of the Consolidated EBITDA of the Company and its Subsidiaries during the most recently completed twelve calendar months immediately preceding the date of such Disposition or Event of Loss, then notwithstanding the foregoing provisions of this Section 5.4(e) to the contrary, such Net Cash Proceeds shall be used by the Company to prepay all outstanding Term A Loans, Term B Loans and Revolving Loans, and to prefund Letters of Credit, ratably according to the amount of Term A Loans and Term B Loans and Revolving Credit Commitments then outstanding (or, if the Revolving Credit Commitments have been terminated, Revolving Loans and Letters of Credit then outstanding), provided that the provisions of this sentence shall not deprive the Company of the benefit of the $3,000,000 annual exemption set forth in clause (A) above or the right to deposit such Net Cash Proceeds with the Administrative Agent pending reinvestment set forth in clause (B) above. The Company acknowledges that its performance hereunder shall not limit the rights and remedies of the Banks for any breach of Section 12.12 hereof.

            (f) Mandatory Prepayment re: Equity Offering. If after the date hereof any Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than (x) common stock issued in connection with the exercise of employee stock options and (y) equity securities issued as consideration for Acquisitions permitted by Section 12.14(e) hereof, or dispose of any treasury stock, the Company shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance or disposition, as the case may be, to be received by or for the account of such Borrower or such Subsidiary in respect thereof. Promptly upon, and in no event later than the Business Day after, receipt by such Borrower or such Subsidiary of Net Cash Proceeds of such issuance or disposition, the Company shall (i) prepay the Term A Loans until the Term A Loans are repaid in full, then (ii) prepay the Revolving Loans, then (iii) if necessary, prefund Letters of Credit, in each case in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.

            (g) Mandatory Prepayment re: Debt Offering. If after the date hereof any Borrower or any Subsidiary shall issue new debt securities (including without limitation additional 1998 Senior Subordinated Debt issued after the date hereof) by public offering or private placement or in evidence of loans extended by banks or other institutional investors (other than (x) Capitalized Lease Obligations, (y) purchase money indebtedness and (z) credit extended to Foreign Subsidiaries constituting Indebtedness permitted by Sections 12.22(f), 12.22(h) and 12.22(i) hereof), the Company shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of such Borrower or such Subsidiary in respect thereof. Promptly upon, and in no event later than the Business Day after, receipt by such Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Company shall (i) prepay the Term A Loans until the Term A Loans are repaid in full, then (ii) prepay the Revolving Loans, then (iii) if necessary, prefund Letters of Credit, in each case in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The Company acknowledges that its performance hereunder shall not limit the rights and remedies of the Banks for any breach of Section 12.22 hereof.

            (h) Mandatory Prepayment re: Excess Cash Flow. No later than the 90th day following the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2002, the Company shall (i) prepay the Term A Loans until the Term A Loans are repaid in full, then (ii) prepay the Revolving Loans, then (iii) if necessary, prefund the Letters of Credit, in each case by an amount equal to 50% of Excess Cash Flow of the Company and its Subsidiaries for their most recently completed fiscal year.

            (i) Application and Manner of Prepayments. Unless the Company otherwise directs, prepayments of Loans under Sections 5.4(c), (d), (e), (f), (g) and (h) hereof shall be applied first to Borrowings of Domestic Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans in the order in which their Interest Periods expire. Each prepayment of Loans under Sections 5.4(c), (d), (e), (f), (g) and (h) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment together with any amounts due the Banks under Section 5.8 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 13.4 hereof. Mandatory and voluntary prepayments of the Term A Loans shall reduce the remaining scheduled amortization payments in inverse order of maturity.

            (j) Cash Collateral Option. Notwithstanding the foregoing, if and so long as no Default or Event of Default has occurred and is continuing, if and to the extent a mandatory prepayment required under this Section 5.4 would otherwise be applied against any Eurocurrency Loan, the Company may, in lieu of making such prepayment, remit to the Administrative Agent an amount in U.S. Dollars which is the then U.S. Dollar Equivalent of such prepayment, which remittance shall constitute Collateral and be held in a cash collateral account maintained by the Company with the Administrative Agent, such account to be analogous to the Account identified and defined in Section 13.4(b) hereof except that, (x) in the case of a Eurocurrency Loan denominated in an Alternative Currency, the Administrative Agent shall purchase, on the last day of the Interest Period then applicable to such Eurocurrency Loan (or if earlier and the Administrative Agent so elects, the first Business Day immediately following the occurrence of any Default or Event of Default) the greatest amount of Alternative Currency (but in no event greater than the amount necessary to make such prepayment) which the Administrative Agent can, in accordance with its normal banking procedures, purchase (after any premium and costs of exchange) with the cash so held in such cash collateral account, for delivery on the date of such purchase and apply the amount of Alternative Currency so purchased to reduce the principal of such Eurocurrency Loan, and (y) in the case of a Eurocurrency Loan denominated in U.S. Dollars, the Administrative Agent shall apply such amount to reduce the principal of such Eurocurrency Loan on the last day of the Interest Period therefor or, if earlier, on the first Business Day immediately following the occurrence of any Default or Event of Default (it being understood that the prepayments described in clauses (x) and (y) above shall not affect any such Loan's maturity pursuant to Section 5.3 hereof). Notwithstanding anything herein to the contrary, to the extent the Company has so provided cash collateral to the Administrative Agent in lieu of making a prepayment required under Section 5.4(d) above on a Eurocurrency Loan denominated in an Alternative Currency, if at any time prior to the aforesaid conversion of such sum to such Alternative Currency and the application of such sum in reduction of such Eurocurrency Loan, the Administrative Agent determines that no Foreign Currency Excess exists (whether by virtue of exchange rate fluctuation or a payment on the relevant Eurocurrency Loans), the Administrative Agent shall release such cash from the cash collateral account upon the Company's request to the extent that after giving effect to such release, no Foreign Currency Excess, Default or Event of Default would exist.

            Section 5.5. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the principal of all Loans shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law and computed on the basis of a year of 360 days and actual days elapsed or, if based on the Domestic Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) payable on demand, at a rate per annum equal to:

(a) for any Domestic Rate Loan, the sum of two percent (2%) plus the Domestic Rate Margin plus the Domestic Rate from time to time in effect; and

(b) for any Fixed Rate Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, if such Loan is denominated in U.S. Dollars, at a rate per annum equal to the sum of two percent (2%) plus the Domestic Rate Margin plus the Domestic Rate from time to time in effect or, if such Loan is denominated in an Alternative Currency, at a rate per annum equal to the sum of two percent (2%) plus the Eurocurrency Margin plus the Overnight Foreign Currency Rate;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section 5.5 shall be made at the election of the Required Banks with written notice to the Company. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Banks.

            Section 5.6. The Notes. (a) All Term A Loans made to the Company by a Bank shall be evidenced by a promissory note of the Company in the form of Exhibit A-1 hereto (individually a "Term A Note" and collectively the "Term A Notes"), each such Term A Note to be dated the date hereof, payable to the order of the applicable Bank in the original principal amount of such Bank's Term A Loan Commitment and otherwise in the form of Exhibit A-1 hereto. All Term B Loans made to the Company by a Bank shall be evidenced by a promissory note of the Company in the form of Exhibit A-2 hereto (individually a "Term B Note" and collectively the "Term B Notes"), each such Term B Note to be dated the date hereof, payable to the order of the applicable Bank in the original principal amount of such Bank's Term B Loan Commitment and otherwise in the form of Exhibit A-2 hereto.

            (b) All Committed Revolving Loans made to a Borrower by a Bank shall be evidenced by a promissory note of such Borrower in the form of Exhibit A-3 hereto (individually a "Committed Revolving Loan Note" and collectively the "Committed Revolving Loan Notes"), each such Committed Revolving Loan Note to be dated the date hereof (or, if issued by a Borrowing Subsidiary, the date of issuance thereof), payable to the order of the applicable Bank in the principal amount of all Committed Revolving Loans to each Borrower and otherwise in the form of Exhibit A-3 hereto.

            (c) All Domestic Swing Line Loans made to a Borrower by the Domestic Swing Line Bank shall be evidenced by a promissory note of such Borrower in the form of Exhibit B hereto (individually a "Domestic Swing Line Note" and collectively the "Domestic Swing Line Notes"), each such Domestic Swing Line Note to be dated the date hereof (or, if issued by a Borrowing Subsidiary, the date of issuance thereof), payable to the order of the Domestic Swing Line Bank in the principal amount of the Domestic Swing Line Commitment and otherwise in the form of Exhibit B hereto.

            (d) All Multicurrency Swing Line Loans made to a Borrower by the Multicurrency Swing Line Bank shall be evidenced by a promissory note of such Borrower in the form of Exhibit C hereto (individually a "Multicurrency Swing Line Note" and collectively, the "Multicurrency Swing Line Notes"), each such Multicurrency Swing Line Note to be dated the date hereof (or, if issued by a Borrowing Subsidiary, the date of issuance thereof), payable to the order of the Multicurrency Swing Line Bank in the principal amount of all Multicurrency Swing Line Loans to such Borrower and otherwise in the form of Exhibit C hereto.

            (e) Each Bank shall record on its books and records or on a schedule to the appropriate Note the amount of each Loan made by it to a Borrower, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, for any Fixed Rate Loan, the Interest Period and interest rate applicable thereto and, for any Eurocurrency Loan, the currency in which such Loan is denominated; provided that prior to the transfer of any Note such information relating to any outstanding Loans made by such Bank shall be recorded on the back of such Note or on a schedule to such Note or otherwise provided in writing to the transferee. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of each Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the relevant Borrower the Note to be replaced, such Borrower shall furnish a new Note to such Bank to replace any outstanding Note and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

            Section 5.7. Commitment Terminations. (a) Voluntary. The Company (acting on behalf of the applicable Borrower) shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Administrative Agent, to terminate without premium or penalty, in whole or in part, the Revolving Credit Commitments, any partial termination to be in an amount not less than $10,000,000 or any larger amount that is an integral multiple of $1,000,000, and to reduce ratably each Bank's Revolving Credit Commitment; provided, however, that (x) the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of all Revolving Loans (whether Committed Revolving Loans or Swing Line Loans), plus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, and all L/C Obligations then outstanding and (y) any reduction of the Revolving Credit Commitments to an amount less than a Swing Line Commitment or L/C Commitment shall automatically reduce such Swing Line Commitment or L/C Commitment, as the case may be, to such amount as well. The Administrative Agent shall give prompt notice to each Bank of any such termination of Commitments. Any termination of Commitments pursuant to this Section 5.7 may not be reinstated.

            (b) Mandatory. Concurrent with each prepayment of Revolving Loans required under subsections (e), (f), (g), and (h) of Section 5.4, the Revolving Credit Commitments shall permanently terminate ratably in accordance with each Bank's Revolver Percentage by an amount equal to the aggregate amount required to be prepaid and applied against Revolving Loans. In addition, the Revolving Credit Commitments of all of the Banks in the aggregate shall reduce to $60,000,000 on July 13, 2003, with a ratable reduction in the Revolving Credit Commitment of each Bank which has a Revolving Credit Commitment. Concurrently with each repayment of Term A Loans required under Section 5.3(b), each prepayment of Term A Loans required under subsections (e), (f), (g) and (h) of Section 5.4 and each prepayment of Term B Loans required under subsection (e) of Section 5.4, the applicable Term Loan Commitments shall permanently terminate ratably in accordance with each Bank's Term Loan Percentage by an amount equal to the aggregate amount required to be repaid or prepaid, as the case may be, and applied against such Term Loans.

            Section 5.8. Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Fixed Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank, but in any event excluding loss of profit) as a result of:

(a) any payment or prepayment of a Fixed Rate Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 11 or otherwise) by any Borrower to borrow a Fixed Rate Loan on the date specified in a notice given pursuant to Section 2.2, 3.3 or 4.2 hereof (other than any such failure due to timely revocation by the Company under Section 2.1(c) hereof of a Borrower's request for a Borrowing of Eurocurrency Loans denominated in an Alternative Currency),

(c) any failure by any Borrower to make any payment of principal on any Fixed Rate Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Fixed Rate Loan as a result of the occurrence of any Event of Default hereunder,

            then, upon the demand of such Bank, the relevant Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the relevant Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive in the absence of demonstrable error.

            Section 5.9. Rate and Determinations of Original Dollar Amount and U.S. Dollar Equivalent. The Administrative Agent shall determine each interest rate or other rate applicable to Obligations and the Original Dollar Amount and U.S. Dollar Equivalent of Loans and Letters

of Credit denominated in Alternative Currencies, and its determination thereof shall be conclusive and binding except in the case of manifest error or willful misconduct. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined effective as of the first day of the Interest Period applicable to such Loan. The Original Dollar Amount of a Reimbursement Obligation shall be calculated on the date of the Administrative Agent's payment of the drawing giving rise to such Reimbursement Obligation and subject to the last sentence of this Section, on the last day of each calendar quarter. The Original Dollar Amount of each Letter of Credit shall be determined or redetermined, as applicable, on the date of issuance, increase or extension of such Letter of Credit and subject to the last sentence of this Section, on the last day of each calendar quarter. At the request of any Bank or the Company, the Administrative Agent shall redetermine the Original Dollar Amount of any L/C Obligation at such additional times, and from time to time, as may be requested for such L/C Obligation.

            Section 5.10. (a) Designation of Borrowing Subsidiaries. Any Wholly-Owned Subsidiary may elect (with the Company's consent) to become a Borrower hereunder (each a "Borrowing Subsidiary") by delivering to the Administrative Agent an Election to Participate in the form of Exhibit G hereto executed by the Borrowing Subsidiary and, through an Authorized Representative, by the Company; provided, however, that if any such proposed Borrowing Subsidiary is incorporated under the laws of, or principally located in, any jurisdiction other than an Approved Jurisdiction, the consent of each Bank shall be required prior to the effectiveness of such designation. Each Borrowing Subsidiary shall cease to be a Borrower hereunder upon the delivery to the Administrative Agent of an Election to Terminate in the form of Exhibit H hereto or such Borrowing Subsidiary ceasing to be a Wholly-Owned Subsidiary. Upon ceasing to be a Borrower pursuant to the preceding sentence, a Borrower shall lose the right to request Borrowings hereunder (whether Refunding Borrowings or otherwise), but such circumstance shall not affect any obligation of a Borrowing Subsidiary theretofore incurred. The Administrative Agent shall promptly give notice to the Banks of the receipt of any Election to Participate or Election to Terminate.

            (b) Appointment of Company as Agent for Borrowing Subsidiaries. Each Borrowing Subsidiary irrevocably appoints the Company as its agent hereunder to issue requests for Borrowings and Letters of Credit on its behalf under Sections 1, 2, 3 and 4 hereof, to terminate the Revolving Credit Commitments and (subject to clause (iii) of Section 17.13 hereof) to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to such Borrowing Subsidiary.

Section 6. Fees and Place and Application of Payments.

            Section 6.1. Commitment Fees. The Company shall pay to the Administrative Agent for the ratable account of the Banks with Revolving Credit Commitments, based on such Revolving Credit Commitments, a commitment fee (the "Commitment Fee") on the average daily Unused Revolving Credit Commitments hereunder at the rate (the "Commitment Fee Rate") of 0.50% per annum, payable in arrears on the last day of each March, June, September, and December, commencing on the first of such dates to follow the Effective Date, and on the Revolving Credit Termination Date unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the Commitment Fee for the period to the date of such termination in whole shall be paid on the date of such termination.

            Section 6.2. Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Standby Letter of Credit pursuant to Section 1.3 hereof, the Company and each Borrowing Subsidiary (if any) for whose account such Standby Letter of Credit was issued, jointly and severally, shall pay to the Administrative Agent for the account of the relevant Issuing Agent an issuance fee equal to 1/8 of 1% (0.125) per annum of the face amount of (or of the increase in the face amount of) such Standby Letter of Credit. Quarterly in arrears, on the last day of each calendar quarter, commencing on the first of such dates to follow the Effective Date, the Company and each Borrowing Subsidiary (if any) for whose account the relevant Letter of Credit was issued, jointly and severally, shall pay to the Administrative Agent, for the ratable benefit of the Banks with Revolving Credit Commitments in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Eurocurrency Margin in effect during each day of such quarter applied to the daily average undrawn face amount of each Letter of Credit (whether Standby or Commercial) outstanding during such quarter. In addition, the Company and each Borrowing Subsidiary (if any) for whose account the relevant Letter of Credit was issued, jointly and severally, shall pay to the Administrative Agent for the account of the relevant Issuing Agent (i) such Issuing Agent's standard issuance fee for each Commercial Letter of Credit issued by such Issuing Agent and (ii) such Issuing Agent's standard drawing, negotiation, amendment, and other administrative fees for each Letter of Credit issued by such Issuing Agent. Such standard fees referred to in the preceding clauses (i) and (ii) may be established by each such Issuing Agent from time to time.

            Section 6.3. Audit Fees. The Company shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time reasonably request; provided, however, that in the absence of any Default or Event of Default, (i) the Company shall not be required to reimburse the Administrative Agent for its costs of conducting more than three (3) audits through the Term B Loan Termination Date, and (ii) the Company shall not be liable for more than $700 per person per day for such audits plus reasonable out-of-pocket costs and expenses.

            Section 6.4. Administrative Agent Fees. The Company shall pay to the Administrative Agent the fees agreed to in a letter exchanged between them.

            Section 6.5. Amendment Fee. The Company shall pay to the Administrative Agent on the Effective Date for the account of the Banks an amendment fee in the amount of 0.50% of the sum of the Revolving Credit Commitments and Term Loan Commitments, such amount to be distributed by the Administrative Agent to the Banks ratably according to the amount of such Commitments.

            Section 6.6. Fee Calculations. All fees payable hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed.

            Section 6.7. Place of Payments. All payments of amounts payable under this Agreement to the Banks in U.S. Dollars shall be made to the Administrative Agent by no later than 12:00 noon (Chicago time) (or in the case of payments on Swing Line Loans, 2:00 p.m. (Chicago time)) at the principal office of the Administrative Agent in Chicago, Illinois (or such other location in the State of Illinois as the Administrative Agent may designate to the Company or the relevant Borrower) or, if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time (or in the case of payments on Multicurrency Swing Line Loans, 2:00 p.m. local time, or in case of any Loan payable in an Alternative Currency, such earlier time as the Administrative Agent may notify to the Company as is necessary for such funds to be received for same day value on the date of such payment) at the place of payment to such office as the Administrative Agent has previously agreed to with the Company (acting on behalf of the applicable Borrower) for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day and shall bear interest for such additional day or days, as the case may be, in accordance with the provisions of this Agreement.

            Section 6.8. Funds and Remittance. All such payments shall be made (i) if in U.S. Dollars, in immediately available funds at the place of payment, or (ii) if in an Alternative Currency, in such Alternative Currency in funds then customary for the settlement of international transactions in such currency, in each case without setoff or counterclaim. The Administrative Agent will promptly thereafter (and in any case, for U.S. Dollars, before the close of business on the day the Administrative Agent receives such funds, if timely received by the Administrative Agent) cause to be distributed like funds relating to the payment of principal or interest on Committed Revolving Loans, Term Loans or Reimbursement Obligations in which the Banks have purchased participating interests, or Commitment Fees or letter of credit participation fees, ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

            Section 6.9. Application of Payments. Anything contained herein to the contrary notwithstanding, all payments (other than payments readvanced through Refunding Borrowings) and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Banks after the occurrence and during the continuation of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, to the extent such costs and expenses are of a character which the Company and the other Borrowers have agreed to pay the Administrative Agent under (i) Section 17.15 hereof or (ii) the other Loan Documents (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Notes and the other Loan Documents, pro rata as among the Administrative Agent and the Banks in accord with the amount of such interest and fees owing to each;

(c) third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Banks and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations due under the Loan Documents and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) fifth, to the Company or whomever else may be lawfully entitled thereto.

Section 7. Security.

            Section 7.1. Collateral. The Obligations and the Hedging Liability shall at all times be secured by (a) valid, perfected and enforceable Liens on all right, title and interest of the Company and each Domestic Subsidiary in all capital stock and other equity interests held by such Person in each of its Domestic Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, (b) subject to Section 7.4 hereof, valid, perfected and enforceable Liens on all right, title and interest of the Company and each Domestic Subsidiary in up to 65% of Voting Equity and 100% of Non-Voting Equity of each First Tier Foreign Subsidiary, whether now owned or hereafter formed or acquired, and all proceeds thereof and (c) valid, perfected (subject to the proviso appearing at the end of this sentence) and enforceable Liens on all right, title and interest of the Company and each Domestic Subsidiary in all accounts and accounts receivable, notes and notes receivable, contract rights, instruments, documents, chattel paper, general intangibles (including, without limitation, patents, trademarks, tradenames, copyrights, and other intellectual property rights, but in any event excluding applications for trademarks based on "intent to use" and intellectual property registered outside of the United States of America), investment property (subject to the limitations specified in subsection (b) above), inventory, farm products, machinery, equipment, fixtures, deposit accounts, and real estate (subject to Section 7.2 hereof), whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) the Lien of the Administrative Agent on Property subject to a Capital Lease or conditional sale agreement or subject to a purchase money lien, in each instance to the extent permitted hereby, shall be subject to the rights of the lessor or lender thereunder and (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Banks, Liens need not be granted or perfected on (A) notes and notes receivable or vehicles which are subject to a certificate of title law provided that the total value of such property at any one time not so perfected shall not exceed $3,000,000 in the aggregate, (B)  Property of the Company and

Domestic Subsidiaries (other than Property which is being pledged pursuant to the Pledge Agreements) located outside of the United States of America or Property as to which the grant or perfection of a Lien thereon would not be governed by the laws of the United States of America or any State thereof, provided that the aggregate net book value of such Property at any one time not so encumbered does not exceed $6,000,000 in the aggregate, (C) goods in transit outside of the United States of America in the ordinary course of business, (D) interests in leaseholds of real estate (other than the Booneville Leasehold and the Del Rio Leasehold) provided that the aggregate net book value of such interests in leaseholds (other than the Buffalo Grove and Kenosha Leaseholds) at any one time not so encumbered does not exceed $1,000,000, (E) the equity interest of GBC International, Inc. in IBICO GmbH if and so long as (1) the Company and its Subsidiaries are diligently pursuing the consent of the federal and relevant cantonal tax authorities of Switzerland to effect a pledge of not more than 65% of such equity interest and the entity reorganization in connection therewith and (2) the pledging of such equity interest without first obtaining such consent would reasonably be expected to result in a materially adverse liability to the Company and its Subsidiaries, (F) the equity interest in any Foreign Subsidiary which has (together with its subsidiaries) consolidated gross sales of less than $2,000,000 as of the close of the current and each subsequent fiscal year of the Company for which audited financial statements are then available, and (G) the equity interest of the Company in GMP Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea and operated as a joint venture between the Company and certain South Korean investors. The Company acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of itself, the Banks, certain Affiliates of the Banks and the Issuing Agents and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the immediately preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

            Section 7.2. Liens on Real Property. In the event that the Company or any Domestic Subsidiary owns or hereafter acquires fee interests in any real property, the Company shall, or shall cause such Domestic Subsidiary to, execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent for the benefit of itself, the Banks, certain Affiliates of the Banks and the Issuing Agents a Lien on each such real property to secure the Obligations and the Hedging Liability, shall pay all taxes, costs and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent (to the extent not otherwise waived in writing by the Administrative Agent) at the Company's cost and expense a survey, environmental report, hazard insurance policy, and a mortgagee's policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

            Section 7.3. Guarantees. The Obligations and the Hedging Liability shall at all times be guaranteed by each existing or hereafter acquired Domestic Subsidiary (and First Tier Foreign Subsidiary in the event that the Administrative Agent does not receive the evidence specified in

Section 7.4 hereof upon the occurrence of the events contemplated therein) of the Company pursuant hereto and the Subsidiary Guarantee Agreements; provided, however, that Plastic need not be a Guarantor hereunder or be a party to any of the Collateral Documents so long as Plastic does not (i) own assets with an aggregate book value in excess of $500 at any time and (ii) engage in any active business from and after the date hereof.

            Section 7.4. Foreign Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Company reasonably acceptable to the Administrative Agent does not within thirty (30) Business Days after a request (an "Evidence Request") from the Administrative Agent deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Company, with respect to any First Tier Foreign Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreements, that (i) a pledge of 66% or more of the total combined voting power of all classes of capital stock or other equity interest of such First Tier Foreign Subsidiary entitled to vote, (ii) the entering into by such First Tier Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such First Tier Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guarantee Agreement, in any such case would cause the undistributed earnings of such First Tier Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such First Tier Foreign Subsidiary's United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above and to the extent not otherwise waived by the Administrative Agent, that portion of such First Tier Foreign Subsidiary's outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be so pledged to the Administrative Agent for the benefit of itself, the Banks, certain Affiliates of the Banks and the Issuing Agents, and in the case of a failure to deliver the evidence described in clause (ii) above and to the extent not otherwise waived by the Administrative Agent, such First Tier Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting the Administrative Agent for the benefit of itself, the Banks, certain Affiliates of the Banks and the Issuing Agents a security interest in all of such First Tier Foreign Subsidiary's personal property, in each case securing the Obligations and the Hedging Liability, and in the case of failure to deliver the evidence described in clause (iii) above and to the extent not otherwise waived by the Administrative Agent, such First Tier Foreign Subsidiary shall execute and deliver the Subsidiary Guarantee Agreement (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations and the Hedging Liability, in each case (i) promptly, but in any event within thirty (30) Business Days after each such Evidence Request and (ii) to the extent that entering into such pledge, Security Agreement or Subsidiary Guarantee Agreement is (A) permitted by the laws of the applicable foreign jurisdiction, (B) in the case of GBC Nederland B.V., prior to the entering into such documentation the consultation procedure with the works council (ondernemingsraad) of such Subsidiary pursuant to section 25 of the Dutch Works Councils Act (Wet op de ondernemingsraden) has been completed and (C) is not restricted by any contract or agreement to which such First Tier Foreign Subsidiary is a party (to the extent such restriction pre-dates this Agreement) and with all documents delivered pursuant to this Section 7.4 to be in form and substance reasonably satisfactory to the Administrative Agent.

            Section 7.5. Further Assurances and Modifications. (a) Collateral. The Company agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Required Banks, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Banks may reasonably request in order to provide for or perfect or protect the Liens on the Collateral contemplated by Sections 7.1, 7.2 and 7.4 hereof. In the event the Company or any Domestic Subsidiary forms or acquires any other Domestic Subsidiary or First Tier Foreign Subsidiary after the date hereof, the Company shall within ten (10) Business Days (or thirty (30) Business Days in the case of a Foreign Subsidiary) of such formation or acquisition, and shall cause such newly formed or acquired Subsidiary (and any other applicable Subsidiary in the case of Pledge Agreements), to execute such Collateral Documents as the Administrative Agent may then require, and the Company shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Company's cost and expense, such other instruments, documents, certificates and opinions reasonably required by the Administrative Agent in connection therewith, in each case to the extent contemplated under Sections 7.1, 7.2 and 7.4 hereof had such newly-formed or acquired Subsidiary existed as of the Effective Date.

            (b) Guarantees. Within ten (10) Business Days (or thirty (30) Business Days in the case of a Foreign Subsidiary) after establishing or acquiring any Domestic Subsidiary or First Tier Foreign Subsidiary or any Subsidiary becoming a Domestic Subsidiary or First Tier Foreign Subsidiary, unless the Required Banks otherwise agree or the Company elects otherwise as set forth in the immediately following sentence, the Company shall (i) cause such Domestic Subsidiary (and First Tier Foreign Subsidiary in the event that the Administrative Agent does not receive the evidence specified in Section 7.4 hereof upon the occurrence of the events contemplated therein) to execute such Collateral Documents and deliver such other instruments, documents, certificates and opinions as the Administrative Agent may reasonably request, (ii) cause such Domestic Subsidiary (and First Tier Foreign Subsidiary in the event that the Administrative Agent does not receive the evidence specified in Section 7.4 hereof upon the occurrence of the events contemplated therein) to execute a Subsidiary Guarantee Agreement and (iii) cause such Domestic Subsidiary or First Tier Foreign Subsidiary to deliver documentation similar to that described in Section 11.1(a) through (c) relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations under the Loan Documents to which it is a party in form and substance satisfactory to the Required Banks. If concurrent with the closing of any sale or other disposition of a Credit Party (other than the Company) permitted by Section 12.12 hereof, the Company or such Credit Party fully pays all Loans (if any) made to such Credit Party and the Company pays or assumes in a manner acceptable to the Banks the liability for all L/C Obligations of such Credit Party and the Company requests the Administrative Agent (which shall promptly inform the Banks) that such Credit Party be released from its Obligations hereunder and under any Subsidiary Guarantee Agreement to which it is a party and no Default or Event of Default has occurred and is continuing, the Banks will so release such Credit Party (it being understood and agreed that any Borrowing Subsidiary shall, as provided in Section 5.10(a) hereof, cease to be a Borrower hereunder upon ceasing to be a Wholly-Owned Subsidiary).

Section 8. Definitions; Interpretations.

            Section 8.1. Definitions. The following terms when used herein have the following meanings:

            "Account" is defined in Section 13.4(b) hereof.

            "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company or any of the Subsidiaries (i) acquires any going business, line of business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation or other firm which have ordinary voting power for the election of the board of directors or similar governing body of such corporation or firm (other than securities having such power only by reason of the happening of a contingency).

            "Adjustments to EBITDA" means one-time cash and non-cash charges related to 80/20 initiatives against Consolidated Net Income taken after September 30, 2001 (i) not to exceed $38,600,000 in the aggregate, of which cash charges are not to exceed $15,000,000 in the aggregate, and (ii) which shall not exceed, with respect to each business unit listed on Schedule 8.1 hereto, the amount set forth on such Schedule with respect to such business unit.

            "Administrative Agent" means Harris Trust and Savings Bank and any successor pursuant to Section 15.7 hereof.

            "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Company or any Subsidiary shall be deemed an Affiliate of the Company and each Subsidiary.

            "Agents" means the Administrative Agent, each Issuing Agent and each Swing Line Bank, in each case in its capacity as such.

            "Alternative Currency" means, subject to Section 12.28, (i) any of Euros, Belgian Francs, Deutsche Marks, Dutch Guilders, Japanese Yen, Pounds Sterling, Spanish Pesetas, Australian Dollars, Canadian Dollars, French Francs, Italian Lira, Swiss Francs, Austrian Shillings, New Zealand Dollars, Singapore Dollars, Swedish Krona, Irish Punts and Portuguese Escudos (collectively, the "Designated Alternative Currencies") and (ii) any other currency available to each Bank (each such other non-designated currency being hereinafter referred to as an "Other Alternative Currency"), in each case for so long as such Designated Alternative Currency and Other Alternative Currency, as the case may be, is freely transferable and freely convertible to U.S. Dollars and the Telerate Service or Reuters monitor Money Rates Service (or any successor to either) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided, however, that availability of each Other Alternative Currency is subject to the additional conditions that (a) the Company has made written request on the Administrative Agent to add such currency as an Other Alternative Currency (the Administrative Agent to promptly notify the Banks of each such request and the proposed effective date of such currency's inclusion as an Other Alternative Currency), (b) such currency shall, subject to the other provisions of this definition, constitute an Other Alternative Currency effective on the date ten (10) Business Days following such notice by the Administrative Agent to the Banks of the Company's request for such new currency, (c) such amendments, modifications or supplements are made to this Agreement as the Administrative Agent determines are necessary or appropriate (if any) to give effect to the borrowing and funding of Loans in such Other Alternative Currency and (d) such additional currency shall no longer be available if any of the Banks notifies the Administrative Agent at any time that in the judgment of such Bank, it is impossible, illegal or impracticable for such Bank to make or participate in Loans in such Other Alternative Currency or that in the judgment of such Bank, additional costs or expenses will be incurred by such Bank or additional taxes, charges or other impositions will be imposed on such Bank (such as withholding taxes of the type described in Section 17.1(a) hereof) as a result of making or participating in Loans in such Other Alternative Currency disbursed or payable in the United States or any Approved Jurisdiction.

            "Alternative Swing Line Currency" means any of Euros, Deutsche Marks, Dutch Guilders, Pounds Sterling, French Francs, Swiss Francs and Austrian Shillings, in each case for so long as such currency constitutes an Alternative Currency; provided, however, that availability of each Alternative Swing Line Currency is subject to the additional conditions that (a) the Multicurrency Swing Line Bank has not notified the Administrative Agent that in the judgment of the Multicurrency Swing Line Bank, it is impossible, illegal or impracticable for such Bank to make Multicurrency Swing Line Loans in such Alternative Swing Line Currency or that in the judgment of the Multicurrency Swing Line Bank, additional costs or expenses will be incurred by such Bank or additional taxes, charges or other impositions will be imposed on such Bank (such as withholding taxes of the type described in Section 17.1(a) hereof) as a result of making Multicurrency Swing Line Loans in such Alternative Swing Line Currency disbursed or payable in the United States or any Approved Jurisdiction and (b) such amendments, modifications or supplements are made to this Agreement as the Administrative Agent and Multicurrency Swing Line Bank determine are necessary or appropriate (if any) to give effect to the borrowing and funding of Multicurrency Swing Line Loans in such Alternative Swing Line Currency.

            "Applications" is defined in Section 1.3(d) hereof.

            "Approved Jurisdictions" means the Netherlands, the Republic of Ireland and the United Kingdom and such other jurisdictions as the Company requests from time to time in writing; provided, however, that the addition of any Approved Jurisdiction not specifically listed above in this sentence is subject to the additional conditions that (a) the Company has made written request on the Administrative Agent to add such jurisdiction as an Approved Jurisdiction (the Administrative Agent to promptly notify the Banks of each such request and the proposed effective date of such jurisdiction's inclusion as an Approved Jurisdiction), (b) such jurisdiction shall, subject to the other provisions of this definition, constitute an Approved Jurisdiction effective on the date twenty (20) Business Days following such notice by the Administrative Agent to the Banks of the Company's request for such new jurisdiction, (c) such amendments, modifications or supplements are made to this Agreement as the Administrative Agent determines are necessary or appropriate (if any) to give effect to the addition of such Approved Jurisdiction and (d) such additional jurisdiction shall no longer be an Approved Jurisdiction if any of the Banks notifies the Administrative Agent at any time that in the judgment of such Bank, it is impossible, illegal or impracticable for such Bank to make or participate in Loans disbursed or payable in such Approved Jurisdiction or that in the judgment of such Bank, additional costs or expenses will be incurred by such Bank or additional taxes, charges or other impositions will be imposed on such Bank (such as withholding taxes of the type described in Section 17.1(a) hereof) as a result of making or participating in Loans disbursed or payable in such Approved Jurisdiction.

            "Australian Dollars" means the lawful currency of Australia.

            "Austrian Shillings" means the lawful currency of Austria.

            "Authorized Representative" means any person shown on the list of officers provided by the Company pursuant to Section 11.1(g) hereof, or any other person shown on any updated such list provided by the Company to the Administrative Agent, or any further or different officer(s) or employee(s) of the Company so named by any Authorized Representative in a written notice to the Administrative Agent.

            "Bank" means each bank or other financial institution or lending institution signatory hereto, and its successors, and any assignee of a Bank pursuant to Section 17.12 hereof and includes each Issuing Agent in its capacity as issuer of Letters of Credit and holder of L/C Obligations after giving effect to each Participating Bank's interest therein and also includes each Swing Line Bank in its capacity as the lender on its Swing Line Loans after giving effect to each Participating Bank's interest therein.

            "Belgian Francs" means the lawful currency of the Kingdom of Belgium.

            "Bond Letters of Credit" means those Letters of Credit which are issued in support of the obligations of an issuer of Bonds to timely pay the holders thereof principal, interest, premium (if any) and other amounts which may be due thereunder.

            "Bonds" means any series of bonds the obligations of the Company or any Subsidiary with respect to which constitute Indebtedness permitted under Section 12.22 hereof and in support of which an Issuing Agent has issued a Letter of Credit hereunder.

            "Booneville Leasehold" means the real estate of the City of Booneville, Mississippi in Booneville, Mississippi, commonly known as 300 Quartet Avenue, currently leased by the Company pursuant to a Lease Agreement dated as of December 1, 1986.

            "Borrower" is defined in the introduction hereto.

            "Borrowing" means the total of Loans of a single type made by one or more Banks to the same Borrower on a single date and for a single Interest Period. Borrowings of Committed Revolving Loans are made ratably from each of the Banks with Revolving Credit Commitments according to their Revolving Credit Commitments, Borrowings of Term A Loans are made ratably from each of the Banks with Term A Loan Commitments according to their Term A Loan Commitments, and Borrowings of Term B Loans are made ratably from each of the Banks with Term B Loan Commitments according to their Term B Loan Commitments. Borrowings of Domestic Swing Line Loans are made from the Domestic Swing Line Bank in accordance with the procedures of Section 3 hereof. Borrowings of Multicurrency Swing Line Loans are made from the Multicurrency Swing Line Bank in accordance with the procedures of Section 4 hereof. The term "Committed Borrowing" shall mean a Borrowing of Committed Revolving Loans or Term Loans advanced pursuant to Section 2.2 hereof and the term "Swing Line Borrowing" shall mean a Borrowing of Swing Line Loans advanced pursuant to Section 3 or Section 4 hereof.

            "Borrowing Base" means, as of any time it is to be determined, the sum of :

(a) 85% of the then outstanding unpaid amount of Eligible Receivables; plus

(b) 50% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory;

            provided that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Company pursuant to the terms hereof and, if required by the Administrative Agent or the Required Banks pursuant to any of the terms hereof or any Collateral Document or in the absence of timely delivery by the Company of any such Borrowing Base Certificate, as verified by such other evidence reasonably required to be furnished to the Administrative Agent or the Banks pursuant hereto or pursuant to any such Collateral Document, and provided further, that, until the IBICO GmbH Pledge Event has occurred, the Borrowing Base shall be reduced by $10,000,000.

            "Borrowing Base Certificate" means the certificate in the form of Exhibit L hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent and the Banks pursuant to Section 11.1 and 12.6 hereof.

            "Borrowing Subsidiary" is defined in Section 5.10 hereof (the parties hereto acknowledging that, as of the date hereof, GBC Nederlands B.V. is the sole Borrowing Subsidiary).

            "Buffalo Grove Leasehold" means the real estate of Chevy Chase Business Park Limited Partnership in Buffalo Grove, Illinois, commonly known as 301 Hastings Drive, currently leased by the Company pursuant to a Lease Agreement dated as of May 8, 1997.

            "Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in U.S. Dollars, on which banks are dealing in U.S. Dollar deposits or the relevant Alternative Currency in the interbank market in London, England and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency (other than Euros), on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in Euros, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made which is a TARGET Day.

            "Canadian Dollars" means the lawful currency of Canada.

            "Capital Lease" of a Person means at any date any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

            "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

            "Change of Control Event" means (a) that at any time Lane Industries, Inc., a Delaware corporation, fails to own and control, either directly or indirectly through one or more of its subsidiaries, a sufficient number of shares of the Company's outstanding Voting Stock to elect a majority of the Board of Directors of the Company or (b) any "Change of Control" (or words of like import), as defined in any agreement or indenture relating to any issue of Subordinated Debt, shall occur, the effect of which is to cause the acceleration of any issue of Subordinated Debt or to enable any holder of Subordinated Debt to cause the Company or any Subsidiary to repurchase, redeem or retire if any Subordinated Debt held by it.

            "Co-Agents" is defined in the introductory paragraph hereof.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

            "Collateral Documents" means the Mortgages, the Pledge Agreements, the Security Agreement, Security Agreement Re: Intellectual Property, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability or any part thereof.

            "Commercial Letter of Credit" means a Letter of Credit that finances a commercial transaction by paying part or all of the purchase price for goods against delivery of a document of title covering such goods and any other required documentation.

            "Commitment Fee" and "Commitment Fee Rate" are defined in Section 6.1 hereof.

            "Commitments" means the Revolving Credit Commitments, the Term A Loan Commitments, the Term B Loan Commitments, the L/C Commitment, the Domestic Swing Line Commitment and the Multicurrency Swing Line Commitment, and the term "Commitment" means any of the foregoing unless the context in which such term is used shall otherwise require.

            "Committed Domestic Rate Loan" means a Domestic Rate Loan pursuant to the provisions of Section 2.2 hereof, and may refer to Committed Revolving Loans or Term Loans.

            "Committed Eurocurrency Loan" means a Eurocurrency Loan made pursuant to the provisions of Section 2.2 hereof, and may refer to Committed Revolving Loans or Term Loans.

            "Committed L/C Obligations" means L/C Obligations owed to the Administrative Agent.

            "Committed Revolving Domestic Rate Loan" means a Committed Revolving Loan which is a Domestic Rate Loan.

            "Committed Revolving Loan" is defined in Section 1.2 hereof.

            "Committed Revolving Loan Notes" is defined in Section 5.6(b) hereof.

            "Company" means General Binding Corporation, a Delaware corporation.

            "Compliance Certificate" means a duly completed certificate in the form of Exhibit F hereto.

            "Consolidated Capital Expenditures" means with reference to any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability, but without duplication) by the Company and its Subsidiaries during that period which, in accordance with GAAP consistently applied, are capital expenditures.

            "Consolidated Current Ratio" means, at any time the same is to be determined, the ratio of current assets of the Company and its Subsidiaries to current liabilities of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP consistently applied, but in any event excluding the Loans from current liabilities for such purposes.

            "Consolidated Debt" means all Debt of the Company and its Subsidiaries determined (without duplication) on a consolidated basis in accordance with GAAP; provided, however, that it is understood that to avoid duplication in calculating Consolidated Debt, only Guaranties of third parties' obligations and of other obligations not otherwise included in the Debt of the Company or of a consolidated Subsidiary shall be included; provided further, however, that Consolidated Debt shall also not include any guarantees to the extent and only to the extent the obligations covered by such guarantees are secured by Permitted Liquid Investments segregated and held expressly for that purpose by or on behalf of the party to whom such obligations are owed.

             "Consolidated EBITDA" means, for any period, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, Consolidated Net Income for such period, plus (x)  all amounts deducted in determining Consolidated Net Income for such period in respect of (i) federal, state and local income taxes for such period, (ii) Consolidated Interest Expense for such period, and (iii) the amount of all depreciation and amortization expense for such period, minus (y) net earnings for such period of any unconsolidated Person in which the Company or any Subsidiary has an ownership interest, unless such earnings are received in cash pursuant to a dividend distribution (or equivalent distribution in the event of one made by a Person other than a corporation) received by the Company, any Borrower or any Guarantor, plus (z) net losses for such period of any unconsolidated Person in which the Company or any Subsidiary has an ownership interest to the extent such losses are deducted in determining earnings for such period in an amount in excess of any increase during such period in Investments of the Company and its Subsidiaries in such Person; provided, however, that notwithstanding anything in this definition to the contrary: (a) cash and non-cash gains and non-cash losses on sales or other dispositions of assets of the Company and its Subsidiaries outside the ordinary course of business, and other extraordinary gains realized by the Company and its Subsidiaries outside the ordinary course of business, shall be excluded in determining Consolidated EBITDA, (b) non-cash losses resulting from impairment charges arising from SFAS No. 142 (Goodwill and Other Intangible Assets) may, to the extent deducted in determining Consolidated Net Income, be added back for the purpose of determining Consolidated EBITDA, and (c) if an Acquisition or a Divestiture occurs at any time during such period, Consolidated EBITDA shall be calculated on a proforma basis to include (in the case of an Acquisition) or exclude (in the case of a Divestiture) earnings reasonably allocable to the acquired (or divested) Person or business, as the case may be, for the entire period as if such Acquisition or Divestiture had taken place on the first day of such period, all as reasonably calculated by the Company based on historical operations (including, but not limited to, operations conducted during such quarter) and reasonably calculated adjustments due to anticipated operational changes. Notwithstanding anything contained herein to the contrary, (A) to the extent deducted in computing Consolidated EBITDA for any period after September 30, 2001, the Adjustments to EBITDA shall be added back to each such computation of Consolidated EBITDA for the relevant period, and (B) notwithstanding the actual Consolidated EBITDA which would be calculated pursuant to this definition, Consolidated EBITDA for the following fiscal quarters shall be deemed to equal to the following amounts:

Fiscal Quarter Ending	Consolidated EBITDA
March 31, 2001	$21,044,000
June 30, 2001	$19,452,000
September 30, 2001	$19,421,000

            "Consolidated Interest Expense" means, for any period, an amount equal to interest expense during such period on Consolidated Debt, as determined on a consolidated basis in accordance with GAAP; provided, however, that if an Acquisition occurs at any time during such period, Consolidated Interest Expense shall be calculated on a proforma basis to include interest expense reasonably allocable to the acquired Person or business, as the case may be, for the entire period as if such Acquisition had taken place on the first day of such period and the Consolidated Debt incurred to finance or otherwise related to the relevant Acquisition had been incurred on the first day of such period, all as reasonably calculated by the Company.

            "Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

            "Consolidated Shareholder's Equity" means, as of any date the same is to be determined, the total shareholder's equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

            "Consolidated Total Assets" shall mean as of the date of any determination thereof, the total amount of all assets of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

            "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

            "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

            "Credit Documents" means this Agreement (including each Election to Participate and Election to Terminate issued hereunder), the L/C Documents and the Notes.

            "Credit Event" means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

            "Credit Party" means the Company, each Borrowing Subsidiary and each Guarantor.

            "Debt" means, for any Person, any Indebtedness of such Person of the type described in clauses (i) through (vi) of the definition of such term.

            "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

            "Del Rio Leasehold" means the real estate of Ueli Wolfensberger, as Trustee of the U.W. Trust #1 dated as of August 1, 1990, in Del Rio, Texas, commonly known as the Northwest corner of the intersection of Leonel Martinez Boulevard and Avenue T, currently leased by the Company pursuant to an Industrial Building Lease Agreement dated as of August 1, 1990.

            "Deutsche Marks" means the lawful currency of the Federal Republic of Germany.

            "Disposition" means the sale, lease, conveyance or other disposition of Property, other than dispositions permitted by provisos (a)(1), (a)(2), (a)(3), (a)(4) and (a)(5) to Section 12.12.

            "Divestiture" means any Disposition or series of related Dispositions by which the Company or any of the Subsidiaries sells or otherwise disposes of (i) any going business, line of business or all or substantially all of the assets of any Subsidiary or (ii) any Subsidiary.

            "Domestic Borrower" means each Borrower which is a Domestic Subsidiary.

            "Domestic Rate" is defined in Section 2.1(a) hereof.

            "Domestic Rate Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 2.1(a) hereof.

            "Domestic Rate Margin" is defined in Section 2.1(a) hereof.

            "Domestic Subsidiary" means each Subsidiary of the Company which is organized under the laws of the United States of America or any State thereof.

            "Domestic Swing Line Bank" is defined in Section 3.1 hereof.

            "Domestic Swing Line Commitment" means $35,000,000, as such amount may be reduced pursuant to Section 5.7 hereof.

            "Domestic Swing Line Loans" is defined in Section 3.1 hereof.

            "Domestic Swing Line Note" is defined in Section 5.6(c) hereof.

            "Domestic Swing Line Rate" is defined in Section 3.3 hereof.

            "Dutch Guilder" means the lawful currency of the Netherlands.

            "Effective Date" means the date on which the Administrative Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Bank, confirmation that such Bank has executed such a counterpart and dispatched it for delivery to the Administrative Agent) and the conditions in Section 11.1 hereof have been fulfilled.

            "Election to Participate" means a letter to the Administrative Agent in the form of Exhibit G hereto executed by a Borrowing Subsidiary and an Authorized Representative and acknowledged by the Administrative Agent.

            "Election to Terminate" means a letter in the form of Exhibit H hereto executed by a Borrowing Subsidiary and an Authorized Representative and acknowledged by the Administrative Agent.

            "Eligible Inventory" means any inventory of the Company or any Subsidiary in which the Administrative Agent has a perfected first priority security interest and which complies with each of the following requirements, provided that inventory with a book value of up to U.S. $4,000,000 that otherwise qualifies as Eligible Inventory may be deemed Eligible Inventory by the Company even if the Administrative Agent does not have a perfected security interest thereon because such Inventory is owned by a Canadian-domiciled Subsidiary and located in Canada (outside Quebec):

(a) it consists of inventory which is readily usable or marketable by the Company or such Subsidiary in the ordinary course of its business;

(b) it substantially conforms to such Person's advertised or represented specifications, applicable government standards and regulations and other quality standards and has not been determined by the Administrative Agent to be unacceptable due to age, type, variety, quality, quantity or location;

(c) it is not covered by a warehouse receipt or similar document;

(d) all warranties of the Company or such Subsidiary in the Loan Documents are true and correct with respect thereto;

(e) it has been identified to the Administrative Agent in the manner required by the Administrative Agent pursuant to the Security Agreement; and

(f) it is located at a location disclosed to and approved by the Administrative Agent, and if requested by the Administrative Agent, any Person (other than the Company or such Subsidiary) owning or controlling such location shall have waived all right, title and interest in and to such inventory in a manner satisfactory to the Administrative Agent.

            "Eligible Receivables" means any Receivable of the Company or any Subsidiary in which the Administrative Agent has a first priority perfected security interest and which complies with each of the following requirements, provided that Receivables with a book value of up to U.S. $6,500,000 that otherwise qualify as Eligible Receivables may be deemed Eligible Receivables by the Company even if the Administrative Agent does not have a perfected security interest therein because such Receivables are owned by a Canadian-domiciled Subsidiary (other than one domiciled in Quebec);

(a) it arises out of a bona fide sale of inventory or provision of services which has been delivered to, or is in the process of being delivered to, the account debtor on said Receivable in the ordinary course of business on ordinary trade terms;

(b) all warranties of the Company or such Subsidiary in the Loan Documents are true and correct with respect thereto;

(c) it has been identified to the Administrative Agent in the manner required by the Administrative Agent pursuant to the Security Agreement;

(d) it is evidenced by an invoice to the account debtor thereunder dated not more than 5 Business Days subsequent to the shipment date of the relevant inventory or provision of services, which invoice requires payment within 120 days of the date of the invoice;

(e) it has not remained unpaid in whole or in part more than 60 days from and after its due date;

(f) it is net of any credit or allowance given by the Company or such Subsidiary to such account debtor or (without duplication) any reserve established by the Company or such Subsidiary with respect to such account debtor, including, without limitation, the accrued distribution, allowance and rebate reserve;

(g) it is not owing by an account debtor who (i) has become insolvent, (ii) is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors, (iii) has admitted its inability to pay its debt generally or has stopped paying its debts generally or (iv) is an Affiliate of the Company or such Subsidiary;

(h) the account debtor is principally located in the continental United States or Canada (excluding Quebec) unless such Receivable is secured by an irrevocable letter of credit issued by a commercial bank located in the United States and which is on terms and conditions acceptable to the Administrative Agent;

(i) it is not owing by the United States of America or any department, agency or instrumentality thereof (including, without limitation, the Commodity Credit Corporation) unless the Administrative Agent shall have received evidence satisfactory to the Administrative Agent of compliance with the Assignment of Claims Act;

(j) it is not owing by an account debtor who shall have failed to pay 25% or more of all Receivables owed by such account debtor within the periods set forth in subsection (e) above;

(k) it is not subject to any counterclaim or defense asserted by the account debtor thereunder, nor is it subject to any offset or contra account payable to the account debtor (in any case, unless the amount of such Receivable is net of such counterclaim, defense, offset or contra account established to the satisfaction of the Administrative Agent), provided that any Receivable subject to such a counterclaim, defense, offset or contra account shall cease to be an Eligible Receivable under this clause (k) solely to the extent of such counterclaim, offset, defense or contra account; and

(l) it is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Administrative Agent.

            "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

            "EMU Commencement" means January 1, 1999 (the date of commencement of the third stage of EMU).

            "EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of the Euro, being in part the implementation of the third stage of EMU.

            "Environmental and Health Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Euro" means the single currency of Euro Members of the European Union.

            "Eurocurrency Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 2.1(b) hereof. By way of illustration and not of limitation, a Multicurrency Swing Line Loan is a Eurocurrency Loan.

            "Eurocurrency Loans" shall mean both Committed Eurocurrency Loans and Multicurrency Swing Line Loans.

            "Eurocurrency Margin" is defined in Section 2.1(b) hereof.

            "Eurocurrency Reserve Percentage" means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

            "Euro Member" means each state described as a "participating member state" in any EMU Legislation.

            "Euro Unit" means the currency unit of Euros.

            "Event of Default" means any of the events or circumstances specified in Section 13.1 hereof.

            "Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property by any government or governmental authority.

            "Excess Cash Flow" means, with respect to any period, the amount (if any) by which (a) Consolidated EBITDA (including Adjustments to EBITDA) during such period exceeds (b) the sum of (i) Consolidated Interest Expense for such period, plus (ii) all income taxes, whether federal, state, local or foreign, paid in cash by the Company and its Subsidiaries on a consolidated basis during such period, plus (iii) the aggregate amount of payments required to be made by the Company and its Subsidiaries in respect of all principal on all Indebtedness during such period (but excluding any required payments on the Revolving Loans), plus (iv) Consolidated Capital Expenditures, plus (v) that portion of Adjustments to EBITDA for such period reflecting cash charges against Consolidated Net Income.

            "Existing Letters of Credit" means the Letters of Credit set forth on Schedule 1 hereto.

            "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Domestic Rate in Section 2.1(a) hereof.

            "First Tier Foreign Subsidiary" shall mean, at any date of determination, each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries owns directly more than 50%, in the aggregate, of the Voting Equity of such Foreign Subsidiary.

            "Fixed Rate Loans" means Eurocurrency Loans and Swing Line Loans.

            "Foreign Borrower" means each Borrower which is a Foreign Subsidiary.

            "Foreign Credit L/C Obligations" means L/C Obligations owed to the Multicurrency Swing Line Bank.

            "Foreign Currency Sub-Limit" means $15,000,000 with respect to New Zealand Dollars and $15,000,000 with respect to Portuguese Escudos or any amount set by the Required Banks for any Other Alternative Currency in a written notice from the Administrative Agent to the Company.

            "Foreign Investment List" means a duly completed certificate from the Company in the form of Exhibit K hereto describing in reasonable detail (by item and amount) the Foreign Investments as of a specified date.

            "Foreign Investments" means Investments of the type permitted solely by reason of Section 12.14(h)(ii), Section 12.14(k) or Section 12.14(l) hereof.

            "Foreign Subsidiary" shall mean each Subsidiary that is not a Domestic Subsidiary.

            "French Francs" means the lawful currency of the Republic of France.

            "GAAP" means generally accepted accounting principles, from time to time in effect in the United States of America, consistently applied.

            "Guarantor" means the Company and each Subsidiary of the Company that is a signatory hereto (unless solely identified herein as a Borrowing Subsidiary) or that executes and delivers to the Administrative Agent a Subsidiary Guarantee Agreement along with the accompanying closing documents required by Section 12.1 hereof.

            "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or letter of credit.

            "Hazardous Material" means and includes (a) any asbestos, PCBs or dioxins or insulation or other material composed of or containing asbestos, PCBs or dioxins and (b) any petroleum product or derivative or other hydrocarbon, and any hazardous or toxic waste, substance or material defined as such in (or for purposes of) CERCLA, any so-called "Superfund" or "Superlien" law, or any other applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating or pertaining to any such waste, substance or material, as in effect now or at any time hereafter.

            "Hedging Arrangements" means interest rate swaps, interest rate caps, interest rate collars, foreign currency contracts, currency swap contracts or other interest rate, commodity or currency hedging arrangements.

            "Hedging Liability" means the liabilities of one or more of the Borrowers or one or more of the Subsidiaries to the Banks or any of them or to any of their Affiliates arising in connection with any one or more Hedging Arrangements from time to time entered into by any Borrower or any Subsidiary with any Bank or any Affiliate of any Bank. Unless and until the amount of the Hedging Liability is fixed and determined, the Hedging Liability shall be deemed to be the market value of the hedge from the date of computation to the date the hedge expires.

            "IBICO GmbH Pledge Event" is defined in Section 1.2 hereof.

            "Indebtedness" means and includes, for any Person, all obligations of such Person, without duplication, which are required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all of the following whether or not so shown as liabilities: (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade, (iii) obligations of such Person evidenced by notes, acceptances, or other instruments of such Person, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

            "Interest Coverage Ratio" means, for any period of four consecutive fiscal quarters of the Company ending with the most recently completed such fiscal quarter, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

            "Interest Period" is defined in Section 5.1 hereof.

            "Investment" is defined in Section 12.14 hereof.

            "Issuing Agent" is defined in Section 1.3(a) hereof.

            "Italian Lira" means the lawful currency of Italy.

            "Japanese Yen" means the lawful currency of Japan.

            "Kenosha Leaseholds" means the real properties of Pleasant Prairie Investors I, L.L.C. and Pleasant Prairie Investors II, L.L.C. in Kenosha, Wisconsin, commonly known as 10303 80th Street and 10150 80th Street, respectively, currently leased by the Company pursuant to Leases dated October 15, 1996 and April 16, 1997, respectively.

            "L/C Commitment" means $25,000,000, as such amount may be reduced pursuant to Section 5.7 hereof.

            "L/C Documents" means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

            "L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

            "Lending Office" is defined in Section 14.4.

            "Letter of Credit" is defined in Section 1.3(a) hereof.

            "Leverage Ratio" means, as of any time the same is to be determined, the ratio of (a) Consolidated Debt at such time to (b) Consolidated EBITDA for the four then most recently completed fiscal quarters of the Company.

            "LIBOR" is defined in Section 2.1(b) hereof.

            "Lien" of a Person means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a capitalized lease or analogous instrument, in, of or on any property of such Person.

            "Loan" means and includes Term A Loans, Term B Loans, Committed Revolving Loans, Domestic Swing Line Loans and Multicurrency Swing Line Loans, and each of them singly, and the term "type" of Loan refers to its status as a Term A Loan, Term B Loan, Committed Revolving Loan, Domestic Swing Line Loan or Multicurrency Swing Line Loan or, if a Term A Loan, a Term B Loan or a Committed Revolving Loan, to its status as a Domestic Rate Loan or Eurocurrency Loan.

            "Loan Documents" means the Credit Documents, the Subsidiary Guarantee Agreements, the Notes and the Collateral Documents.

            "Maryland IRB Letter of Credit" means that certain standby letter of credit dated April 17, 1996 issued by Harris Trust and Savings Bank to Comerica Bank, as Trustee under an Indenture of Trust dated April 1, 1996 between the Maryland Industrial Development Financing Authority and such Trustee in the original amount of $9,609,316.

             "Material Adverse Effect" means (i) any materially adverse change in the business, operations, financial condition or Properties of the Company and its Subsidiaries, taken as a whole, or (ii) any fact or circumstance which singly or in the aggregate causes a materially adverse change described in clause (i) with respect to the Company and its Subsidiaries, taken as a whole, or (iii) the inability of any Borrower or Guarantor to perform in any material respect its obligations under the Loan Documents or the inability of any of the Banks or any Agent to enforce in any material respect their rights under the Loan Documents or (iv) a material adverse effect upon (A) the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Banks thereunder or (B) the perfection or priority of any Lien granted under any Collateral Document on Collateral aggregating in excess of $2,500,000 (excluding Property on which Section 7.1 hereof does not require any such Lien be granted or perfected).

            "Material Plan" is defined in Section 13.1(i) hereof.

            "Minority Foreign Investment" means any corporation or other Person, organized under the laws of a jurisdiction outside of the United States of America or any State thereof, of which no more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more of its Domestic Subsidiaries.

            "Mortgages" means those certain mortgages dated as of November 12, 1999 between the Company or a Domestic Subsidiary and the Administrative Agent relating to certain real properties located in the locations specified on Schedule 11.1(j) hereto, as the same may be amended, modified, supplemented or restated from time to time, including without limitation pursuant to supplements dated on or about the date hereof.

            "Multicurrency Swing Line Bank" is defined in Section 4.1 hereof.

            "Multicurrency Swing Line Commitment" means $35,000,000, as such amount may be reduced pursuant to Section 5.7 hereof.

            "Multicurrency Swing Line Loan" is defined in Section 4.1 hereof.

            "Multicurrency Swing Line Note" is defined in Section 5.6(d) hereof.

            "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

            "Net Cash Proceeds" means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of (i) reasonable direct costs relating to such Disposition and reasonable cash reserves in accordance with GAAP for liabilities of the seller associated with such Disposition, (ii) taxes paid or payable by such Person as a direct result of such Disposition, and (iii) amounts required to be applied to repay principal of, premium, if any, and interest on any Indebtedness secured by a Lien on the Property (or portion thereof) sold or otherwise disposed of (other than the Obligations) which is required to be and is repaid in connection with such Disposition (or in the case of any Foreign Subsidiary's Property, any Indebtedness representing credit extended in reliance on such Property and the terms of which require prepayment out of the proceeds of such Disposition with respect to such Property); (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person's account (whether as a result of payments made under any applicable casualty insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with such Event of Loss and reasonable reserves associated therewith in accordance with GAAP and (ii) amounts required to be applied to repay principal of, premium, if any, and interest on any Indebtedness secured by a Lien on the Property (or portion thereof) so damaged or taken (other than the Obligations) which is required to be and is repaid in connection with such Event of Loss (or in the case of any Foreign Subsidiary's Property, any Indebtedness representing credit extended in reliance on such Property and the terms of which require prepayment out of the proceeds of such Event of Loss with respect to such Property); and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of reasonable underwriting, discounts and commissions and other reasonable costs directly incurred and payable as a result thereof.

            "1998 Senior Subordinated Debt" means the up to $225,000,000 in aggregate principal amount of 9-3/8% Senior Subordinated Notes Due 2008 issued or to be issued by the Company under that certain Indenture dated as of May 21, 1998 between the Company, certain of its Subsidiaries party thereto and First Union National Bank, as Trustee, as the same has been or may from time to time be amended, modified, restated or supplemented.

            "Non-Voting Equity" shall mean issued and outstanding shares of each class of capital stock or other ownership interest not entitled to vote (within the meaning of Tres. Reg., Section 1.956-2(c)(2).

           "Note" means and includes the Committed Revolving Loan Notes, the Term A Notes, the Term B Notes, the Domestic Swing Line Note and Multicurrency Swing Line Note and each individually, unless the context in which such term is used shall otherwise require.

            "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans and L/C Obligations, all accrued and unpaid commitment fees and letter of credit fees and all other payment obligations of any one or more of the Borrowers to any one or more of the Agents or Banks in each case arising under any one or more of the Loan Documents.

            "Original Dollar Amount" means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Loan on the first day of its Interest Period and, in relation to any L/C Obligation denominated in an Alternative Currency, the U.S. Dollar Equivalent of such L/C Obligation on the day such amount is being computed.

            "Overnight Foreign Currency Rate" shall mean for any amount payable in a currency other than U.S. Dollars, the rate of interest per annum as determined by the Administrative Agent (or in the case of any amount payable on a Multicurrency Swing Line Loan, the Multicurrency Swing Line Bank) (rounded upwards, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%)) at which overnight or weekend deposits of the appropriate currency (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent (or if applicable as aforesaid, the Multicurrency Swing Line Bank) may elect in its absolute discretion) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent (or if applicable as aforesaid, the Multicurrency Swing Line Bank) to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of the related Loan or Reimbursement Obligation (or, if the Administrative Agent (or if applicable as aforesaid, the Multicurrency Swing Line Bank) is not placing deposits in such currency in the interbank market, then the cost of funds to the Administrative Agent or Multicurrency Swing Line Bank, as applicable, in such currency for such period).

            "Participating Bank" is defined in Sections 1.3(f), 3.5 and 4.3 hereof.

            "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

            "Percentage" means, for any Bank, the percentage which (x) the sum of (i) its Revolving Credit Commitment (or, if the Revolving Credit Commitments have been terminated, its outstanding Committed Revolving Loans and participation interests as a Participating Bank in Swing Line Loans and L/C Obligations), (ii) its outstanding Term A Loans and (iii) its outstanding Term B Loans, represents of (y) the sum of (i) the Revolving Credit Commitments of all Banks (or, if the Revolving Credit Commitments have been terminated, the aggregate outstanding Revolving Credit Loans, Swing Line Loans and L/C Obligations), (ii) the outstanding Term A Loans of all Banks and (iii) the outstanding Term B Loans of all Banks.

            "Permitted Future Foreign Subsidiary Support" means (without duplication) (i) Investments (as defined in Section 12.14) in Foreign Subsidiaries and Minority Foreign Investments, (ii) Indebtedness representing credit and other financial accommodations extended to Foreign Subsidiaries and Minority Foreign Investments and permitted by Section 12.22(f)(ii) hereof, and (iii) payments pursuant to clause (i), below, consisting solely of the following:

(i) not more than $12,000,000 in an aggregate amount on a cumulative basis from and after the Effective Date to finance capital expenditures of such Foreign Subsidiaries and Minority Foreign Investments;

(ii) not more than $7,000,000 in an aggregate amount on a cumulative basis from and after the Effective Date comprised of Investments in or Indebtedness of Foreign Subsidiaries and Minority Foreign Investments to pay cash charges associated with 80/20 initiatives;

(iii) not more than $19,500,000 in an aggregate outstanding principal amount from and after the Effective Date to finance ordinary working capital needs (including maintenance of reasonable cash balances) of such Foreign Subsidiaries and Minority Foreign Investments, of which (x) not more than $5,000,000 may be comprised of incremental Investments or Indebtedness incurred, advanced or invested after the Effective Date to finance such working capital needs and (y) not more than $14,500,000 may be comprised of Indebtedness or Investments refinancing Indebtedness of Foreign Subsidiaries outstanding on the Effective Date; and

(iv) not more than $500,000 in an aggregate amount on a cumulative basis from and after the Effective Date in the form of Investments by the Company or another Credit Party in one or more business ventures in China.

            "Permitted Liquid Investments" means investments that would reasonably be considered cash equivalents or other short-term, high quality, liquid investments.

            "Person" means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

            "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Company or any Subsidiary may have any liability.

            "Plastic" means Plastic Binding Corporation, an Illinois corporation.

            "Pledge Agreements" means (i) that certain Pledge Agreement dated as of November 12, 1999, as amended, modified or reaffirmed, and (ii) each other pledge agreement (or analogous instrument), in each case among the Company and/or certain of its Subsidiaries and the Administrative Agent, and including without limitation pledge agreements (or analogous instruments) pledging stock of Foreign Subsidiaries, as the same may be amended, modified, supplemented or restated from time to time.

            "Pound Sterling" means the lawful currency of the United Kingdom.

            "Previous Credit Agreement" is defined in the second recital hereof.

            "Previous Loans" is defined in the second recital hereof.

            "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

            "Receivables" means all accounts, contract rights, instruments, chattel paper and general intangibles in which the Company or any of its Subsidiaries now has or hereafter acquires title to.

            "Refunding Borrowing" is defined in Section 2.2(d) hereof.

            "Reimbursement Obligation" is defined in Section 1.3(e) hereof.

            "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code).

            "Required Banks" means, as of the date of determination thereof, those Banks holding at least 60% of the Percentages.

            "Responsible Officer" means the individuals (if any) holding the following offices in the Company or performing the following functions for the Company: chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer and general counsel.

            "Restricted Payments" is defined in Section 12.20 hereof.

            "Revolver Percentage" means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank (including through participation interests as a Participating Bank in Swing Line Loans and L/C Obligations) of the aggregate principal amount of all outstanding Committed Revolving Loans, Swing Line Loans and L/C Obligations.

            "Revolving Credit Commitment" means, as of any time, for each Bank, the amount set forth on such Bank's signature page hereto as its Revolving Credit Commitment, as it may be adjusted from time to time pursuant to the terms hereof.

            "Revolving Credit Commitments" means the aggregate of the Revolving Credit Commitments for all the Banks (taken together) which shall, subject to Section 5.7 hereof, be in the amount of $90,000,000.

            "Revolving Credit Termination Date" means January 13, 2004.

            "Revolving Loans" means, collectively, all Committed Revolving Loans and all Swing Line Loans.

            "Security Agreement" means that certain Amended and Restated Security Agreement dated as of even date herewith among the Company and certain of its Domestic Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

            "Security Agreement Re: Intellectual Property" means that certain Security Agreement Re: Intellectual Property dated as of November 12, 1999 among the Company, certain of its Domestic Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented (including, without limitation, pursuant to supplements dated on or about the date hereof) or restated from time to time.

            "Senior Consolidated Debt" means all Debt (other than Subordinated Debt) of the Company and its Subsidiaries determined (without duplication) on a consolidated basis in accordance with GAAP; provided, however, that it is understood that to avoid duplication in calculating Senior Consolidated Debt, only Guaranties of third parties' obligations and of other obligations not otherwise included in the Debt of the Company or of a consolidated Subsidiary shall be included; provided, further, however, that Senior Consolidated Debt shall also not include any guarantees to the extent and only to the extent the obligations covered by such guarantees are secured by Permitted Liquid Investments segregated and held expressly for that purpose by or on behalf of the party to whom such obligations are owed.

             "Senior Leverage Ratio" means, as of any time the same is to be determined, the ratio of Senior Consolidated Debt at such time to Consolidated EBITDA for the four most recently completed fiscal quarters of the Company.

            "Set-off" is defined in Section 17.7 hereof.

            "Significant Subsidiary" means (i) each Subsidiary except a Subsidiary that neither (a) has (together with its subsidiaries) consolidated total assets that constitute more than 3% of Consolidated Total Assets as of the close of the current or any subsequent fiscal year of the Company for which audited financial statements are available, nor (b) has (together with its subsidiaries) consolidated gross sales that constitute more than 3% of consolidated gross sales of the Company and its Subsidiaries as of the close of the current or any subsequent fiscal year of the Company for which audited financial statements are available, (ii) each Borrowing Subsidiary and (iii) each Guarantor (other than the Company). Assets and sales of Foreign Subsidiaries shall be converted into U.S. Dollars at the U.S. Dollar Equivalent as of the date of the most recent audited financial statements furnished to the Banks pursuant to Section 12.6(a) hereof. Once a

Subsidiary is a Significant Subsidiary, it shall remain a Significant Subsidiary unless and until the Required Banks agree otherwise.

            "Single Employer Plan" means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

            "Spanish Pesetas" means the lawful currency of Spain.

            "Standby Letter of Credit" means a Letter of Credit that is not a Commercial Letter of Credit.

            "Subordinated Debt" means, as of any time the same is to be determined, Debt of the Company or any Subsidiary subordinated in right of payment to the Obligations, pursuant to documentation containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Required Banks.

            "Subsidiary" means, as to the Company, any corporation or other Person of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more of its Subsidiaries.

            "Subsidiary Guarantee Agreement" means (i) for each Subsidiary which is a signatory hereto, this Agreement and (ii) for each other Subsidiary, a letter to the Administrative Agent in the form of Exhibit J hereto executed by such Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Section 16 hereof.

            "Swing Line Banks" means the Domestic Swing Line Bank and the Multicurrency Swing Line Bank, and the term "Swing Line Bank" shall mean each of the Swing Line Banks individually, unless the context in which such term is used shall otherwise require.

            "Swing Line Loans" means the Domestic Swing Line Loans and the Multicurrency Swing Line Loans, and the term "Swing Line Loan" shall mean each of the Swing Line Loans individually, unless the context in which such term is used shall otherwise require.

            "Swiss Francs" means the lawful currency of Switzerland.

            "TARGET Day" means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer system is operating.

            "Term A Loan" is defined in Section 1.1(a) hereof.

            "Term A Loan Commitment" means, as of any time, for each Bank, the amount set forth on such Bank's signature page hereto as its Term A Loan Commitment, as it may be adjusted from time to time pursuant to the terms hereof.

            "Term A Loan Commitments" means the aggregate of the Term A Loan Commitments for all the Banks (taken together), which on the Effective Date is $160,390,243.90

            "Term A Loan Percentage" means, for each Bank, the percentage held by such Bank of the aggregate principal amount of all Term A Loans then outstanding.

            "Term A Loan Termination Date" means January 13, 2004.

            "Term A Note" is defined in Section 5.6(a) hereof.

            "Term B Loan" is defined in Section 1.1(b) hereof.

            "Term B Loan Commitment" means, as of any time, for each Bank, the amount set forth on such Bank's signature page hereto as its Term B Loan Commitment, as it may be adjusted from time to time pursuant to the terms hereof.

            "Term B Loan Commitments" means the aggregate of the Term B Loan Commitments for all the Banks (taken together) which on the Effective Date is $39,609,756.10.

            "Term B Loan Percentage" means, for each Bank, the percentage held by such Bank of the aggregate principal amount of all Term B Loans then outstanding.

            "Term B Loan Termination Date" means July 13, 2004.

            "Term B Note" is defined in Section 5.6(a) hereof.

            "Term Loan" means either a Term A Loan or a Term B Loan, as the context may require, and "Term Loans" means the Term A Loans and the Term B Loans, collectively.

            "Term Loan Commitments" means either a Term A Loan Commitment or a Term B Loan Commitment, as the context may require, and "Term Loan Commitments" means the Term A Loan Commitments and the Term B Loan Commitments, collectively.

            "Term Loan Percentage" means, for each Bank, its Term A Loan Percentage or its Term B Loan Percentage, as the case may be.

            "Term Note" means either a Term A Note or a Term B Note, as the context may require, and "Term Notes" means the Term A Notes and the Term B Notes, collectively.

            "Total Consideration" means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition (other than new equity securities issued by the Company or any of its Subsidiaries), plus (d) the present value of payments due pursuant to covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Company or any of its Subsidiaries meeting financial performance objectives (discounted at the Domestic Rate), but only to the extent not included in clause (a), (b), or (c) above, plus (e) the amount of indebtedness assumed in connection with such Acquisition.

            "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993, as amended from time to time).

            "Unfunded Vested Liabilities" means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Company or other member of the Controlled Group under such Multiemployer Plan.

            "Unused Revolving Credit Commitments" means as of any time, the difference between (x) the Revolving Credit Commitments then in effect (without regard to any reduction in actual availability as a result of the failure of the IBICO GmbH Pledge Event to have occurred) and (y) the greater of the (i) Original Dollar Amount and (ii) U.S. Dollar Equivalent, as the case may be, of the aggregate principal amount of all Revolving Loans (whether Committed Revolving Loans or Swing Line Loans) and L/C Obligations then outstanding.

            "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

            "U.S. Dollar Equivalent" means the amount of U.S. Dollars which would be realized by converting a foreign currency into U.S. Dollars in the spot market at the exchange rate quoted by the Administrative Agent (or the Multicurrency Swing Line Bank, for the sole purpose of determining the amount of Multicurrency Swing Line Loans or Foreign Credit L/C Obligations if such determination would result in a larger amount and the Multicurrency Swing Line Bank so informs the Administrative Agent) at approximately 11:00 a.m. (London time) two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars with such foreign currency.

            "Voting Equity" shall mean the issued and outstanding shares of each class of capital stock or other ownership interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2).

            "Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

            "Wholly-Owned" when used in connection with any Subsidiary of the Company means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests

(other than directors' qualifying shares as required by law) shall be owned by the Company and/or one or more of its Wholly-Owned Subsidiaries.

            Section 8.2. Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day herein shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

            Section 8.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 9.4 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Banks may by notice to the Banks and the Company, respectively, require that the Banks and the Company negotiate in good faith to amend such covenant, standard and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Banks in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard or term is amended in accordance with this Section 8.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 9. Representations and Warranties of Company.

            The Company hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

            Section 9.1. Corporate Organization and Authority. The Company is duly organized and existing in good standing under the laws of the State of Delaware; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

            Section 9.2. Subsidiaries. Schedule 9.2 (as updated from time to time pursuant to Section 12.6(a)) hereto identifies, as of the date of the most recent such Schedule delivered to the Administrative Agent, each Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. Each Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 9.2 hereto. All such shares owned by the Company are owned beneficially, and of record, free of any Lien other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. Each Subsidiary that is a Significant Subsidiary and each Subsidiary which is a First Tier Foreign Subsidiary is so noted in each case on Schedule 9.2 hereto. Each Subsidiary is a Guarantor except to the extent (i) Section 7.5(b) does not yet require such Subsidiary be a Guarantor, (ii) in the case of a Foreign Subsidiary, Section 7.4 does not yet require such Foreign Subsidiary be a Guarantor and (iii) in the case of those Subsidiaries established or acquired after the date hereof, the Required Banks have agreed pursuant to Section 7.5(b) hereof that the same need not be Guarantors.

            Section 9.3. Corporate Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Company, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply for the issuance of the Letters of Credit, and to perform all of its obligations under the Loan Documents, to which it is a party. Each Guarantor has full right and authority to enter into this Agreement as a signatory hereto or pursuant to a Subsidiary Guarantee Agreement and to perform all of its obligations hereunder or thereunder. Each Loan Document to which the Company or any Guarantor is a party has been duly authorized, executed and delivered by the Company or such Guarantor, as the case may be, and constitutes a valid and binding obligation of the Company or such Guarantor, enforceable in accordance with its terms, subject to general principles of equity and bankruptcy, reorganization, insolvency and similar laws of general application to enforcement of creditors' rights. No Loan Document, nor the performance or observance by the Company or any Guarantor of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Company or any Guarantor or any Contractual Obligation of or affecting the Company or any Guarantor or any of their respective Properties which if breached would reasonably be expected to have a Material Adverse Effect or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Company or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

            Section 9.4. Financial Statements. All audited financial statements heretofore delivered to the Banks showing historical performance of the Company for each of the Company's fiscal years ending on or before December 31, 2000, and the unaudited interim financial statements heretofore delivered to the Banks for the three fiscal quarters ending September 30, 2001, in each case, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Company and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 9.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. The Company and its Subsidiaries have no material Foreign Investments other than those disclosed in the most recent Foreign Investment List furnished to the Banks. Since September 30, 2001, there has occurred no event which has had or would reasonably be expected to have a Material Adverse Effect.

            Section 9.5. No Litigation; No Labor Controversies. (a) There is no litigation or governmental proceeding pending, or to the knowledge of the Company or any Subsidiary threatened, against the Company or any Subsidiary which would reasonably be expected to be adversely determined and which, if adversely determined, would have a Material Adverse Effect.

            (b) There are no labor controversies pending or, to the knowledge of the Company or any Subsidiary, threatened against the Company or any Subsidiary which would be reasonably expected to have a Material Adverse Effect.

            Section 9.6. Taxes. The Company and its Subsidiaries have filed all United States federal and state income tax returns, and all other material tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except (i) such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided and (ii) the taxes listed on Schedule 9.6 hereto. The United States income tax returns of the Company and the Subsidiaries, on a consolidated basis, have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1990. No tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Company and its Subsidiaries on a consolidated basis taken as a whole. To the Company's knowledge, the charges, accruals and reserves on the books of the Company and its Subsidiaries for any taxes or other governmental charges are adequate.

            Section 9.7. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any Subsidiary or from any other Person, in either case which has not yet been made or obtained, is necessary for the valid execution, delivery or performance by the Company or any Subsidiary of any Loan Document to which it is a party.

             Section 9.8. ERISA. Except as set forth on Schedule 9.8 hereto, (i) each Plan complies in all material respects with all applicable requirements of law and regulations to the extent noncompliance therewith would reasonably be expected to create a liability to the Company or any Subsidiary aggregating in excess of $10,000,000, (ii) no Reportable Event has occurred with respect to any Plan, (iii) neither the Company nor any of its Subsidiaries has withdrawn from any Plan or initiated steps to do so, and (iv) no steps have been taken to terminate any Plan except as disclosed in writing by the Company to the Banks.

            Section 9.9. Government Regulation. Neither the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            Section 9.10. Margin Stock. Neither the Company nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Company will not use the proceeds of any Loan or Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

             Section 9.11. Licenses and Authorizations; Compliance with Environmental and Health Laws.                (a) The Company and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated, except to the extent the failure to have such licenses, permits or authorizations would not have a Material Adverse Effect.

            (b) To the Company's knowledge, the business and operations of the Company and each Subsidiary comply in all respects with all applicable Environmental and Health Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

            (c) Neither the Company nor any Subsidiary has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding which would reasonably be expected to result in a Material Adverse Effect claiming that: (i) the Company or any Subsidiary has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Company's or any Subsidiary's Property, facilities, equipment or vehicles; (iii) the Company or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Company's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of Hazardous Materials.

            Section 9.12. Ownership of Property; Liens. Schedule 9.12 lists all principal real property locations used as of the date hereof by the Company or any Subsidiary in the conduct of their respective businesses. The Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all such real property, as specified in Schedule 9.12, and good title to or valid leasehold interests in all its other Property.

            Section 9.13. No Burdensome Restrictions; Compliance with Agreements. Neither the Company nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that has a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default has a Material Adverse Effect.

            Section 9.14. Full Disclosure. All information heretofore furnished by the Company or any Subsidiary to the Administrative Agent or any Bank for purposes of or in connection with the Loan Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Company or any Subsidiary to the Administrative Agent or any Bank will be, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified. Notwithstanding the foregoing, the Administrative Agent and Banks acknowledge that as to any projections furnished to them, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

Section 10. Representations and Warranties of Borrowing Subsidiaries.

            By its execution and delivery of this Agreement as a Borrowing Subsidiary or by execution and delivery of its Election to Participate, each Borrowing Subsidiary severally represents and warrants to each Bank as to itself as follows:

            Section 10.1. Corporate Organization and Authority. Such Borrowing Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction of its incorporation; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

            Section 10.2. Corporate Authority and Validity of Obligations. Such Borrowing Subsidiary has full right and authority to enter into this Agreement, its Election to Participate (if applicable) and the other Loan Documents to which it is a party, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Borrowing Subsidiary, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply for the issuance of the Letters of Credit, and to perform all of its obligations under the Loan Documents to which it is a party. Each Loan Document to which such Borrowing Subsidiary is a party has been duly authorized, executed and delivered by such Borrowing Subsidiary and constitutes a valid and binding obligation of such Borrowing Subsidiary enforceable in accordance with its terms, subject to general principles of equity and bankruptcy, reorganization, insolvency and similar laws of general application to enforcement of creditors' rights. No Loan Document, nor the performance or observance by such Borrowing Subsidiary of any of the matters or things therein provided for, contravenes any provision of law or of any charter or by-law (or any comparable constituent document) of such Borrowing Subsidiary or any Contractual Obligation of or affecting the Company or such Borrowing Subsidiary or any of their respective Properties which if breached would reasonably be expected to have a Material Adverse Effect or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Company or any Borrowing Subsidiary other than Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 11. Conditions Precedent.

            The obligation of each Bank to make any Loan hereunder, or of an Issuing Agent to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

            Section 11.1. Initial Borrowing. On or prior to the Effective Date:

(a) the Administrative Agent shall have received for each Bank the favorable written opinions of (i) Steven Rubin, general counsel to the Company and each Domestic Subsidiary, in a form acceptable to the Administrative Agent, (ii) Sidley, Austin, Brown & Wood outside counsel to the Company and each Domestic Subsidiary, in a form acceptable to the Administrative Agent, (iii) Jones Vargas, special Nevada counsel to GBC International, Inc. and GBC India Holdings Inc., in a form acceptable to the Administrative Agent, and (iv) counsel for each Borrowing Subsidiary signatory hereto acceptable to the Administrative Agent, substantially in the form of Exhibit I hereto (with appropriate assumptions, exceptions and qualifications reasonably acceptable to the Administrative Agent reflecting the laws of the relevant jurisdiction) and covering such additional matters as the Required Banks may reasonably request;

(b) the Administrative Agent shall have received for each Bank (i) certified copies of resolutions of the Board of Directors (or comparable authorizing documents) of each Borrower authorizing the execution, delivery and performance of this Agreement and such Borrower's Notes, indicating the authorized signers of this Agreement and such Borrower's Notes and all other documents relating thereto and the specimen signatures of such signers and (ii) copies of such Borrower's Certificate of Incorporation and by-laws (or other comparable constituent documents) certified by the Secretary or other appropriate officer of such Borrower together with (if available in the relevant jurisdiction) a certificate of good standing (or similar document) certified by the appropriate governmental officer in the jurisdiction of such Borrower's organization;

(c) the Administrative Agent shall have received for each Bank (i) certified copies of resolutions of the Board of Directors of each Domestic Subsidiary authorizing its execution, delivery and performance of the Loan Documents to which it is a party, indicating the authorized signers of the Loan Documents to which it is a party and all other documents relating thereto and the specimen signatures of such signers and (ii) copies of such Domestic Subsidiary's Certificate or Articles of Incorporation and by-laws (or analogous organizational documents), or certification that such Certificate or Articles and by-laws have not changed since copies thereof were delivered to the Administrative Agent on the date of the Previous Credit Agreement, certified by the Secretary or other appropriate officer of such Domestic Subsidiary together with, to the extent customarily issued, a certificate of good standing certified by the appropriate governmental officer in the jurisdiction of such Domestic Subsidiary's organization;

(d) the Administrative Agent shall have received for each Bank (to the extent applicable to such Bank) such Bank's duly executed Committed Revolving Loan Note of each Borrower and Term A Note or Term B Note of the Company dated the date hereof and otherwise in compliance with the relevant provisions of Section 5.6 hereof and shall have received for each Swing Line Bank its Swing Line Note of each Borrower dated the date hereof and otherwise in compliance with the relevant provisions of Section 5.6 hereof;

(e) each Domestic Subsidiary (other than Plastic) shall have executed this Agreement as a Guarantor;

(f) the Administrative Agent shall have received a Foreign Investment List completed as of November 30, 2001;

(g) the Administrative Agent shall have received from the Company a list of the Authorized Representatives;

(h) to the extent not otherwise waived in writing by the Administrative Agent, the Administrative Agent shall have received an Acknowledgment and Reaffirmation of Pledge Agreement, duly executed by the Company and by GBC International, Inc., supplemental patent and trademark collateral agreements, duly executed by the parties thereto, the Security Agreement, duly executed by the Company and the Subsidiaries party thereto, any amendments and/or restatements of any other Collateral Documents (including, without limitation, Collateral Documents pledging Stock of Foreign Subsidiaries, provided that the Administrative Agent may elect to allow some amendments to Collateral Documents or delivery of new Collateral Documents pledging stock of Foreign Subsidiaries to be delivered after the Effective Date) deemed necessary or advisable by the Administrative Agent in connection herewith, duly executed by the parties thereto, and supplements to the Mortgages, duly executed, together with UCC financing statements to be filed against the Company and each Guarantor, as debtor, in favor of the Administrative Agent, as secured party;

(i) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as mortgagee and loss payee;

(j) to the extent not otherwise waived in writing by the Administrative Agent, the Administrative Agent shall have received a date-down endorsement for each policy of title insurance (and all endorsements thereunder) delivered in connection with the Previous Credit Agreement in form and substance acceptable to the Administrative Agent from Lawyers Title Insurance Corporation or such other title insurance company acceptable to the Administrative Agent;

(k) the Administrative Agent shall have received financing statement, tax and judgment lien search results against the Property of the Company and each Domestic Subsidiary (other than Plastic) evidencing the absence of Liens on its Property except as permitted by Section 12.9 hereof;

(l) the Administrative Agent shall have received such evaluations and certifications as it shall reasonably require in order to satisfy itself as to the value of the Collateral, including without limitation the Collateral included in the Borrowing Base, and shall have received a Borrowing Base Certificate and a compliance certificate, each as of a date acceptable to the Administrative Agent, which compliance certificate shall show, among other things, that (x) Consolidated EBITDA for the twelve months ended October 31, 2001 was not less than $80,000,000, and (y) the ratio of Consolidated Debt on the Effective Date to Consolidated EBITDA for the twelve month period ending October 31, 2001 was not greater than 5.25 to 1.0;

(m) the loans under the Previous Credit Agreement shall be refinanced with the proceeds of the initial Borrowing, as more fully described in the recitals of this Agreement, and all accrued interest, fees and other obligations under the Previous Credit Agreement shall have been repaid in full;

(n) all fees and other amounts due to the Administrative Agent or the Lenders on or prior to the Effective Date pursuant to any agreements with such parties shall have been paid in full; and

(o) the consultation procedure with the works council (ondernemingsraad) of GBC Nederland B.V. pursuant to section 25 of the Dutch Works Councils Act (Wet op de ondernemingsraden) has been completed.

            Section 11.2. All Credit Events. As of the time of each Credit Event hereunder (including the initial Credit Event):

(a) In the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.2 hereof (including any deemed notice under Section 2.2(c)) or 3.3 or 4.2 hereof, as applicable, and the Note of the relevant Borrower required by Section 5.6 hereof for a Borrowing of such type; in the case of the issuance of any Letter of Credit the relevant Issuing Agent shall have received a duly completed Application for a Letter of Credit; and in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the relevant Issuing Agent;

(b) In the case of a Credit Event other than a Refunding Borrowing, each of the representations and warranties of the Company and Borrowing Subsidiaries set forth in Sections 9 (other than the last sentence of Section 9.4) and 10 hereof shall be and remain true and correct in all material respects as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date;

(c) In the case of a Credit Event other than (i) a Refunding Borrowing in Domestic Rate Loans and (ii) a Refunding Borrowing in Eurocurrency Loans (refunding a Borrowing denominated in an Alternative Currency) in the same Alternative Currency with an Interest Period not exceeding one (1) calendar month, no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(d) In the case of a Credit Event (including a Refunding Borrowing), after giving effect to such Credit Event, (i) neither the Original Dollar Amount nor the U.S. Dollar Equivalent of the aggregate principal amount of all Revolving Loans (whether Committed Revolving Loans or Swing Line Loans and L/C Obligations outstanding hereunder shall exceed the Revolving Credit Commitments then in effect minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, (or, if less, the Borrowing Base as then determined and computed in accordance with the terms hereof), (ii) the aggregate Original Dollar Amount of Committed L/C Obligations shall not exceed the L/C Commitment then in effect, (iii) the aggregate principal amount of Domestic Swing Line Loans outstanding hereunder shall not exceed the lesser of the Unused Revolving Credit Commitments minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, and the Domestic Swing Line Commitment, (iv) neither the aggregate Original Dollar Amount nor the U.S. Dollar Equivalent of the aggregate principal amount of Multicurrency Swing Line Loans and Foreign Credit L/C Obligations outstanding hereunder shall exceed the lesser of the Unused Revolving Credit Commitments minus, until the IBICO GmbH Pledge Event has occurred, $10,000,000, and the Multicurrency Swing Line Commitment, and (v) neither the Original Dollar Amount nor the U.S. Dollar Equivalent of all Loans and L/C Obligations denominated in an Alternative Currency and outstanding hereunder shall exceed the Foreign Currency Sub-Limit (if any) for such Alternative Currency; and

(e) Such Borrowing shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

            Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in paragraphs (b), (c) and (d) of this Section 11.2.

            Section 11.3. First Borrowing by Each Borrowing Subsidiary. In the case of the first Borrowing after the Effective Date by each Borrowing Subsidiary which becomes a party hereto after the Effective Date:

(a) The Administrative Agent shall have received an opinion of counsel for such Borrowing Subsidiary acceptable to the Administrative Agent, substantially in the form of Exhibit I hereto (with appropriate assumptions, exceptions and qualifications reasonably acceptable to the Administrative Agent reflecting the laws of the relevant jurisdiction) and covering such additional matters as the Required Banks may reasonably request; and

(b) The Administrative Agent shall have received for each Bank (i) certified copies of resolutions of the Board of Directors (or comparable authorizing documents) of such Borrowing Subsidiary authorizing the execution, delivery and performance of this Agreement, including the execution and delivery of an Election to Participate, and the Borrowing Subsidiary's Notes, indicating the authorized signers of this Agreement, through the Election to Participate, and the Borrowing Subsidiary's Notes and all other documents relating thereto and the specimen signatures of such signers and (ii) copies of such Borrowing Subsidiary's charter and by-laws (or other comparable constituent documents) certified by the Secretary or other appropriate officer of such Borrowing Subsidiary together with (if available in the relevant jurisdiction) a certificate of good standing (or similar document) certified by the appropriate governmental officer in the jurisdiction of such Borrowing Subsidiary's incorporation.

            The documents referred to in this Section 11.3 shall be delivered to the Administrative Agent by the Borrower no later than the date of the first Borrowing by such Borrower. The opinion referred to in clause (a) above shall be dated on or prior to the date of the first Borrowing by such Borrower hereunder.

            Section 11.4. Additional Conditions to Credit Events other than Refunding Borrowings. In addition to the conditions set forth in Sections 11.1, 11.2 and 11.3 hereof, as of the time of each Credit Event other than a Refunding Borrowing, the representations and warranties set forth in the last sentence of Section 9.4 hereof shall be true as of said time, and the request for such Credit Event, as referred to in Section 11.2(a), shall be and constitute a representation and warranty as to such matters specified in the last sentence of Section 9.4 hereof; provided, however, that the reference in such sentence to the date September 30, 2001 shall be deemed a reference to the date of the most recent annual financial statements submitted pursuant to Sections 12.6(a)(i) hereof.

Section 12. Covenants.

            The Company covenants and agrees that, so long as any Note or any L/C Obligation is outstanding hereunder, or any Commitment is available to or in use by any Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

            Section 12.1. Corporate Existence; Subsidiaries. The Company shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 12.12 hereof.

            Section 12.2. Maintenance. The Company will maintain, preserve and keep its plants, properties and equipment deemed by it necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment shall be reasonably preserved and maintained, and the Company will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 12.2 shall prevent the Company or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and not reasonably expected to have any Material Adverse Effect.

            Section 12.3. Taxes. The Company will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all federal and state income taxes and other material taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Company.

            Section 12.4. ERISA. The Company will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Bank any notice it receives from the Company pursuant to this Section 12.4.

            Section 12.5. Insurance. The Company will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent reasonably and in good faith deemed appropriate by the Company, the Company will also insure, and cause each of its Subsidiaries to insure, employers' and public and product liability risks with good and responsible insurance companies. The Company shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Company will upon request of any Bank furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 12.5.

            Section 12.6. Financial Reports and Other Information. (a) The Company will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as any Bank may reasonably request; and without any request, the Company will furnish each of the following to each Bank:

(i) Within 90 days after the close of each of its fiscal years, an audit report certified by independent certified public accountants acceptable to the Required Banks, unqualified as to scope or going concern, prepared in accordance with GAAP on a consolidated basis for itself and the Subsidiaries (including segment information), including a balance sheet as of the end of such period, and an income statement and statement of cash flows for such period, including management's discussion and analysis with respect thereto, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof;

(ii) Within 50 days after the close of each quarterly period of each of its fiscal years (except for the last such quarterly period in each fiscal year), for itself and the Subsidiaries (including segment information), a consolidated unaudited balance sheet as at the close of each such period and for the fiscal year-to-date period then ended, and a consolidated income statement and a consolidated statement of cash flows for the fiscal year-to-date period then ended, in each case in accordance with GAAP and showing in comparative form the figures for the corresponding date and period in the previous fiscal year, including management's discussion and analysis with respect thereto, all certified by its chief financial officer or another executive officer of the Company;

(iii) Within 30 days after the close of each monthly accounting period of each of its fiscal years (except for each monthly accounting period which coincides with a quarterly fiscal period), for itself and the Subsidiaries (including segment information), a consolidated unaudited balance sheet as at the close of each such period and for the fiscal year-to-date period then ended, and a consolidated income statement and a consolidated statement reflecting Consolidated Capital Expenditures and consolidated depreciation and amortization for the Company and its Subsidiaries, in each case for such period and for the fiscal year-to-date period then ended and in accordance with GAAP, showing in comparative form the figures for the corresponding date and period in the previous fiscal year, and showing performance in comparison to the business plan required under Section 12.6(a)(x) hereof, including management's comments with respect thereto, all certified by its chief financial officer or another executive officer of the Company;

(iv) Within one year after the close of each fiscal year, a statement of the Unfunded Vested Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

(v) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or another executive officer of the Company, describing said Reportable Event and the action the Company proposes to take with respect thereto;

(vi) As soon as possible and in any event within 10 days after any new Domestic Subsidiary is created or acquired, an updated Schedule 9.2 showing such Domestic Subsidiary;

(vii) As soon as possible and in any event no later than 10 days following the close of each calendar quarter in which any new Foreign Subsidiary is created or acquired, an updated Schedule 9.2 showing such Foreign Subsidiary;

(viii) Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, federal or state, having jurisdiction over the Company or any of its Subsidiaries, which would reasonably be expected to have a Material Adverse Effect;

(ix) as soon as available, and in any event within 30 days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, prepared by the Company and certified to by its chief financial officer or another executive officer of the Company; and

(x) not later than 30 days after the first day of each fiscal year of the Company, a copy of the Company's business plan for such fiscal year.

            (b) Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 12.6 shall be accompanied by (A) a written certificate signed by the Company's chief financial officer or another executive officer to the effect that (i) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken or to be taken by the Company to remedy the same, (ii) the representations and warranties contained in Section 9 hereof are true and correct in all material respects as though made on the date of such certificate (other than those representations (x) made solely as of an earlier date, which need only remain true as of such date (y) contained in Section 9.5 or (z) contained in the last sentence of Section 9.4) taking into account any amendments to such Section (including without limitation any amendments to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions and except as otherwise described therein, (B) a Compliance Certificate showing the Company's compliance with the covenants set forth in Sections 12.14(k), 12.14(l), 12.15, 12.16, 12.17, 12.18, 12.19, 12.22 and 12.23 hereof and (C) a Foreign Investment List prepared as of the close of the relevant fiscal quarter.

            (c) The Company will promptly (and in any event within three Business Days after a Responsible Officer of the Company has knowledge thereof) give notice to the Administrative Agent and each Bank:

(i) of the occurrence of any Change of Control Event, Default or Event of Default;

(ii) of any default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries, except for any such default or event of default which is not reasonably expected to have a Material Adverse Effect;

(iii) of any event which has or would reasonably be expected to have a Material Adverse Effect;

(iv) of any litigation or governmental proceeding of the type described in Section 9.5 hereof and of any notice of alleged noncompliance with any laws or regulations of the type described in Section 9.11 hereof which is reasonably expected to have a Material Adverse Effect; and

(v) Within 30 days of becoming aware of such occurrence, notice of any occurrence of the type described in Section 13.1(f) or (g) hereof with respect to any Subsidiary that is not a Significant Subsidiary.

            Section 12.7. Bank Inspection Rights. Upon reasonable notice from the Administrative Agent, the Company will permit the Administrative Agent (and such Persons as the Administrative Agent may designate) or any Bank during normal business hours to visit and inspect any of the Properties of the Company or any of its Subsidiaries (such inspections including the right to conduct field audits of the Collateral), to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and, with the consent of the Company (which consent shall not be unreasonably withheld), independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Banks (and such Persons as any Bank may reasonably designate) the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, the Company shall not be liable for the costs and expenses of such visits and inspections conducted by the Banks or their designees (excluding the Administrative Agent). Nothing contained in this Section 12.7 shall be construed as an express or implied waiver or forfeiture by the Company or any Subsidiary of any accountant-client or other privilege belonging to or accruing to the Company and all information disclosed to any Bank pursuant to this Section or inspected by any such Bank shall be subject to the provisions of Section 17.23 of this Agreement.

            Section 12.8. Conduct of Business. Neither the Company nor any Subsidiary will engage in any line of business if, as a result, the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from that conducted on the date hereof.

            Section 12.9. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that this Section 12.9 shall not apply to nor operate to prevent:

(a) Liens arising by operation of law in connection with worker's compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Company or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not more than 30 days overdue or, if more than 30 days overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which reserves in conformity with GAAP have been provided on the books of the Company; further provided, however, that in no event is any action taken to foreclose on or repossess or otherwise realize on the Property subject to such Lien;

(b) mechanics', workmen's, materialmen's, landlords', carriers', repairmens' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not more than 60 days overdue or, if more than 60 days overdue, being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which reserves in conformity with GAAP have been provided on the books of the Company; provided, however, that in no event is any action taken to foreclose on or repossess or otherwise realize on the Property subject to such Lien;

(c) Liens for taxes or assessments or other government charges or levies on the Company or any Subsidiary of the Company or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Company;

(d) Liens arising out of judgments or awards against the Company or any Subsidiary of the Company, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Company or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Company and its Subsidiaries secured by such Liens shall not exceed $5,000,000 at any one time outstanding;

(e) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or rights of lessors or sublessors of real property leased by the Company or any Subsidiary, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Company and any Subsidiary of the Company or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company or any Subsidiary of the Company;

(f) any Lien existing on any Property (other than receivables and inventory) prior to the acquisition thereof by the Company or any Subsidiary, provided that such Lien is not created in contemplation of or in connection with such acquisition and the aggregate principal amount of Indebtedness at any time outstanding, secured by such Liens, shall not exceed $3,000,000;

(g) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsection (f), provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced;

(h) Liens on property of the Company or any Subsidiary created solely (i) in connection with Capitalized Lease Obligations and (ii) for the purpose of securing indebtedness permitted by Section 12.22(b) hereof, in each case representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(i) Liens on Property of any Foreign Subsidiary granted in favor of each third party lender which from time to time extends credit to such Foreign Subsidiary permitted by Section 12.22(f) hereof;

(j) Liens granted pursuant to the Collateral Documents;

(k) Liens described on Schedule 12.9 hereof;

(l) Liens on cash or Permitted Liquid Investments, not to exceed $15,000,000 in the aggregate, securing reimbursement obligations with respect to letters of credit having expiration dates later than the Revolving Credit Termination Date; and

(m) Liens not otherwise permitted under this Section 12.9 on Property (other than receivables and inventory) securing Indebtedness that does not exceed $1,000,000;

            provided, further, that no Lien permitted under subsections (b), (e), (f) and (g) above may apply to any capital stock of any Subsidiary.

            Section 12.10. Use of Proceeds; Regulation U. The proceeds of the initial Borrowing will refinance the loans under the Previous Credit Agreement, as more fully described in the recitals of this Agreement. The proceeds of each Borrowing, and the credit provided by Letters of Credit, will be used by the Company for working capital, repayment of other Debt, and other general corporate purposes including Investments permitted by Section 12.14 hereof. The Company will not use any part of the proceeds of any of the Borrowings or of the Letters of Credit directly or indirectly to purchase or carry any margin stock (as defined in Section 9.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. At no time will margin stock (as defined in Section 9.10 hereof) constitute 25% or more of the assets of the Company or of the Company and its Subsidiaries, taken as a whole.

            Section 12.11. Sales and Leasebacks. The Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Company or any such Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor; provided, however, that the foregoing shall not apply to nor operate to prevent such sale-leaseback arrangements exclusively among two Foreign Subsidiaries in which the percentage of the Company's direct or indirect Voting Equity in the buyer-lessor is equal to or greater than the percentage of the Company's direct or indirect Voting Equity in the seller-lessee.

            Section 12.12. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any of its Subsidiaries to, (i) consolidate with or be a party to a merger with any other Person or (ii) sell, lease or otherwise dispose of all or any of the Property of the Company and its Subsidiaries; provided, however, that:

(1) any Subsidiary of the Company may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Company, any Wholly-Owned Subsidiary or any Subsidiary of which the Company or any Wholly-Owned Subsidiary holds at least the same percentage equity ownership after any such event as it did immediately prior to the consummation of such event; provided that in any such merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

(2) [Intentionally Deleted.];

(3) the Company or any Subsidiary of the Company may sell or lease inventory in the ordinary course of business;

(4) the Company or any Subsidiary of the Company may sell, transfer, lease, or otherwise dispose of its Property to one another in the ordinary course of its business;

(5) the Company or any Subsidiary of the Company may sell delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(6) the Company or any Subsidiary of the Company may sell, transfer, or make other Dispositions of any tangible personal property that, in the reasonable business judgment of the Company or such Subsidiary, has become uneconomical, obsolete or worn out, and to the extent such Property is disposed of in the ordinary course of business and replaced with similar property at least equal in quality and condition to that so sold, transferred or disposed and owned by the Company or such Subsidiary free of all Liens other than the Lien in favor of the Administrative Agent; provided that the aggregate amount of such property so disposed by the Company and its Subsidiaries (taken together) in any calendar year does not, when taken together with the aggregate amount of Property lost, damaged or destroyed during such year as results of Events of Loss, exceed $15,000,000; and

(7) the Company or any Subsidiary of the Company may sell, transfer, lease, or make other Dispositions of Property of the Company or such Subsidiary aggregating for the Company and its Subsidiaries not more than $5,000,000 during any 12-month period.

            (b) The Company will not sell, transfer or otherwise dispose of, and will not permit any Subsidiary to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as "stock" for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock) of any other Credit Party, (v) except to the Company or a Wholly-Owned Subsidiary of the Company, (w) except for the purpose of qualifying directors, (x) except for the issuance and sale by the Company or any Subsidiary of its capital stock to effect an Acquisition permitted by Section 12.14(e) hereof, (y) except for the issuance and sale by the Company or any Subsidiary of its capital stock in connection with the exercise of employee stock options granted by the Company or such Subsidiary and (z) except for any such sale or other disposition not otherwise prohibited by this Section 12.12 if the Company or such other Credit Party fully pays all Loans (if any) made to such other Credit Party and the Company pays or assumes in a manner acceptable to the Banks the liability for all L/C Obligations of such other Credit Party (it being understood and agreed that any Borrowing Subsidiary shall, as provided in Section 5.10(a) hereof, cease to be a Borrower hereunder upon ceasing to be a Wholly-Owned Subsidiary).

            (c) In the event of any merger permitted by proviso (2) above, the Company shall give the Administrative Agent and the Banks prior written notice of any such event and, immediately after giving effect to any such merger, Schedule 9.2 of this Agreement shall be deemed amended excluding reference to any such Subsidiary merged out of existence.

            (d) So long as (i) no Default or Event of Default has occurred and is continuing or would arise as a result thereof, the Administrative Agent shall release its Lien on any Property sold to a third party pursuant to provisos (4), (5), (6) and (7) above, and (ii) the Loans and L/C Obligations have not been accelerated and no Event of Default has occurred and is continuing under Section 13.1(f) or 13.1(g) hereof, the Administrative Agent shall release its Lien on any Property sold to a third party pursuant to proviso (3) above. Except to the extent otherwise provided in the immediately preceding sentence and elsewhere in the Loan Documents, the Administrative Agent shall not, without the prior written consent or waiver of each Bank, release in any 12-month period all or any part of the Collateral with an aggregate fair market value in excess of $3,000,000.

            Section 12.13. Use of Property and Facilities; Environmental and Health and Safety Laws. The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Company or any Subsidiary to the extent that noncompliance would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Company or any of its Subsidiaries if such disposal would reasonably be expected to have a Material Adverse Effect.

            Section 12.14. Investments, Acquisitions, Loans, Advances and Guaranties. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or effect any Acquisition, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another (cumulatively, all of the foregoing being "Investments"); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

(a) Permitted Liquid Investments;

(b) ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

(c) endorsements of negotiable instruments for collection in the ordinary course of business;

(d) loans and advances to employees in the ordinary course of business;

(e) Acquisitions of all or any part of the assets or business of any other Person or division thereof engaged in a line of business related to that of the Company and its Subsidiaries, or of a majority of the Voting Stock of such a Person, or of equity interests in any partnership, joint venture or corporation which does not become a Subsidiary as a result of such Acquisition but is engaged (or promptly after such Acquisition will be engaged) in a line of business related to that of the Company and its Subsidiaries, provided that (i) no Default or Event of Default exists or would exist after giving effect to such Acquisition, (ii) the Board of Directors or other governing body of such Person whose Property, or Voting Stock or other interests in which, are being so acquired has approved the terms of such Acquisition, (iii) the Company can demonstrate that on a proforma basis after giving effect to such Acquisition it will continue to comply through the Revolving Credit Termination Date and the Term Loan Termination Date with all the terms and conditions of the Loan Documents, (iv) the numerator of the Senior Leverage Ratio shall, as of the most recently completed fiscal quarter of the Company (with the Senior Leverage Ratio calculated on a pro forma basis as if such Acquisition had been consummated before the end of such fiscal quarter) be at least 0.25 less than the numerator of the Senior Leverage Ratio required during such period for compliance with Section 12.17(b) hereof, and (v) the Total Consideration expended by the Company and its Subsidiaries as consideration for all Acquisitions does not at any time exceed $2,000,000;

(f) Obligations of Guarantors hereunder;

(g) Guaranties of the 1998 Senior Subordinated Debt by any Subsidiary if and so long as such Subsidiary is obligated on a Subsidiary Guarantee Agreement it has executed and delivered to the Administrative Agent and such Guaranties are subordinated to the obligations of such Subsidiary under the Subsidiary Guarantee Agreement on terms and conditions no less favorable to the Banks than those in effect on the Effective Date;

(h) Investments (as defined above in this Section) (i) by the Company or another Credit Party in a joint venture with Neschen AG for the manufacture and sale of film products provided (A) such Credit Party at all times maintains at least a 50% equity interest in such joint venture, (B) the aggregate amount of Investments in such joint venture, when taken together with the aggregate amount of capital expenditures (if any) made by the Company or any Subsidiary for such joint venture, does not exceed $5,000,000 on a cumulative basis on and after September 30, 1999 and (C) such Investments do not take the form of Guaranties by any Credit Party, (ii) in Minority Foreign Investments existing on September 30, 1999, together with increases therein arising from equity in undistributed income;

(i) Investments (as defined above in this Section) in one or more Subsidiaries and Minority Foreign Investments consisting of trade credit extended in the ordinary course of business on ordinary terms on an arm's-length basis to the Company or any Subsidiary or any Minority Foreign Investment to finance its purchase of goods and services for sale in the ordinary course of its business;

(j) Investments (as defined above in this Section) in Credit Parties in an amount not in excess of the amount of Investments in Credit Parties (other than the Company) existing on September 30, 2001;

(k) Investments (as defined above in this Section) in one or more Foreign Subsidiaries and Minority Foreign Investments not otherwise permitted by this Section 12.14 provided that such Investments constitute Permitted Future Foreign Subsidiary Support; and

(l) Investments (as defined above in this Section) in Foreign Subsidiaries and Minority Foreign Investments not otherwise permitted by this Section 12.14 in an amount not in excess of the amount of Investments existing on November 30, 2001 in (i) Foreign Subsidiaries and (ii) Minority Foreign Investments; and

(m) Investments (as defined above in this Section) by one Foreign Subsidiary (other than a Foreign Subsidiary which is a Credit Party) in another Foreign Subsidiary.

            In determining the amount of investments, loans, advances and guarantees permitted under this Section 12.14, Investments (1) shall always be valued at the net book value thereof (without giving effect to (x) any subsequent market appreciation or depreciation therein or (y) any non-cash adjustments), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby and (2) by the Company in a Subsidiary to the extent such Subsidiary uses the proceeds of such Investments solely to invest in one or more Foreign Subsidiaries shall be deemed as an Investment by the Company in such Foreign Subsidiary only and not as an Investment by the Company in such Subsidiary.

            Section 12.15. [Intentionally Deleted].

            Section 12.16. Current Ratio. The Company will at all times maintain the Consolidated Current Ratio of not less than 1.25 to 1.00.

            Section 12.17. Leverage Ratios.  (a) Leverage Ratio. The Company shall not, as of the close of any fiscal quarter of the Company set forth below, permit the Leverage Ratio to be more than the amount set forth to the right of such closing date:

As of Close of	Leverage Ratio Shall Not Be More Than:
1st fiscal quarter of fiscal year 2002 through 3rd fiscal quarter of fiscal year 2002	5.50 to 1
4th fiscal quarter of fiscal year 2002 through 1st fiscal quarter of fiscal year 2003	5.00 to 1
2nd fiscal quarter of fiscal year 2003 through 3rd fiscal quarter of fiscal year 2003	4.75 to 1
each fiscal quarter thereafter	4.25 to 1

            (b) Senior Leverage Ratio;. The Company shall not, as of the close of any fiscal quarter of the Company set forth below, permit the Senior Leverage Ratio to be more than the amount set forth to the right of such closing date:

As of Close of	Senior Leverage Ratio Shall Not Be More Than:
1st fiscal quarter of fiscal year 2002	3.75 to 1
2nd fiscal quarter of fiscal year 2002 through 3rd fiscal quarter of fiscal year 2002	3.50 to 1
4th fiscal quarter of fiscal year 2002	3.25 to 1
1st fiscal quarter of fiscal year 2003	3.00 to 1
2nd fiscal quarter of fiscal year 2003 through 3rd fiscal quarter of fiscal year 2003	2.75 to 1
each fiscal quarter thereafter	2.50 to 1

            Section 12.18. Interest Coverage Ratio. The Company shall not, as of the close of any fiscal quarter of the Company commencing with the fiscal quarter ending December 31, 2001 and continuing for each fiscal quarter thereafter, permit the Interest Coverage Ratio to be less than 1.50 to 1.

            Section 12.19. Minimum Consolidated EBITDA. As of the last day of each fiscal quarter of the Company below, the Company shall not permit Consolidated EBITDA for the most recent four fiscal quarters to be less than the amount set forth below:

As of Close of	Consolidated EBITDA Shall Not Be Less Than:
4th fiscal quarter of fiscal year 2001 through 3rd fiscal quarter of fiscal year 2002	$70,000,000
each fiscal quarter thereafter	$75,000,000

            Section 12.20. Dividends and Other Restricted Payments. The Company shall not, nor shall it permit any Subsidiary to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or any other equity interest (other than dividends payable solely in its capital stock) or (ii) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or any other equity interest or (iii) prepay any Indebtedness (other than the prepayment of the Loans and L/C Obligations in accordance with Section 5.4 hereof and the effecting of any redemption of such Loans) (such non-excepted dividends, distributions, purchases, redemptions, acquisitions, prepayments and retirements being hereinafter collectively called "Restricted Payments"); provided, however, that the foregoing shall not apply to or operate to prevent (x) the making of dividends or distributions by any Subsidiary to the Company or any other Subsidiary (provided that Domestic Subsidiaries may not make dividends or distributions to Foreign Subsidiaries) and (y) any Restricted Payments made in any fiscal year of the Company in the form of treasury stock repurchases by the Company to acquire its capital stock to the extent necessary to cover bona fide employee stock options granted in the ordinary course of business if and to the extent that at the time each such Restricted Payment is made and after giving effect thereto, no Default or Event of Default shall occur or be continuing.

            Section 12.21. Company as Domestic Operation. Notwithstanding Sections 12.12 and 12.14 or any other provision of this Agreement, the assets owned directly by the Company and its Wholly-Owned Subsidiaries which are Domestic Subsidiaries (without regard to their ownership of equity interests in Subsidiaries) shall at all times constitute the majority of the total consolidated assets of the Company and its Subsidiaries.

            Section 12.22. Indebtedness. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of each Borrower owing to the Administrative Agent and the Banks hereunder;

(b) purchase money indebtedness and Capitalized Lease Obligations of the Company and of its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(c) Obligations of each Borrower arising out of Hedging Arrangements in the ordinary course of business for bona fide hedging purposes and not for any speculative purposes;

(d) guaranties expressly permitted by Section 12.14 hereof;

(e) intercompany indebtedness from time to time owing by the Company and its Subsidiaries as a result of intercompany loans and advances from the Company and its Subsidiaries permitted by Section 12.14 hereof;

(f) Indebtedness of each Foreign Subsidiary representing credit extended by third party lenders to such Foreign Subsidiary to finance its operating needs in the ordinary course of business provided (i) the U.S. Dollar Equivalent of the aggregate principal amount of such credit as is outstanding as of the Effective Date does not exceed $14,500,000 and (ii) all other credit extended, including without limitation credit refinancing the amounts described in the immediately preceding clause (f)(i), constitutes Permitted Future Foreign Subsidiary Support;

(g) [Intentionally Deleted];

(h) other Indebtedness existing on the date of this Agreement and described on Schedule 12.22 attached hereto and made a part hereof, including extensions, renewals and refinancings thereof from time to time (but excluding in any event any increase in the principal amount thereof); and

(i) other indebtedness of the Company and its Subsidiaries not otherwise permitted by this Section in an aggregate amount not to exceed $3,000,000 at any one time outstanding.

            Section 12.23. Consolidated Capital Expenditures. The Company shall not permit, during each period of time specified in the immediately following sentence, the aggregate Consolidated Capital Expenditures for the Company and its Subsidiaries to exceed the Maximum Permitted Amount for such period. For purposes of this Section 12.23 "Maximum Permitted Amount" shall mean (i)  $20,000,000 (such amount to include the amount of any capital expenditures made as described in subparagraph (i) of the definition of "Permitted Future Foreign Subsidiary Support") during the fiscal year of the Company ending on or about December 31, 2002 and (ii) $25,000,000 (such amount to include the amount of any capital expenditures made as described in subparagraph (i) of the definition of "Permitted Future Foreign Subsidiary Support") during each fiscal year thereafter.

            Section 12.24. No Restrictions on Subsidiary Distributions. Except as provided herein, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary to: (a) guarantee the Obligations and the Hedging Liability; (b) grant Liens on its assets to the Administrative Agent for the benefit of the Administrative Agent, the Banks, certain Affiliates of the Banks and the Issuing Agents, as required by Section 7 hereof; (c) in the case of any Subsidiary, pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity interests owned by the Company or any Subsidiary; (d) pay any indebtedness owed to the Company or any Subsidiary; (e) make loans or advances to the Company or any Subsidiary; or (f) transfer any of its property or assets to the Company or any Subsidiary; provided, however, the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ii) customary provisions in leases and other contracts restricting the assignment thereof, (iii) restrictions or conditions imposed by the Indenture described in the definition hereunder of 1998 Senior Subordinated Debt, (iv) restrictions and conditions imposed by the Stock Purchase Agreement dated as of October 17, 1997 among the Company and Dr. U. Wolfensberger relating to the Company's acquisition of Ibico AG and (v) customary provisions in overseas financing arrangements by Foreign Subsidiaries which are not Credit Parties.

            Section 12.25. Transactions with Affiliates. Except as disclosed in the Company's periodic reports to the Securities and Exchange Commission prior to the date hereof, the Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement (where "material" means material for the Company and its Subsidiaries taken as a whole) with any Affiliate of such Person (other than the Company or any of its Subsidiaries), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, and except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate to the extent that any such transaction or arrangement would have a Material Adverse Effect.

            Section 12.26. Compliance with Laws. Without limiting any of the other covenants of the Company in this Section 12, the Company will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Company nor any Subsidiary of the Company shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Company or such Subsidiary, as the case may be, or (y) the failure to comply therewith is not reasonably expected to have a Material Adverse Effect.

            Section 12.27. Subordinated Indebtedness. The Company shall not, and shall not permit any Subsidiary to:

(a) make any voluntary prepayment on, or effect any voluntary redemption of, any Subordinated Debt; or

(b) make any other payment on account of any Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating such indebtedness to the prior payment of any Obligations; or

(c) increase or (except to reduce to a lower fixed rate) amend the interest rate applicable to, or shorten the scheduled amortization or final maturity of, any Subordinated Debt.

            Section 12.28. European Monetary Union. (a) If, as a result of the EMU Commencement, (i) any Alternative Currency ceases to be lawful currency of the state issuing the same and is replaced by Euros or (ii) any Alternative Currency and Euros are at the same time both recognized by the central bank or comparable governmental authority of the state issuing such currency as lawful currency of such state, then any amount payable hereunder by any party hereto in such Alternative Currency (including, without limitation, any Loan to be made under this

Agreement) shall instead be payable in Euros and the amount so payable shall be determined by redenominating or converting such amount into Euros at the exchange rate officially fixed by the European Central Bank for the purpose of implementing the EMU, provided, that to the extent any EMU Legislation provides that an amount denominated either in Euros or in the applicable Alternative Currency can be paid either in Euros or in the applicable Alternative Currency, each party to this Agreement shall be entitled to pay or repay such amount in Euros or in the applicable Alternative Currency. Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any such Alternative Currency will, except as otherwise provided herein, continue to be payable only in that Alternative Currency.

            (b) The Company (acting on behalf of the Borrowers) shall from time to time, at the request of the Administrative Agent, pay to the Administrative Agent for the account of each Bank the amount of any cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or of interest or other return foregone by, such Bank or any holding company of such Bank as a result of the introduction of, changeover to or operation of Euros in any applicable state to the extent reasonably attributable to such Bank's obligations hereunder or for the credit which is the subject matter hereof; provided, however, that (a) such Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given and (b) such Bank shall not be entitled to make such a claim for compensation if the Bank has not generally been making claims for compensation under similar circumstances from other borrowers similarly situated under loan agreements with provisions comparable to this Section entitling the Bank to make such a claim. In the event any circumstance arises by virtue of which a Bank is determined to be entitled to a refund for any amount or amounts which were paid or reimbursed by the Company to such Bank hereunder, such Bank shall refund such amount or amounts to the Company without interest. Each Bank that determines to seek compensation under this Section 12.28(b) shall notify the Company and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 12.28(b) and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise impractical or disadvantageous in any material respect to such Bank. A certificate of any Bank claiming compensation under this Section 12.28(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. The protection of this Section 12.28(b) shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Bank for compensation.

            (c) With respect to the payment of any amount denominated in Euros or in any Alternative Currency, the Administrative Agent shall not be liable to the Company (acting on behalf of the Borrowers) or any of the Banks in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in any Alternative Currency) to the account with the bank in the principal financial center in the Euro Member which the Company (acting on behalf of the Borrowers) or, as the case may be, any Bank shall have specified for such purpose. In this paragraph (c), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Euros.

            (d) If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a Euro Member shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of Euros, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Euro Member; provided, that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

            (e) In addition, the Company (acting on behalf of the Borrowers) and the Administrative Agent shall enter into negotiations in good faith, if and to the extent necessary, to amend this Agreement (including, without limitation, the definition of Eurocurrency Loan) to reflect such EMU Commencement and change in currency and to put the Banks and the Borrowers in the same position, so far as possible, that they would have been in if such implementation and change in currency had not occurred. The parties hereto acknowledge and agree that if, within sixty (60) days of the commencement of such negotiations, the Company (acting on behalf of the Borrowers) and the Administrative Agent fail to reach agreement regarding any such amendments, then the provisions of Section 14.2 hereof shall be deemed operative and, until such an agreement is reached, the obligations of the Banks to make Eurocurrency Loans in Euros or any other Alternative Currency issued by a Euro Member shall be suspended. Except as provided in the foregoing provisions of this Section 12.28, no such implementation or change in currency nor any economic consequences resulting therefrom shall (i) give rise to any right to terminate prematurely, contest, cancel, rescind, alter, modify or renegotiate the provisions of this Agreement or (ii) discharge, excuse or otherwise affect the performance of any obligations of the Borrowers under this Agreement, any Notes or any other Loan Documents.

            Section 12.29. No Changes in Fiscal Year. The Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 13. Events of Default and Remedies.

            Section 13.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default (x) in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation or (y) for a period of five (5) days in the payment when due of interest or the fees payable under Section 6 hereof or (z) for a period of ten (10) days in the payment when due of any other Obligation;

(b) default by the Company or any Subsidiary in the observance or performance of any covenant set forth in Sections 12.1, 12.6(c)(i), 12.9 through 12.12 or 12.14 through 12.25 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default by the Company or any Subsidiary in the observance or performance of any provision hereof or of any other Loan Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Company by the Administrative Agent;

(d) (i) failure to pay when due Debt of the Company or any Subsidiary in an aggregate principal amount of $10,000,000 or more for the Company and its Subsidiaries, taken together, or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Debt of the Company or any Subsidiary in an aggregate principal amount of $10,000,000 or more for the Company and its Subsidiaries, taken together, may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Debt or a trustee therefor to cause the acceleration of the maturity of any such Debt or any mandatory unscheduled prepayment, purchase or funding thereof;

(e) any representation or warranty made herein or in any other Loan Document by the Company or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Loan Document by the Company or any Subsidiary, or in connection with any Loan Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f) the Company or any Significant Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law of any country or any political subdivision thereof in each case relating to bankruptcy or insolvency, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous law of any country or any political subdivision thereof in each case to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by the Company's board of directors of a resolution) authorizing any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 13.1(g) hereof;

(g) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Significant Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 13.1(f)(v) shall be instituted against the Company or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of forty-five (45) days;

(h) the Company or any Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money (i) in an aggregate amount for the Company and its Subsidiaries, taken together, equal to or greater than $10,000,000 in excess of the amount covered by insurance from an insurer who has acknowledged its liability thereon and (ii) not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i) the Company or any other member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j) the Company or any Subsidiary, or any Person acting on behalf of the Company or a Subsidiary, or any governmental authority challenges the validity of any Loan Document or the Company's or a Subsidiary's obligations thereunder or any Loan Document ceases to be in full force and effect (other than by reason of action taken by the Administrative Agent or the Banks); or

(k) a Change of Control Event shall occur.

            Section 13.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 13.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Company: (a) if so directed by the Required Banks, terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Banks, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Banks, demand that the Company and (subject to Section 17.19) the other Borrowers immediately pay to the Administrative Agent, subject to Section 13.4, the full amount then available for drawing under each or any Letter of Credit, and the Company and such Borrowers agree to immediately make such payment and acknowledge and agree that the Banks would not have an adequate remedy at law for failure by the Company and such Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Banks, shall have the right to require the Company and such Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to Section 13.1(c) or this Section 13.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

            Section 13.3. Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 13.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Company and (subject to Section 17.19) the other Borrowers shall immediately pay to the Administrative Agent, subject to Section 13.4, the full amount then available for drawing under all outstanding Letters of Credit, the Company and such Borrowers acknowledging that the Banks would not have an adequate remedy at law for failure by the Company and such Borrowers to honor any such demand and that the Banks, and the Administrative Agent on their behalf, shall have the right to require the Company and such Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

            Section 13.4. Collateral for Undrawn Letters of Credit. (a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.3(d) or Section 5.4(c) or under Section 13.2 or 13.3 above, the Company and (subject to Section 17.19) the other Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

            (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Account") as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by an Issuing Agent, and thereafter to the payment of the unpaid balance of any Loans and all other Obligations. The Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent and the Banks. If and when requested by the Company, the Administrative Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to Obligations then due and owing; provided, however, that if (i) all the obligations referred to in subsection (a) above shall have been paid and (ii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall repay to the Company any remaining amounts held in the Account.

            Section 13.5. Notice of Default. The Administrative Agent shall give notice to the Company under Section 13.1(c) hereof promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

            Section 13.6. Expenses. The Company and (subject to Section 17.19 hereof) the other Borrowers agree to pay to the Administrative Agent and each Bank, and any other holder of any Note outstanding hereunder, all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent and such Bank or any such holder, including reasonable attorneys' fees (which in any event may include allocated costs of in-house counsel) and court costs, in connection with any Default or Event of Default or in connection with the enforcement of any of the Loan Documents.

Section 14. Change in Circumstances.

            Section 14.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurocurrency Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Company (with a copy to the Administrative Agent) and such Bank's obligations to make or maintain Eurocurrency Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurocurrency Loans. The Company and (subject to Section 17.19) the other Borrowers shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Company or applicable Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Bank by means of Domestic Rate Loans from such Bank, which Domestic Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

            Section 14.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a) the Administrative Agent (or in the case of a Multicurrency Swing Line Loan, the Multicurrency Swing Line Bank) determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) Banks having 25% or more of the aggregate amount of the Revolving Credit Commitments and the Term Loans reasonably determine and so advise the Administrative Agent that LIBOR as reasonably determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurocurrency Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurocurrency Loans in the currency so affected shall be suspended.

            Section 14.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office), including (if applicable) in its capacity as an Issuing Agent or Swing Line Bank hereunder, with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Fixed Rate Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Fixed Rate Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Fixed Rate Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Fixed Rate Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its Lending Office is incorporated or in which such Bank's principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System or with respect to Obligations denominated in Pound Sterling, the Bank of England, but excluding with respect to any Eurocurrency Loans any such requirement to the extent such Bank has already been compensated pursuant to the second paragraph of Section 2.1(b) hereof) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Fixed Rate Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Fixed Rate Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Fixed Rate Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Company and (subject to Section 17.19 hereof) the other Borrowers shall be jointly and severally obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that (a) such Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given and (b) such Bank shall not be entitled to make such a claim for compensation if the Bank has not generally been making claims for compensation under similar circumstances from other borrowers similarly situated under loan agreements with provisions comparable to this Section entitling the Bank to make such a claim. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by the Company to such Bank hereunder, such Bank shall refund such amount or amounts to the Company without interest.

            (b) If, after the date hereof, any Bank (including in its capacity as an Issuing Agent or Swing Line Bank hereunder) or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Company and (subject to Section 12.17 hereof) the other Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided, however, that (a) such Bank shall promptly notify the Company of an event which might cause it to seek compensation, and the Company and (subject to Section 17.19 hereof) the other Borrowers shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given and (b) such Bank shall not be entitled to make such a claim for compensation if the Bank has not generally been making claims for compensation under similar circumstances from other borrowers similarly situated under loan agreements with provisions comparable to this Section entitling the Bank to make such a claim.

            (c) Each Bank that determines to seek compensation under this Section 14.3 shall notify the Company and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 14.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise impractical or disadvantageous in any material respect to such Bank. A certificate of any Bank claiming compensation under this Section 14.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. The protection of this Section 14.3 shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Bank for compensation.

            Section 14.4. Lending Offices. Subject to Sections 4.2, 14.3(c) and 17.1(d) hereof, each Bank may, at its option, elect to make its Loans hereunder at the branch office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent. The Borrowers shall have no obligations under Section 14.3 to indemnify a Bank for any cost or loss incurred by it which results solely from such Bank's changing any applicable Lending Office other than any such change which, in the judgment of such Bank, is required by this Agreement.

            Section 14.5. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurocurrency Loan through the purchase of deposits of U.S. Dollars or the applicable Alternative Currency in the eurocurrency interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

Section 15. The Agents.

            Section 15.1. Appointment and Authorization of Agents. Each Bank hereby appoints Harris Trust and Savings Bank as the Administrative Agent under the Loan Documents and hereby appoints the Administrative Agent and LaSalle Bank National Association as Issuing Agents hereunder and hereby appoints each Swing Line Bank to act as such hereunder. Each Bank hereby authorizes each Agent to take such action as such Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Whenever in this Agreement there is a specific reference to the granting of a security interest to the Administrative Agent, it shall be understood that such interest shall be granted for the benefit of the Banks. In connection with the execution of a notarial deed (the "Dutch Pledge") effecting a right of pledge on approximately 65% of the issued shares of GBC Nederland B.V. and for the purpose of ensuring and preserving the validity and continuity of such right of pledge, the parties hereto agree that the Administrative Agent shall be the joint and several creditor (in such capacity, the "Parallel Creditor") (together with each Bank (and relevant Affiliate of a Bank party to one or more Hedging Arrangement) of each and every Obligation and Hedging Liability, if any, payable by the Company or any of its Subsidiaries to such Bank or Affiliate of a Bank under any Loan Documents, so that accordingly the Parallel Creditor will have its own independent right to demand performance by the Company or such of its Subsidiaries of such Obligation or Hedging Liability, as the case may be, and such Obligation or Hedging Liability, as the case may be, will be discharged by and to the extent of any discharge thereof either to the Parallel Creditor or to the relevant Bank or Affiliate of a Bank, as the case may be.

            The Parallel Creditor shall act on behalf of each Bank (and relevant Affiliate of a Bank party to one or more Hedging Arrangements) (i) in order to fully effectuate a right of pledge in favor of such Bank or Affiliate of a Bank on approximately 65% of the issued shares of GBC Nederland B.V. by executing the Dutch Pledge to that effect and (ii) in all matters in connection with, or in relation to, or concerning the Dutch Pledge and all transactions, matters and things contemplated thereby. The Parallel Creditor shall therefore be authorized to exercise on behalf of each Bank (and relevant Affiliate of a Bank party to one or more Hedging Arrangements) all such rights as are granted to each such Bank and Affiliate of a Bank under the laws of the Netherlands, and all such rights as are granted to them in the Dutch Pledge, including for the avoidance of doubt all and any rights of control or administration ("beheren") and rights of disposal ("beschikken"). The right granted to the Parallel Creditor to act on behalf of each such Bank or Affiliate of a Bank in connection with the Dutch Pledge as set out above shall be irrevocable.

            Section 15.2. Agents and Its Affiliates. Each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent, and each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of the Company as if it were not an Agent under the Loan Documents. The term "Bank" as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes each Agent in its individual capacity as a Bank. References in Sections 1, 2 or 3 hereof to an Agent's Loans, or to the amount owing to such Agent for which an interest rate is being determined, refer to such Agent in its individual capacity as a Bank.

            Section 15.3. Action by Agents. If the Administrative Agent receives from the Company a written notice of an Event of Default pursuant to Section 12.6(c)(i) hereof, the Administrative Agent shall promptly give each of the Banks written notice thereof. The obligations of each Agent under the Loan Documents are only those expressly set forth therein. Each Agent shall be acting as an independent contractor hereunder and nothing herein shall be deemed to impose on such Agent any fiduciary obligations to the Banks or the Borrowers. Without limiting the generality of the foregoing, no Agent shall be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 13.2 and 13.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the

Required Banks. In no event, however, shall any Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Company. In all cases in which this Agreement and the other Loan Documents do not require an Agent to take certain actions, such Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

            Section 15.4. Consultation with Experts. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            Section 15.5. Liability of Agents; Credit Decision. Neither any Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither any Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of any Borrower or Guarantor contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 11 hereof, except receipt of items required to be delivered to any Agent; (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and no Agent makes any representation of any kind or character with respect to any such matter mentioned in this sentence. Each Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, any Borrower, or any Guarantor or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the Banks that are named herein as the holders of the Notes and the other Obligations contemplated herein unless and until the Administrative Agent receives notice of the assignment of the relevant Note and other Obligations held by a Bank hereunder pursuant to an assignment contemplated by Section 17.12 hereof. Each Bank acknowledges that it has independently and without reliance on any Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the

Borrowers and the Guarantors, and no Agent shall have any liability to any Bank with respect thereto.

            Section 15.6. Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold each Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers (without in any way impairing or otherwise affecting the Borrowers' joint and several obligations to do so) and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 15.6 shall survive termination of this Agreement.

            Section 15.7. Resignation or Removal of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company, and the Administrative Agent may be removed at any time by written notice of removal from the Required Banks to the Administrative Agent and the Company. Upon any such resignation or removal of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of the Company (which shall not be unreasonably withheld); provided, however, the consent of the Company shall not be so required upon the occurrence and during the continuance of an Event of Default hereunder. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Required Banks giving notice of the retiring Administrative Agent's removal, then the retiring Administrative Agent may, on behalf of the Banks, with the consent of the Company (which shall not be unreasonably withheld) appoint a successor Administrative Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000; provided, however, the consent of the Company shall not be so required upon the occurrence and during the continuance of an Event of Default hereunder. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent's resignation or removal hereunder as an Agent, the provisions of this Section 15 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

            Section 15.8. Payments.

            (a) To Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank prior to the date on which such Bank is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Administrative Agent may assume that such Bank has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan, so that the Borrower will have no liability under Section 5.8 hereof with respect to such payment.

            (b) From Administrative Agent. On any Business Day that the Administrative Agent receives a payment from a Borrower by the time required by Section 6.7 hereof, the Administrative Agent shall be required to pay to each Bank for whose account such payment is received its share of such amount before the close of business on such day. If the Administrative Agent receives any such payment after the time required by Section 6.7 hereof, the Administrative Agent shall only be required to remit such payment to the Bank or Banks for whose account such payment was received on the following Business Day. If the Administrative Agent fails to remit a payment to a Bank on the Business Day required in this Section 15.8(b), the Administrative Agent shall pay to such Bank interest on the U.S. Dollar Equivalent of the amount it was required to remit (as determined as of the day the Administrative Agent was required to make such remittance) at the Federal Funds Rate for each day that such amount is not so remitted.

            Section 15.9. Co-Agents. Notwithstanding anything herein to the contrary, nothing in this Agreement shall impose any obligation whatsoever on any of LaSalle Bank National Association, Bank One, NA, The Bank of New York or Credit Agricole Indosuez in their capacity as Co-Agents.

Section 16. The Guarantees.

            Section 16.1. The Guarantees. To induce the Banks to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally, irrevocably and jointly and severally guarantees to each Agent, the Banks, and each other holder of an obligation hereby guaranteed, the due and punctual payment of (i) all present and future Obligations and (ii) any present and future Hedging Liability. If any Borrower or Guarantor fails to pay punctually any indebtedness or other obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by such Borrower or Guarantor.

            Section 16.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Section 16 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any indebtedness or other obligation of any Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, any Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or of any other Guarantor contained in any Loan Document;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any Agent, any Bank or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower, any other Guarantor or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower, regardless of what obligations of any Borrower remain unpaid;

(g) any invalidity or unenforceability relating to or against any Borrower or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other Guarantor of the principal of or interest on any Loan or any other Obligations or Hedging Liability; or

(h) any other act or omission to act or delay of any kind by any Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 16.

            Section 16.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 16 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other Obligations and Hedging Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other Obligations or Hedging Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of a Borrower or of a Guarantor, or otherwise, each Guarantor's obligations under this Section 16 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

            Section 16.4. Waivers.

            (a) General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Agent, any Bank or any other Person against any Borrower, another Guarantor or any other Person.

            (b) Subrogation and Contribution. Unless and until the Obligations and Hedging Liability have been fully paid and satisfied and the Commitments have terminated, each Guarantor hereby agrees not to exercise or otherwise assert any claim or other right it may now or hereafter acquire against any Borrower or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor's obligations under this Section 16 or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of any Agent, any Bank or any other holder of the indebtedness guaranteed hereby against any Borrower or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.

            Section 16.5. Limit on Recovery. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations and Hedging Liability against each Guarantor under this Section 16 shall not exceed the amount which would render such Guarantor's obligations under this Section 16 void or voidable under applicable law, including without limitation fraudulent conveyance law less $1.00.

            Section 16.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Banks.

            Section 16.7. Benefit to Guarantors. The Company and all of the other Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 17. Miscellaneous.

            Section 17.1. Withholding Taxes.

            (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 17.1(b) hereof, each payment by each Borrower and Guarantor under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower or Guarantor is domiciled, any jurisdiction from which such Borrower or Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the relevant Borrower or Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank (including the Swing Line Banks) and each Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or any Agent (as the case may be) would have received had such withholding not been made. If any Agent or Bank pays any amount in respect of any such taxes, penalties or interest the relevant Borrower or Guarantor shall reimburse that Agent or Bank for that payment on demand in the currency in which such payment was made. If any Borrower or Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the ninetieth day after payment. If any Bank or Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by any Borrower or Guarantor and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Borrower or Guarantor as applicable, such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the relevant Borrower or Guarantor had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

            (b) U.S. Withholding Tax Exemptions. (i) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a "Non-U.S. Person") shall submit to the Company and the Administrative Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof (or within thirty (30) days after such Person becomes a Bank), two duly completed and signed copies of either Form W-8 BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Loans) or Form W-8 ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Loans) of the United States Internal Revenue Service or, in the case of any Bank exempt from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, a Form W-8 or any successor applicable form (a "Form W-8") together with a statement under penalty of perjury that such Bank is not a "bank" under Section 881(c)(3) of the Code. Thereafter and from time to time, each such Bank shall submit to any Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Company or such Borrower in a written notice, directly or through the Administrative Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Loan Documents or the Loans. Each Bank that is a Non-U.S. Person and that is a party hereto as of the Effective Date hereby represents and warrants that, as of the Effective Date, payments made to it hereunder are exempt from the withholding of United States Federal income taxes (i) because such payments are effectively connected with a United States trade or business conducted by such Non-U.S. Person; (ii) pursuant to the terms of an income tax treaty between the United States and such Non-U.S. Person's country of residence; or (iii) because such payments are portfolio interest exempt pursuant to Sections 871(h) or 881(c) of the Code.

            (ii) Each Bank agrees at the Company's expense to complete, accurately and in a manner reasonably satisfactory to the Company and the Administrative Agent, and to execute, arrange for any required certification of, and deliver to the Company and the Administrative Agent (or to such government or taxing authority as the Company or Administrative Agent reasonably directs), any other form or document that may be required under the laws of any jurisdiction outside the United States to allow any Borrower or Guarantor to make a payment under this Agreement or the other Loan Documents without any deduction or withholding for or on account of any taxes of the type described in Section 17.1 hereof or with any such deduction or withholding for or on account of such taxes at a reduced rate, in each case so long as such Bank is (i) legally entitled to provide such certification and deliver such form or document and (ii) such action is consistent with its overall tax policies and is not otherwise, in the judgment of such Bank, impractical or disadvantageous in any material respect to such Bank.

            (c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to any Borrower or the Administrative Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 17.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Company or such Borrower and the Administrative Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

            (d) Lending Office. Each Bank will use reasonable efforts to make its Loans from its Lending Offices in jurisdictions in which liability for taxes with respect to the payments and remittances described in Section 17.1(a) above will be eliminated or minimized unless to do so would, in the judgment of such Bank, be impractical or disadvantageous to such Bank. The parties hereto understand and agree that such agreement by each Bank is an agreement by such Bank only and not binding on any Affiliates of such Bank.

            (e) Change of Office or Failure to Provide Tax Forms. Notwithstanding any provision of Section 17.1(a) above to the contrary, the Borrower shall not have any obligation to pay any taxes or to indemnify any Bank for such taxes pursuant to this Section 17.1 to the extent that such taxes result from (i) the failure of any Bank to comply with its obligations pursuant to Section 17.1(b) or (ii) any representation made on Form W-8 BEN, W-8 ECI or W-8 or successor applicable form or certification by any Bank incurring such taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) such Bank changing its Lending Office to a jurisdiction in which such taxes arise, except to the extent in the judgment of such Bank such change was required by the terms of this Agreement.

            Section 17.2. No Waiver of Rights. No delay or failure on the part of any Agent, Bank or Borrower or on the part of the holder or holders of any Note in the exercise of any power or right afforded such party under any Loan Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agents, the Banks, the Borrowers and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

            Section 17.3. Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

            Section 17.4. Documentary Taxes. The Company and (subject to Section 17.19 hereof) the other Borrowers agree that they will pay any documentary, stamp or similar taxes payable in respect to any Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

            Section 17.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

            Section 17.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 5.8, Section 14.3 and Section 17.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Loans and all other Obligations.

            Section 17.7. Sharing of Set-Off. Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), on any of the Committed Revolving Loans or Term Loans or Reimbursement Obligations in excess of its ratable share (in accordance with its relevant Percentage) of payments on all such Obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Committed Revolving Loans or Term Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 17.7, amounts owed to or recovered by, an Issuing Agent in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by such Issuing Agent as a Bank hereunder.

            Section 17.8. Notices. Except as otherwise specified herein, all notices under the Loan Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Company, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Banks and the Administrative Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof, and to the Borrowers and the Guarantors in all cases to:

General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062
Telephone: (847) 272-3700
Telecopy: (847) 272-7680
Attention: Chief Financial Officer
cc: Secretary and General Counsel

            Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 17.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) Business Days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 17.8 or on the signature pages hereof; provided that any notice given pursuant to Sections 1, 2, 3 or 4 hereof shall be effective only upon receipt and notices described in clauses (i), (ii) and (iv) above that are received after normal business hours will be deemed received at the opening of business on the next business day.

            Section 17.9. Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

            Section 17.10. Successors and Assigns. This Agreement shall be binding upon the Borrowers and their respective successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. No Borrower may assign any of its rights or obligations under any Loan Document without the written consent of all of the Banks.

            Section 17.11. Participants and Note Assignees. Each Bank shall have the right (with or without the Company's consent, which if requested shall not be unreasonably withheld) at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made, and Reimbursement Obligations and/or Revolving Credit Commitments or Term Loan Commitments held, by such Bank at any time and from time to time, and to assign its rights under such Loans or Reimbursement Obligations or the Notes evidencing such Loans; provided, however, that no (a) such participation or assignment shall relieve any Bank of any of its obligations under this Agreement, and any agreement pursuant to which such participation or assignment of a Note or the rights thereunder is granted shall provide that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers under the Loan Documents, including, without limitation, the right to approve any amendment, modification or waiver of any provision thereof, except that if the Company consents to such participation, such agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i) of Section 17.13 hereof without the consent of such participant or assignee; and (b) no such assignee or participant shall have any rights under this Agreement except as provided in this Section 17.11, and no Agent shall have any obligation or responsibility to such participant or assignee, except that nothing herein provided is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of Sections 5.8, 14.3 and 17.1 hereof but shall not be entitled to receive any greater payment under either such Section than the Bank granting such participation or assignment would have been entitled to receive with respect to the rights transferred. The Borrowers and Guarantors authorize each Bank to disclose to any purchaser or prospective purchaser of an interest in its Loans or Revolving Credit Commitment or Term Loan Commitment any financial or other information pertaining to the Company and its Subsidiaries, subject to Section 17.23 hereof. Nothing herein shall limit or otherwise affect the rights of a Bank to assign any of its rights hereunder and under its Notes to any Federal Reserve Bank.

            Section 17.12. Assignment of Commitments by Banks. (a) Each Bank shall have the right at any time, with the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Company and the Administrative Agent, to assign all or any part of its Revolving Credit Commitment or its Term Loan Commitment (which assignment, if involving its Revolving Credit Commitment or Revolving Loans, must be of the same percentage of its Committed Revolving Loan Note, outstanding Committed Revolving Loans, participations in Letters of Credit and Swing Line Loans) to one or more other Persons; provided that each such assignment is in an amount of at least $3,000,000 (or $1,000,000 in the case of an assignment to another Bank) or the entire Revolving Credit Commitment and Term Loan Commitments of such assigning Bank; provided further that no such consents from the Administrative Agent or the Company shall be required if the assignee is another Bank or an Affiliate of the assigning Bank (provided that any such Affiliate of the assigning Bank complies with Section 17.1(b) hereof at the time of such assignment) and no such consent shall be required from the Company for any assignment made during the continuance of any Event of Default or for any such assignment to an Affiliate of a Bank. Each such assignment shall set forth the assignee's address for notices to be given under Section 17.8 hereof hereunder and its designated Lending Office pursuant to Section 14.4 hereof. Upon any such assignment, delivery to the Administrative Agent and the Company of an executed copy of such assignment agreement and the forms referred to in Section 17.1 hereof, if applicable, and, in the case of an assignment to a Person other than an Affiliate of the assigning Bank, the payment of a $3,000 recordation fee to the Administrative Agent, the assignee shall become a Bank hereunder, all Loans, participations in Letters of Credit and Swing Line Loans and the Revolving Credit Commitment and Term Loan Commitments it thereby holds shall be governed by all the terms and conditions hereof and the Bank granting such assignment shall have its Revolving Credit Commitment, and its obligations and rights in connection therewith, reduced by the amount of such assignment. At the time of the assignment the Company and other relevant Borrowers shall execute and deliver new Notes to the assignor and/or assignee.

            (b) Assignment of Commitments Under Certain Circumstances. If (a) the Company receives a notice or certificate from a Bank requesting an amount be paid to such Bank under Section 14.3 hereof and the Required Banks have not similarly made requests for payment arising out of the same circumstances or (b) the obligation of any Bank to make or maintain any Eurocurrency Loan has terminated under Section 14.1 hereof and the obligations of the Required Banks to make or maintain Eurocurrency Loans have not similarly terminated by reason of the same circumstances or (c) any Bank shall fail or refuse to make or participate in any Loan or L/C Obligation as and when required by the terms of this Agreement or (d) any Borrower shall be required to make additional payments to any Bank under Section 17.1 hereof (or would be required to make such additional payments with respect to any future interest payment) or (e) any Bank is unable to make or fund a participation in any Loan denominated in an Alternative Currency and the Required Banks have not similarly been unable to make or participate in Loans in the same Alternative Currency under the same circumstances or (f) any Bank fails to consent to an Approved Jurisdiction to which the Required Banks have consented, the Company shall have the right, but not the obligation, at its own expense, upon notice to such Bank and the Administrative Agent, to replace such Bank with an assignee (in accordance with and subject to the restrictions contained in Section 17.12(a) hereof), and such Bank hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 17.12(a) hereof) all of such assigning Bank's interests, rights and obligations under this Agreement to such assignee; provided, however, that (A) no such assignment shall conflict with any law or any rule, regulation or order of any governmental authority, (B) such assignee Bank shall pay to the affected Bank in immediately available funds on the date of such assignment the principal of the Loans made and Reimbursement Obligations funded by such Bank hereunder, (C) the Company must exercise its right to replace such Bank within one hundred twenty (120) days of the event giving rise to the Company's right to so replace such Bank, and (D) the Borrowers shall pay to the affected Bank in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Bank hereunder and all other amounts accrued for such Bank's account or owed to it hereunder.

            (c) The Administrative Agent, acting for this purpose as agent of each Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each assignment delivered to it pursuant to paragraphs (a) or (b) above and a register for the recordation of the names and addresses of the Banks, and the Revolving Credit Commitment, Term A Loan Commitment and Term B Loan Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Agents and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Borrower, Issuing Agent and Bank, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed assignment executed by an assigning Bank and an assignee pursuant to paragraphs (a) or (b) above, the recordation fee referred to in paragraph (a) above and the written consent of the Administrative Agent (and if required, the Company) to such assignment, the Administrative Agent shall (i) accept such assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks and other Agents.

            Section 17.13. Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company (acting on behalf of all the Borrowers), (b) the Required Banks, (c) if the rights or duties of any Agent are affected thereby, such Agent and (d) if the rights and duties of a Swing Line Bank are affected thereby, such Swing Line Bank; provided, however, that:

(i) no amendment or waiver pursuant to this Section 17.13 shall (A) increase any Commitment of any Bank or increase the obligations of any Bank without the consent of such Bank, or (B)  postpone any date upon which a payment or mandatory prepayment (whether a scheduled amortization payment or any other mandatory prepayment) of any principal of any Loan or Reimbursement Obligation or of any fee payable hereunder is required to be made hereunder, or reduce the amount thereof or otherwise deprive any Bank of any portion thereof, without the consent of each Bank entitled to receive a portion of such payment or mandatory prepayment, or (C) reduce the stated rate at which any interest is calculated or postpone any date upon which a payment of interest is required to be made hereunder without the consent of each Bank entitled to receive a portion of such interest payment, or (D) extend the Revolving Credit Termination Date without the consent of each Bank with a Revolving Credit Commitment or outstanding Revolving Credit Loans, or (E) extend the Term A Loan Termination Date without the consent of each Bank with a Term A Loan Commitment or outstanding Term A Loans, or (F) extend the Term B Loan Termination Date without the consent of each Bank with a Term B Loan Commitment or outstanding Term B Loans;

(ii) no amendment or waiver pursuant to this Section 17.13 shall, unless signed by each Bank, change any provision of Section 11, this Section 17.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents, or release any Borrower or Guarantor from its liability for any Obligations (except as permitted by Sections 12.1 or 12.12(b) hereof); and

(iii) no amendment or waiver shall, unless signed by the relevant Borrowing Subsidiary, (w) subject such Borrowing Subsidiary to any additional obligation beyond its obligation as a Guarantor hereunder, (x) increase the principal of or rate of interest on any outstanding Loan of such Borrowing Subsidiary, (y) accelerate the stated maturity of any outstanding Loan of such Borrowing Subsidiary or (z) change this clause (iii).

            Section 17.13A. Amendments to Loan Documents. Any provision of the Loan Documents (other than the Credit Documents) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company (acting on behalf of all the Borrowers), (b) the Required Banks, and (c) if the rights or duties of any Agent are affected thereby, such Agent; provided, however that no amendment or waiver pursuant to this Section 17.13A shall, unless signed by each Bank, affect the number of Banks required to take any action under the Loan Documents.

            Section 17.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

            Section 17.15. Legal Fees, Other Costs and Indemnification. (a) The Company and (to the extent permitted by Section 17.19 hereof) the other Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (which in any event may include allocated costs of in-house counsel) in connection with the preparation and negotiation of the Loan Documents, including without limitation, the reasonable fees and disbursements of Chapman and Cutler, counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, periodic collateral audits, title insurance policies, collateral filing fees and lien searches. The Company and (to the extent permitted by Section 17.19 hereof) the other Borrowers further agree, jointly and severally, to indemnify each Bank, each Agent, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and reasonable out-of-pocket expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto and in any event also including, without limitation, allocated costs of in-house counsel) which any of them may incur or pay arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Company and (to the extent permitted by Section 17.19 hereof) the other Borrowers, upon demand on any one or more of them by any Agent or Bank at any time, shall reimburse such Agent or Bank for any reasonable legal or other out-of-pocket expenses (which in any event may include allocated costs of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

            (b) The Company (and to the extent permitted by Section 17.19 hereof each other Borrower) unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Banks for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Company or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Company or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Company or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Company or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or Hedging Liability or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the Hedging Liability and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Company and each other Borrower and shall inure to the benefit of the Administrative Agent and the Banks and their directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

            Section 17.16. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default and the acceleration of the maturity of the Notes or L/C Obligations pursuant to Section 13.2 or 13.3 hereof, each Bank and each subsequent holder of any Note is hereby authorized by each Borrower and Guarantor at any time or from time to time, without notice to the Borrowers, to the Guarantors or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of any Borrower or Guarantor, whether or not matured, against and on account of the obligations and liabilities of any Borrower or Guarantor to that Bank or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other Obligations shall have become due and payable pursuant to Section 13 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

            Section 17.17. Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of each Borrower and Guarantor in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the relevant Borrower or Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Person under Section 17.7 hereof, such Person agrees to remit such excess to the Company.

Section 17.18. Unlawful Interest. In no event shall the amount of interest due or payable hereunder or under the Notes or Applications exceed the maximum rate of interest allowed by applicable law in any jurisdiction, and if any such payment is inadvertently made to any Bank by any Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless such Borrower shall notify such Bank in writing that it elects to have such excess sum returned. It is the express intent of the parties hereto that the Borrowers not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by any Borrower under applicable law in any jurisdiction.

Section 17.19. Several Liability of Foreign Borrowers. Notwithstanding anything in this Agreement to the contrary:

(a) Except as provided in Section 17.19(b), all Guarantors (including without limitation the Company and the Domestic Borrowing Subsidiaries) are unconditionally and absolutely liable for all Obligations and Hedging Liability, as set forth more fully in Section 16 hereof.

(b) Each of the Foreign Borrowers shall be severally liable for its indebtedness and its other direct obligations under this Agreement and the other Loan Documents, and no Foreign Borrower shall be liable for the Obligations of any other Borrower under this Agreement and the other Loan Documents. Each Foreign Borrower shall be severally liable for all payments of the principal of and interest on Loans to and L/C Obligations of such Foreign Borrower, any amounts due with respect thereto pursuant to Sections 5.8 or 14.3 hereof and any other amount due hereunder that is specifically allocable to such Foreign Borrower or the Loans to or L/C Obligations of such Foreign Borrower. With respect to any other amount due hereunder, including fees, but excluding principal of and interest on any Loan or L/C Obligation, that is not specifically allocable to a particular Foreign Borrower, each Foreign Borrower shall be liable for such amount pro rata in the same proportion as such Foreign Borrower's outstanding Loans bear to the total of outstanding Loans to and L/C Obligations of all Borrowers (both Foreign and Domestic).

Section 17.20. Entire Agreement, Construction and Waiver. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents. Upon the effectiveness of this Agreement, the Banks hereby waive each Borrower's noncompliance with the Previous Credit Agreement.

Section 17.21. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 17.22. Submission to Jurisdiction; Waiver of Jury Trial. The Company and each Guarantor hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company, each Borrower, each Guarantor, each Agent, and each Bank hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 17.23. Confidentiality. Each Bank agrees to maintain in confidence and not to disclose without the Company's consent (other than to its employees, affiliates, auditors, counsel or other professional advisors, or to another Bank, each of which shall also be bound by this Section 17.23) any information concerning the Company or any of its Subsidiaries furnished pursuant to this Agreement which such Bank would reasonably expect to be confidential in nature; provided that any Bank may disclose any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Bank, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, or (e) to any prospective or actual participant or assignee under Sections 17.11 or 17.12 hereof in connection with any contemplated or actual transfer of an interest in such Bank's rights or obligations hereunder; provided, that (i) such actual or prospective transferee executes an agreement with such Bank containing provisions substantially identical to those contained in this Section 17.23 and (ii) in the case of any disclosure under subsection (c) above, such Bank shall (to the extent permitted by applicable law) notify the Company of such disclosure so that the Company may seek an appropriate protective order or waive such Bank's compliance with the provisions of this Section, it being understood that if the Company has no right to obtain such a protective order or if the Company does not commence procedures to obtain such a protective order within ten business days of the receipt of such notice, such Bank's compliance with this Section shall be deemed to have been waived with respect to such disclosure.

Section 17.24. Previous Notes. Each Bank agrees to return to the Company, promptly after the Effective Date, each Note (marked "cancelled" or words of similar import) previously issued by each Borrower to such Bank under the Previous Credit Agreement.

Section 17.25. Reaffirmation of Collateral Documents. Each Credit Party hereby reaffirms its obligations under any and all Collateral Documents executed prior to the date hereof, as amended from time to time, in support of the Obligations under and as defined in the Previous Credit Agreement and agrees and acknowledges that the Liens created and provided for by such Collateral Documents continue to be effective in favor of the Administrative Agent and the Lenders and continue to secure, among other things, the Obligations and the Hedging Liability as defined in this Second Amended and Restated Multicurrency Credit Agreement.

Section 17.26. Assignments and Assumptions of Loans and Commitments. Each Bank agrees that, upon the effectiveness of this Agreement and its funding of any amounts by which its Loans outstanding on the Effective Date hereunder exceed its Loans outstanding under the Previous Credit Agreement immediately prior to the effectiveness of this Agreement, it shall have, as applicable, the Revolving Credit Commitment, outstanding Revolving Credit Loans, participation interests in Swing Line Loans and L/C Obligations, Term A Loan Commitment, outstanding Term A Loans, Term B Loan Commitment and outstanding Term B Loans as provided herein, together with all of the rights and obligations pertaining thereto (collectively, its "Amended and Restated Interests"). In connection therewith, each Bank agrees that by its execution and delivery of its signature page hereto it shall be deemed to have (i) assigned and delegated all of its rights and interests under the Previous Credit Agreement to the Banks hereunder and (ii) assumed from the Banks under the Previous Credit Agreement its Amended and Restated Interests.

[Signature Pages to Follow]

Dated as of January 11, 2002

General Binding Corporation
By /s/ Steve Rubin
Name Steve Rubin
Title Vice President, Secretary &
General Council

GBC Nederland B.V., as a Borrowing Subsidiary
By: General Binding Corporation
Its: Attorney-in-Fact
By /s/ Steve Rubin
Name Steve Rubin
Title Vice President, Secretary &
General Council

GBC International, Inc.
By /s/ Steve Rubin
Name Steve Rubin
Title Vice President, Secretary &
General Council

GBC India Holdings Inc.
By /s/ Steve Rubin
Name Steve Rubin
Title Vice President, Secretary &
General Council

VeloBind, Incorporated
By /s/ Steve Rubin
Name Steve Rubin
Title Vice President, Secretary &
General Council

Accepted and Agreed to as of the day and year last above written.

111 West Monroe Street	Harris Trust And Savings Bank,
Chicago, Illinois 60690	in its individual capacity as a Bank and
Telecopy: (312) 461-2591	as Administrative Agent
Telephone: (312) 461-2800

Revolving Credit
Commitment: $8,777,876.89	By /s/ Jeann L Holman
Term A Loan	Name Jeann L Holman
Commitment: $15,643,175.73	Title Vice President
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	111 West Monroe Street
Chicago, Illinois 60690
Eurocurrency Loans:	Nassau Branch
c/o 111 West Monroe Street
Chicago, Illinois 60690

Accepted and Agreed to as of the day and year last above written.

135 South LaSalle Street	LaSalle Bank National Association,
Chicago, Illinois 60603	in its individual capacity as a Bank
Telecopy: (312) 606-8423	and as Co-Agent
Telephone: (312) 904-2121

Revolving Credit
Commitment: $7,132,024.98	By /s/ Robert M. Swanson
Term A Loan	Name Robert M. Swanson
Commitment: $12,710,080.29	Title Senior Vice President
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	135 South LaSalle Street
Chicago, Illinois 60603
Eurocurrency Loans:	135 South LaSalle Street
Chicago, Illinois 60603

Accepted and Agreed to as of the day and year last above written.

1 Bank One Plaza	Bank One, Na (Main Office
Mail Code IL 1-0318	CHICAGO), in its individual capacity as
Telecopy: (312) 732-1158	a Bank, as Co-Syndication Agent and
Telephone: (312) 732-2645	as Co-Agent

Revolving Credit
Commitment: $7,680,642.28	By /s/ Joanna W. Anderson
Term A Loan	Name Joanna W. Anderson
Commitment: $13,687,778.77	Title Corporate Banking Officer
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	1 Bank One Plaza
Mail Code IL1-0318
Chicago, Illinois 60670-0318
Eurocurrency Loans:	1 Bank One Plaza
Mail Code IL1-0318
Chicago, Illinois 60670-0318

Accepted and Agreed to as of the day and year last above written.

One Wall Street, 19th Floor	The Bank of New York,
Central Division	in its individual capacity as a Bank
New York, New York 10286	and as Co-Agent
Telecopy: (212) 635-1208
Telephone: (212) 635-8204

Revolving Credit
Commitment: $3,867,082.96	By /s/ Stephen C. Brennan
Term A Loan	Name Stephen C. Brennan
Commitment: $6,891,582.00	Title Vice President
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	101 Barclay Street
New York, New York 10286
ABA # 021000018
Commercial Loan Servicing Department
GLA#: 111556
Eurocurrency Loans:	101 Barclay Street
New York, New York 10286
ABA # 021000018
Eurodollar/Cayman Funding Area
GLA#: 111556

Accepted and Agreed to as of the day and year last above written.

666 Third Avenue	Credit Agricole Indosuez,
New York, New York 10017	in its individual capacity as
Telecopy: (646) 658-2051	a Bank and as Co-Agent
Telephone: (646) 658-2058

Revolving Credit
Commitment: $6,583,407.67	By /s/ Leo Von Leissig
Term A Loan	Name /s/ Leo Von Leissig
Commitment: $11,732,381.80	Title Vice President
Term B Loan
Commitment: $ - 0 -	By /s/ Frederik W. Aase
Name Frederik W. Aase
Title Vice President
Lending Offices:
Domestic Rate Loans:	55 East Monroe Street
Chicago, Illinois 60608
Eurocurrency Loans:	55 East Monroe Street
Chicago, Illinois 60608

Accepted and Agreed to as of the day and year last above written.

500 Woodward Avenue	Comerica Bank
Mail Code 3241
Detroit, Michigan 48226
Telecopy: (313) 222-5759
Telephone: (313) 222-9175	By /s/ Richard C. Hampson

Revolving Credit	Name Richard C. Hampson
Commitment: $7,680,642.28	Title Vice President
Term A Loan
Commitment: $13,687,778.77
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	500 Woodward Avenue
Mail Code 3241
Detroit, Michigan 48226
Eurocurrency Loans:	500 Woodward Avenue
Mail Code 3241
Detroit, Michigan 48226

Accepted and Agreed to as of the day and year last above written.

The Bank of Tokyo-Mitsubishi, Limited,
227 West Monroe Street	Chicago Branch
Suite 2300
Chicago, Illinois 60606
Telecopy: (312) 696-4535
Telephone: (312) 696-4663	By /s/ Shinichiro Munechika

Revolving Credit	Name Shinichiro Munechika
Commitment: $4,937,555.75	Title Deputy General Manager
Term A Loan
Commitment: $8,799,286.35
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	227 West Monroe Street
Suite 2300
Chicago, Illinois 60606
Eurocurrency Loans:	227 West Monroe Street
Suite 2300
Chicago, Illinois 60606

Accepted and Agreed to as of the day and year last above written.

303 Peachtree Street NE, 10th Floor	SunTrust Bank
Mail Code 1928
Atlanta, Georgia 30308
Telecopy: (404) 658-4923
Telephone: (404) 658-4905	By /s/ Linda L Dash

Revolving Credit	Name Linda L Dash
Commitment: $6,034,790.37	Title Vice President
Term A Loan
Commitment: $10,754,683.32
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	303 Peachtree Street NE, 10th Floor
Mail Code 1928
Atlanta, Georgia 30308
Eurocurrency Loans:	303 Peachtree Street NE, 10th Floor
Mail Code 1928
Atlanta, Georgia 30308

Accepted and Agreed to as of the day and year last above written.

3630 Sears Tower	U.S. Bank National Association
233 S. Wacker Drive
Chicago, Illinois 60601
Telecopy: (312) 775-3219
Telephone: ((312) 775-3207	By: /s/ David F. Higbee

Revolving Credit	Name David F. Higbee
Commitment: $3,840,321.14	Title Vice President
Term A Loan
Commitment: $6,843,889.39
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	3630 Sears Tower
233 S. Wacker Drive
Chicago, Illinois 60601
Eurocurrency Loans:	3630 Sears Tower
233 S. Wacker Drive
Chicago, Illinois 60601

Accepted and Agreed to as of the day and year last above written.

1900 East Ninth Street	National City Bank
Cleveland, Ohio 44114
Jennifer Kofod
Locator 2077
Telecopy: (216) 222-0003	By /s/ Jennifer L Kofod
Telephone: (312) 384-4612	Name Jennifer L Kofod
Revolving Credit	Title Assistant Vice President
Commitment: $4,937,555.75
Term A Loan
Commitment: $8,799,286.35
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	1900 East Ninth Street
Cleveland, Ohio 44114
Jennifer Kofod
Locator 2077
Eurocurrency Loans:	1900 East Ninth Street
Cleveland, Ohio 44114
Jennifer Kofod
Locator 2077

Accepted and Agreed to as of the day and year last above written.

227 West Monroe Street	Credit Lyonnais Chicago Branch
Suite 3800
Chicago, Illinois 60606
Telecopy: (312) 641-0527
Telephone: (312) 220-7317	By /s/ Joseph A. Philbin

Revolving Credit	Name Joseph A. Philbin
Commitment: $5,486,173.06	Title: Vice President
Term A Loan
Commitment: $9,776,984.84
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	227 West Monroe Street
Suite 3800
Chicago, Illinois 60606
Eurocurrency Loans:	227 West Monroe Street
Suite 3800
Chicago, Illinois 60606

Accepted and Agreed to as of the day and year last above written.

181 West Madison Street	The Bank of Nova Scotia
Suite 3700
Chicago, Illinois 60602
Telecopy: (312) 201-4108
Telephone: (312) 201-4125	By /s/ M.D. Smith

Revolving Credit	Name M.D. Smith
Commitment: $5,486,173.06	Tile Agent Operations
Term A Loan
Commitment: $9,776,984.84
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	Atlanta Agency
600 Peachtree Street NE, Suite 2700
Atlanta, Georgia 30308
Attn: Vicki Gibson
Eurocurrency Loans:	Atlanta Agency
600 Peachtree Street NE, Suite 2700
Atlanta, Georgia 30308
Attn: Vicki Gibson

Accepted and Agreed to as of the day and year last above written.

1221 Avenue of the Americas	Societe Generale
New York, New York 10020
Telecopy: (212) 278-7614
Telephone:: (212) 278-6203
By /s/ R. Wayne Hutton
Revolving Credit	Name R. Wayne Hutton
Commitment: $6,034,790.37	Title Director Corporate Banking
Term A Loan
Commitment: $10,754,683.32
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	2001 Ross Avenue
Suite 4800
Dallas, Texas 75201
Eurocurrency Loans:	2001 Ross Avenue
Suite 4800
Dallas, Texas 75201

Accepted and Agreed to as of the day and year last above written.

60 Long Ridge Road	General Electric Capital Corporation
Stamford, Connecticut 06927-5100
Telecopy: (203) 316-7978
Telephone: (203) 961-5793	By /s/ Gregory Hong

Revolving Credit	Name Gregory Hong
Commitment: $3,840,321.14	Title Duly Authorized Signatory
Term A Loan
Commitment: $6,843,889.39
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	60 Long Ridge Road
Stamford, Connecticut 06927-5100
Eurocurrency Loans:	60 Long Ridge Road
Stamford, Connecticut 06927-5100

Accepted and Agreed to as of the day and year last above written.

130 Liberty Street	Bankers Trust Company
New York, New York 10006
Telecopy: (312) 993-8114
Telephone: (312) 993-8109	By /s/ Marco Orlando

Revolving Credit	Name Marco Orlando
Commitment: $4,388,938.45	Title Director
Term A Loan
Commitment: $7,821,587.87
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	130 Liberty Street
New York, New York 10006

Eurocurrency Loans:	130 Liberty Street
New York, New York 10006

Accepted and Agreed to as of the day and year last above written.

10 South Wacker Drive,18th Floor	The Sanwa Bank, Limited, Chicago Branch
Chicago, Illinois 60606
Telecopy: (312) 368-3019
Telephone: (312) 368-3006	By /s/ Kenneth C. Elchwald

Revolving Credit	Name Kenneth C. Elchward
Commitment: $3,291,703.84	Title Senior Vice President
Term A Loan
Commitment: $5,866,190.90
Term B Loan
Commitment: $ - 0 -
Lending Offices:
Domestic Rate Loans:	The Sanwa Bank, Limited, New York Branch
55 East 52nd Street
New York, New York 10055
Eurocurrency Loans:	The Sanwa Bank, Limited, New York Branch
55 East 52nd Street
New York, New York 10055

Accepted and Agreed to as of the day and year last above written.
Merrill Lynch , Pierce Fenner & Smith, Inc.	Merrill Lynch Pierce Fenner & Smith, Inc.
4 World Financial Center
New York, NY 10080
Telecopy: (212) 449-4877	By /s/ Kevin Lydon
Telephone: (212) 449-4980	Name Kevin Lydon

Revolving Credit	Title Managing Director
Commitment: $ - 0 -
Term A Loan
Commitment: $ - 0 -
Term B Loan
Commitment: $14,574,454.43
Domestic Rate Loans:	Merrill Lynch , Pierce Fenner & Smith, Inc.
4 World Financial Center
New York, NY 10080

Eurocurrency Loans:	Merrill Lynch , Pierce Fenner & Smith, Inc.
4 World Financial Center
New York, NY 10080

Accepted and Agreed to as of the day and year last above written.
10 E. 50th Street, 21st Floor	Satellite Senior Income Fund LLC
New York, New York 10022
Telecopy: (212) 209-2005
Telephone: (212) 209-2018	By /s/ Brian S. Kriftcher

Revolving Credit	Name Brian S. Kriftcher
Commitment: $ - 0 -	Title Chief Operating Officer &
Term A Loan	Principal
Commitment: $ - 0 -
Term B Loan
Commitment: $25,035,301.67
Domestic Rate Loans:	10 E. 50th Street, 21st Floor
New York, New York 10022
Eurocurrency Loans:	10 E. 50th Street, 21st Floor
New York, New York 10022

Exhibit A-1

Term A Note

January 11, 2002

            For Value Received, the undersigned, General Binding Corporation, a Delaware corporation (the "Company"), promises to pay to the order of [Name of Bank] (the "Bank") on the Term A Loan Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank (the "Administrative Agent"), in Chicago, Illinois, in U.S. Dollars in accordance with Section 1.1 of the Credit Agreement, the aggregate unpaid principal amount of all Term A Loans made by the Bank to the Company pursuant to the Credit Agreement, together with interest on the principal amount of such Term A Loans from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

            The Bank shall record on its books or records or on a schedule attached to this Term A Note, which is a part hereof, each Term A Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Term A Loan is a Domestic Rate Loan or a Eurocurrency Loan, the currency thereof and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Term A Note all such amounts shall be recorded on a schedule attached to this Term A Note. The record thereof, whether shown on such books or records or on a schedule to this Term A Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Company to repay all Term A Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

            This Term A Note is one of the Term A Notes referred to in the Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, Harris Trust and Savings Bank, as Administrative Agent, and the Banks party thereto (the "Credit Agreement") and is secured by, among other things, the Collateral Documents, and this Term A Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Term A Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Term A Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

            Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Term A Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

1

            The Company hereby waives demand, presentment, protest or notice of any kind hereunder.

GENERAL BINDING CORPORATION
By
Its

2

Exhibit A-2

Term B Note

January 11, 2002

            For Value Received, the undersigned, General Binding Corporation, a Delaware corporation (the "Company"), promises to pay to the order of [Name of Bank] (the "Bank") on the Term B Loan Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank (the "Administrative Agent"), in Chicago, Illinois, in U.S. Dollars in accordance with Section 1.1 of the Credit Agreement, the aggregate unpaid principal amount of all Term B Loans made by the Bank to the Company pursuant to the Credit Agreement, together with interest on the principal amount of such Term B Loans from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

            The Bank shall record on its books or records or on a schedule attached to this Term B Note, which is a part hereof, each Term B Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Term B Loan is a Domestic Rate Loan or a Eurocurrency Loan, the currency thereof and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Term B Note all such amounts shall be recorded on a schedule attached to this Term B Note. The record thereof, whether shown on such books or records or on a schedule to this Term B Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Company to repay all Term B Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

            This Term B Note is one of the Term B Notes referred to in the Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, Harris Trust and Savings Bank, as Administrative Agent, and the Banks party thereto (the "Credit Agreement") and is secured by, among other things, the Collateral Documents, and this Term B Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Term B Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Term B Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

            Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Term B Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

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            The Company hereby waives demand, presentment, protest or notice of any kind hereunder.

GENERAL BINDING CORPORATION
By
Its

2

Exhibit A-3

Committed Revolving Loan Note

_______ __, ____

            For Value Received, the undersigned, [General Binding Corporation] [Borrowing Subsidiary], a ____________ corporation (the "Borrower"), promises to pay to the order of [Name of Bank] (the "Bank") on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank (the "Administrative Agent"), in Chicago, Illinois, (or in the case of Committed Revolving Loans denominated in an Alternative Currency, at such office as the Administrative Agent has previously notified the Borrower) in the currency of such Committed Revolving Loan in accordance with Section 1.2 of the Credit Agreement, the aggregate unpaid principal amount of all Committed Revolving Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of such Committed Revolving Loans from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

            The Bank shall record on its books or records or on a schedule attached to this Committed Revolving Loan Note, which is a part hereof, each Committed Revolving Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Committed Revolving Loan is a Domestic Rate Loan or a Eurocurrency Loan, the currency thereof and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Committed Revolving Loan Note all such amounts shall be recorded on a schedule attached to this Committed Revolving Loan Note. The record thereof, whether shown on such books or records or on a schedule to this Committed Revolving Loan Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Committed Revolving Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

            This Committed Revolving Loan Note is one of the Committed Revolving Loan Notes referred to in the Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, Harris Trust and Savings Bank, as Administrative Agent, and the Banks party thereto (the "Credit Agreement") and is secured by, among other things, the Collateral Documents, and this Committed Revolving Loan Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Committed Revolving Loan Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Committed Revolving Loan Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

1

            Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Committed Revolving Loan Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

            The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[BORROWER]

[BORROWING SUBSIDIARY]
By
Its

2

Exhibit B

Domestic Swing Line Note

$__________________                                                                                                         ____________

            For Value Received, the undersigned, [General Binding Corporation] [Borrowing Subsidiary], a ____________ corporation (the "Borrower"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank") on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris Trust and Savings Bank, in Chicago, Illinois, the principal sum of (i) _________________________________________ ($______________________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Domestic Swing Line Loans owing from the Borrower to the Bank under the Domestic Swing Line Commitment provided for in the Credit Agreement.

            The Bank shall record on its books or records or on a schedule attached to this Domestic Swing Line Note, which is a part hereof, each Domestic Swing Line Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon and the interest rates and Interest Period applicable thereto, provided that prior to the transfer of this Domestic Swing Line Note all such amounts, interest rates and Interest Periods shall be recorded on a schedule attached to this Domestic Swing Line Note. The record thereof, whether shown on such books or records or on a schedule to this Domestic Swing Line Note, shall be prima facie evidence of the same; provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Domestic Swing Line Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

            This Domestic Swing Line Note is one of the Domestic Swing Line Notes referred to in the Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, Harris Trust and Savings Bank, as Administrative Agent, and the Banks party thereto (as amended, the "Credit Agreement") and is secured by, among other things, the Collateral Documents, and this Domestic Swing Line Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Domestic Swing Line Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Domestic Swing Line Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

            Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Domestic Swing Line Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

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            The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[GENERAL BINDING CORPORATION]
[BORROWING SUBSIDIARY
By
Its

2

Exhibit C

Multicurrency Swing Line Note

____________, ______

            For Value Received, the undersigned, [General Binding Corporation] [Borrowing Subsidiary], a ____________ corporation (the "Borrower"), promises to pay to the order of LaSalle Bank National Association (the "Bank") on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at such office as the Bank has previously notified the Borrower, in the currency of such Multicurrency Swing Line Loan in accordance with Section 4.1 of the Credit Agreement, the aggregate unpaid principal amount of all Multicurrency Swing Line Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Multicurrency Swing Line Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

            The Bank shall record on its books or records or on a schedule attached to this Multicurrency Swing Line Note, which is a part hereof, each Multicurrency Swing Line Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, the currency thereof and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Multicurrency Swing Line Note all such amounts, currencies, interest rates and Interest Periods shall be recorded on a schedule attached to this Multicurrency Swing Line Note. The record thereof, whether shown on such books or records or on a schedule to this Multicurrency Swing Line Note, shall be prima facie evidence of the same; provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Multicurrency Swing Line Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

            This Multicurrency Swing Line Note is one of the Multicurrency Swing Line Notes referred to in the Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, Harris Trust and Savings Bank, as Administrative Agent, and the Banks party thereto (the "Credit Agreement") and is secured by, among other things, the Collateral Documents, and this Multicurrency Swing Line Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Multicurrency Swing Line Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Multicurrency Swing Line Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

            Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Multicurrency Swing Line Note may be declared due prior to the

1

expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

            The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[GENERAL BINDING CORPORATION]
[BORROWING SUBSIDIARY
By
Its

2

Exhibit D

Notice of Payment Request

[Name of Bank]                                                                                                                                 [Date]
[Address]

Attention:

            Reference is made to the Second Amended and Restated Multicurrency Credit Agreement, dated as of January 11, 2002 among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, Harris Trust and Savings Bank, as Administrative Agent, and the Banks party thereto (the "Credit Agreement"). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [[General Binding Corporation] [Borrowing Subsidiary] has failed to pay its Reimbursement Obligation in the amount of $__________. Your Bank's Revolver Percentage of the unpaid Reimbursement Obligation is $____________] or [the Administrative Agent has been required to return a payment by [General Binding Corporation] [Borrowing Subsidiary] of a Reimbursement Obligation in the amount of $____________. Your Bank's Revolver Percentage of the returned Reimbursement Obligations is $____________.]

                                                                                        Very truly yours

                                                                                        HARRIS TRUST AND SAVINGS BANK, as
                                                                                           Administrative Agent for the Banks

                                                                                        By
                                                                                              Its

Exhibit E

[Intentionally Deleted]

Exhibit F

Compliance Certificate

To: The Banks parties to the
Credit Agreement
described below

            This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, the Banks signatory thereto and Harris Trust and Savings Bank, as Administrative Agent for the Banks. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

            The Undersigned Hereby Certifies That:

1. I am the duly elected _______________ of the Company;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

            Described below are the exceptions, if any, to Paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

1

            The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______________, 20__.

                                                                                                                    Name:
                                                                                                                    Title:

2

Schedule I to Compliance Certificate

General Binding Corporation

Compliance Calculations for Second Amended and Restated Multicurrency Credit Agreement
Dated as of ________________, 20___

Calculations as of ________________, 20__

A. Current Ratio (Section 12.16 of the Agreement)
1. Current Assets	$_______________ A1
2. Current Liabilities (excluding Loans)	$_______________ A2
3. Ratio of Line A1 to Line A2	____: 1.0 A3
4. Line A3 Ratio must be greater than:	1.25: 1.0
5. Is Company in Compliance? (Circle Yes or No)	Yes / No

B. Leverage Ratio (Section 12.17(a) of the Agreement)
1. Total Consolidated Debt	$_______________ B1
2. Consolidated Net Income for the most recent applicable fiscal quarters of the Company	$_______________ B2
3. Federal, state and local income taxes for the same period	$_______________ B3
4. Consolidated Interest Expense for the same period	$_______________ B4
5. Depreciation of fixed assets for the same period	$_______________ B5
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6. Amortization for the same period	$_______________ B6
7. Net earnings for the same period for certain unconsolidated Persons as per clause (y) of definition of Consolidated EBITDA	$_______________ B7
8. Net losses for the same period for certain unconsolidated Persons as per clause (z) of definition of Consolidated EBITDA	$____________ B8
9. Cash and Non-cash gains and non-cash losses on sales and dispositions and other extraordinary gains for the same period as per proviso (a) of definition of Consolidated EBITDA	$_______________ B9
10. Non-cash losses from impairment of goodwill per FASB 142 as per proviso (b) of definition of Consolidated EBITDA	$_______________ B10
11. Pro-forma additions to EBITDA on Acquisitions for the same period as per proviso (c) of definition of Consolidated EBITDA	$_______________ B11
12. Pro-forma deductions from EBITDA on Divestitures for the same period as per proviso (c) of definition of Consolidated EBITDA	$_______________ B12
13. For periods after September 30, 2001, Adjustments to EBITDA (as defined) for the same period [attach schedule showing break out by business unit per Schedule 8.1]	$_______________ B13
13A. For fiscal quarters ending March 31, 2001, June 30, 2001 and September 30, 2001, use deemed Consolidated EBITDA amounts from definition of "Consolidated EBITDA" in lieu of actual amounts	$_______________ B13A
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14. Add Lines B2-B6, B8, B10, B11, B13 and B13A but subtract Lines B7 and B12 and add or subtract, as applicable, Line B9, and add line B13A as applicable (Consolidated EBITDA)	$_______________ B14
15. Ratio of Line B1 to B14 (Leverage Ratio)	_____ : 1.0 B15
16. Line B15 Ratio must be less than or equal to:	_____ : 1.0
17. Is Company in Compliance? (Circle Yes or No)	Yes / No

C. Senior leverage Ratio (Section 12.17(b) of the Agreement)
1. Senior Consolidated Debt	$_______________ C1
2. Consolidated EBITDA for the most recent four fiscal quarters of the Company (from Line B14 above)	$_______________ C2
3. Ratio of Line C1 to C2 (Senior Leverage Ratio)	_____ : 1.0 C3
4. Line C3 Ratio must be less than or equal to:	_____ : 1.0
5. Is Company in Compliance? (Circle Yes or No)	Yes / No

D. Interest Coverage Ratio (Section 12.18 of the Agreement)
1. Consolidated Interest Expense for the most recent four fiscal quarters of the Company	$_______________ D1
2. Consolidated EBITDA for the same period (from Line B14 above)	$_______________ D2
3. Ratio of Line D2 to Line D1	_____ : 1.0 D3
4. Line D3 ratio must not be less than:	1.50 : 1.0
5. Is Company in Compliance? (Circle Yes or No)	Yes / No

E. Consolidated EBITDA (Section 12.19 of the Agreement)
1. Consolidated EBITDA (from Line B14 above) for the most recent four fiscal quarters of the Company	$_______________ E1
2. Line E1 must not be less than:	$_______________ E2
3
3. Is Company in Compliance? (Circle Yes or No)	Yes / No

F. Limitation on Permitted Future Foreign Subsidiary Support (Sections 12.14(k) and 12.22(f)(ii) of the Agreement)
1. Capital expenditures under clause (i) of definition since Effective Date	$_______________ F1
2. Maximum permitted amount	$12,000,000 F2
3. Payment of cash charges for 80/20 initiatives under clause (ii) of definition since Effective Date	$_______________ F3
4. Maximum permitted amount	$7,000,000 F4
5. Incremental working capital financing under clause (iii)(x) of definition since Effective Date	$_______________ F5
6. Maximum permitted amount	$5,000,000 F6
7. Refinancing Indebtedness of Foreign Subsidiaries outstanding on the Effective Date for working capital financing under clause (iii)(y) of definition since Effective Date	$_______________ F7
8. Maximum permitted amount	$14,500,000 F8
9. Investments in China under clause (iv) of definition since Effective Date	$_______________ F9
10. Maximum permitted amount	$500,000 F10
11. Is Company in Compliance? (Circle Yes or No)	Yes / No

G. Limitation on other Investments in Foreign Subsidiaries and Minority Foreign Investments (Section 12.14(l) of the Agreement)
1. Amount of Investments in Foreign Subsidiaries and Minority Foreign Investments	$_______________ G1
4
2. Amount existing on September 30, 2001	$_______________ G2
3. Is Company in Compliance? (Circle Yes or No)	Yes / No

H. Indebtedness (Section 12.22 of the Agreement)
1. Purchase money indebtedness and Capitalized Lease Obligations (not in excess of $5,000,000)	$_______________ H1
2. Indebtedness of Foreign Subsidiaries extended by third parties outstanding on Effective Date or amounts refinancing such amounts (not in excess of $14,500,000)	$_______________ H2
3. Indebtedness of Foreign Subsidiaries extended by third parties incurred since Effective Date (not in excess of $5,000,000)	$_______________ H3
4. Other Indebtedness as per Section 12.22(i) (not in excess of $3,000,000)	$_______________ H4
5. Is Company in Compliance with lines H1-H4 and other provisions of Section 12.22? (Circle Yes or No)	Yes / No

I. Consolidated Capital Expenditures (Section 12.23 of the Agreement)
1. Consolidated Capital Expenditures for relevant period	$_______________ I1
2. Applicable overall limitation for relevant period	$_______________ I2
3. Is Company in Compliance? (Circle Yes or No)	Yes / No

5

Exhibit G

Form of Election to Participate

___________, 20__

Harris Trust And Savings Bank,
as Administrative Agent for the Banks party to the
Credit Agreement referred to below
111 West Monroe Street
Chicago, Illinois 60690

Dear Sirs:

            Reference is made to the Second Amended and Restated Multicurrency Credit Agreement, dated as of January 11, 2002 (the "Credit Agreement") among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, the Banks named therein, Harris Trust and Savings Bank as Administrative Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.

            The undersigned, [name of Borrowing Subsidiary], a [jurisdiction of incorporation] corporation, hereby elects to be a Borrowing Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that (i) it is a Wholly-Owned Subsidiary of the Borrower hereunder, (ii) it has irrevocably appointed the Borrower as its agent under Section 5.10 of the Credit Agreement; (iii) the execution, delivery and performance by it of the Credit Agreement, this Election to Participate and the Notes which it has executed and delivered are within its corporate powers, have been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or by-laws or of any agreement or instrument to which it is a party or is subject, or by which it, or its property, is bound, or of any judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, (iv) the Credit Agreement and the Notes constitute valid and binding obligations of the undersigned subject to general principles of equity and bankruptcy, reorganization, insolvency and similar laws of general application to enforcement of creditors' rights and (v) the representations and warranties set forth in Section 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of a Borrowing Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 17.16 thereof, as if the undersigned were a direct signatory party thereto.

1

            All notices to the undersigned under the Credit Agreement should be directed to General Binding Corporation at its address for notices specified pursuant to Section 17.8 of the Credit Agreement. This instrument shall be construed in accordance with and governed by the internal laws of the State of Illinois.

                                                                                                                Very truly yours,

                                                                                                                 [Name Of Borrowing Subsidiary]

                                                                                                                By
                                                                                                                 Name
                                                                                                                Title

            The undersigned hereby confirms that [name of Borrowing Subsidiary] is a Borrowing Subsidiary for purposes of the Credit Agreement described above.

                                                                                                                General Binding Corporation

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

            Receipt of the above Election to Participate is hereby acknowledged on and as of __________________

                                                                                                                Harris Trust And Savings Bank
                                                                                                                as Administrative Agent for the
                                                                                                                Banks

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

2

Exhibit H

Form of Election to Terminate

___________, _____

Harris Trust And Savings Bank,
as Administrative Agent for the Banks party to the
Credit Agreement referred to below
111 West Monroe Street
Chicago, Illinois 60690

Dear Sirs:

            Reference is made to the Second Amended and Restated Multicurrency Credit Agreement, dated as of January 11, 2002 (the "Credit Agreement") among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, the Banks named therein, Harris Trust and Savings Bank as Administrative Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned, [name of Borrowing Subsidiary], a [jurisdiction of incorporation] corporation, hereby elects to terminate its status as a Borrowing Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned hereby represents and warrants that all principal and interest on all Notes of the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned under the Credit Agreement or under any Note heretofore incurred.

This instrument shall be construed in accordance with and governed by the internal laws of the State of Illinois

                                                                                                                Very truly yours,

                                                                                                                [Name Of Borrowing Subsidiary]

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

1

The undersigned hereby confirms that the status of [name of Borrowing Subsidiary] as a Borrowing Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

                                                                                                               General Binding Corporation

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

2

Receipt of the above Election to Terminate is hereby acknowledged on and as of ______________________.

                                                                                                                Harris Trust And Savings Bank
                                                                                                                as Administrative Agent for the
                                                                                                                Banks

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

Exhibit I

To each of the Banks named in the
       hereinafter defined Credit Agreement

c/o Harris Trust And Savings Bank,
as Administrative Agent for the Banks party to the
Credit Agreement referred to below
111 West Monroe Street
Chicago, Illinois 60690

Gentlemen:

            We have acted as counsel to [Name of Borrowing Subsidiary], a _____________ corporation (the "Borrower"), in connection with the authorization of and the execution and delivery of the Second Amended and Restated Multicurrency Credit Agreement, dated as of January 11, 2002 (the "Credit Agreement") among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, the Banks named therein, Harris Trust and Savings Bank as Administrative Agent for the Banks. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

            In our capacity as such counsel, we have made such investigations of fact and have considered such questions of law as we have deemed necessary for the purposes of this opinion, which is delivered to you pursuant to Section 11.3(a) of the Credit Agreement. Based on the foregoing, it is our opinion that:

(i) the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power to carry on its present business; is duly licensed or qualified in all states and jurisdictions wherein the nature of the business carried on by it or the assets and properties owned or leased by it requires such qualification or licensing; and the Borrower has the corporate power and authority to enter into the Credit Agreement, to make the borrowings therein provided for, to issue its Notes, and to perform each and all of the matters and things therein provided for.

(ii) The Credit Agreement and the Notes delivered on the date hereof have been duly authorized, executed, and delivered by and on behalf of the Borrower and all constitute legal, valid, and enforceable obligations of the Borrower, except to the extent affected by bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights and remedies generally and general principles of equity.

(iii) The Credit Agreement and the Notes, do not, nor will the performance or observance by the Borrower of any of the matters and things therein provided for, contravene any provision of law applicable to the Borrower, any judgment or decree

1

applicable to the Borrower, the Articles of Incorporation, or By-laws of the Borrower, or, any indenture or material agreement to which the Borrower is a party or by which it or any of its properties is bound.

(iv) All authorizations, consents, approvals, filings, registrations, exemptions and regulatory approvals necessary to permit execution of the Credit Agreement and performance of its obligations thereunder by the Borrower, and to permit borrowings by the Borrower under the Credit Agreement and the issuance of the Notes, have been obtained and remain in full force and effect.

(v) There is no litigation or governmental proceeding pending or to the best of our knowledge threatened, against the Borrower which could reasonably be expected to (i) materially adversely affect the business and properties of the Borrower on a consolidated basis or (ii) impair the validity or enforceability of the Credit Agreement or the Notes or materially impair the ability of the Borrower to perform its obligations under the Credit Agreement or the Notes.

[(vi) Except for ________, the execution and delivery of the Agreement and the Notes are not subject to any tax, duty, fee or other charge, including, without limitation, any registration or transfer tax, stamp duty or similar levy, imposed by or within [insert jurisdiction of incorporation] or any political subdivision or taxing authority thereof or therein.

(vii) Neither the Borrower nor its property has any right of immunity on grounds of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect of any action or proceeding relating in any way to the Agreement or the Notes that may be brought in the courts of [insert jurisdiction of incorporation].

(viii) There are no legal impediments to your access to the courts of [insert relevant jurisdiction] nor shall you be required to qualify under any statute or law or pay any franchise tax, stamp tax or similar fee to gain such access, whether in respect of a direct suit on the Credit Agreement or a proceeding to register a judgment obtained before a court in the United States, except for such fees as would be required of plaintiffs, both resident and non-resident, in seeking access to the courts of [insert relevant jurisdiction]; nor except for ________, will you be resident, domiciled, carrying on business or otherwise subject to taxation in [insert relevant jurisdiction] by reason only of your execution, delivery or performance the Credit Agreement or enforcement of the Credit Agreement or the Notes;

(ix) The Borrower has the power to submit, and pursuant to the Credit Agreement has legally, validly, effectively and irrevocably submitted, to the jurisdiction of the courts of the State of Illinois and of the United States for the Northern District of Illinois in respect of any action or proceeding relating in any way to the Credit Agreement or the Notes.

2

(x) The choice by the parties to the Credit Agreement of the law of the State of Illinois as governing law should be recognized by the courts of ___________ as legal, valid and binding.]*

            In rendering the opinions expressed above, we have examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and such other papers and evidence as we have deemed relevant and necessary as a basis for this opinion.

                                                                                                                                    Respectfully submitted,

3

Exhibit J

Subsidiary Guarantee Agreement

____________, _____

Harris Trust And Savings Bank,
as Administrative Agent for the Banks party to the
Credit Agreement referred to below
111 West Monroe Street
Chicago, Illinois 60690

Dear Sirs:

            Reference is made to the Second Amended and Restated Multicurrency Credit Agreement, dated as of January 11, 2002 (the "Credit Agreement") among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, the Banks named therein, Harris Trust and Savings Bank as Administrative Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.

            The undersigned, [name of Guarantor], a [jurisdiction of organization] [type of entity], hereby elects to be a "Guarantor" for all purposes of the Credit Agreement, effective from the date hereof and the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 16 thereof, as if the undersigned were a direct signatory party thereto.

             The undersigned confirms that (i) the execution, delivery and performance by it of this Subsidiary Guarantee Agreement is within its corporate powers, have been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or by-laws or of any agreement or instrument to which the Company or it is a party or is subject, or by which the Company or it, or the Company's or its property, is bound, or of any judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries and (ii) the representations and warranties set forth in Section 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof.

1

            This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

                                                                                                                Very truly yours,

                                                                                                                [Name of Guarantor]

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

2

Exhibit K

Foreign Investment List

To: The Banks parties to the
Credit Agreement
described below

            This Foreign Investment List is furnished pursuant to that certain Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among General Binding Corporation, one or more Borrowing Subsidiaries from time to time party thereto, the Banks signatory thereto and Harris Trust and Savings Bank, as Administrative Agent for the Banks. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

Value (000s omitted)
Investments permitted under Section 12.14 (h)(ii)
Investments	$__________
Loans and advances	$__________
Guarantees	$__________
Investments permitted under Section 12.14 (k)
Investments	$__________
Loans and advances	$__________
Guarantees	$__________
Investments permitted under Section 12.14 (l)
Investments	$__________
Loans and advances	$__________
Guarantees	$__________
Total Foreign Investment	$__________

            The undersigned hereby certifies that set forth below is an accurate summary of Foreign Investments as of _______________________.

                                                                                                               General Binding Corporation

                                                                                                                Name
                                                                                                                Title

Exhibit L

Borrowing Base Certificate

To:        Harris Trust and Savings Bank, as Administrative Agent under, and the Lenders party to, the Credit                  Agreement described below.

            Pursuant to the terms of the Second Amended and Restated Multicurrency Credit Agreement dated as of January 11, 2002, among us (the "Credit Agreement"), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

A. Receivables in Borrowing Base

1. Gross Receivables (excluding Canada)
2. Gross Canadian Receivables (excluding Quebec)
3. Total Gross Receivables
4. Less
(a) Ineligible sales
(b) Owed by an account debtor who is an Affiliate
(c) Owed by an account debtor who is in an insolvency or reorganization proceeding
(d) Credits/allowances
(e) Unpaid more than 60 days from due date
(f) Not invoiced within 5 Business Days of shipment or with payment terms more than 120 days from invoice
(g) Otherwise ineligible
(h) 25% Cross-aging factor
5. Total Deductions (sum of lines A4a - A4h)
6. Eligible Receivables (line A1 minus line A5)
1
7. Portion of Canadian Receivables exceeding U.S. $6,500,000 ("Excess Canadian Receivables")
8. Eligible Receivables net of Excess Canadian Receivables (line A6 minus line A7)
9. Eligible Receivables in Borrowing Base (line A8 x .85)

B. Inventory in Borrowing Base

1. Gross Inventory (excluding Canada)
2. Gross Canadian Inventory (excluding Quebec)
3. Total Gross inventory
4. Less
(a) Goods not located at approved locations
(b) Obsolete, slow moving, or not merchantable
(c) Otherwise ineligible
5. Total Deductions (sum of lines B4a - B4c above)
6. Eligible Inventory (line B3 minus line B5)
7. Portion of Eligible Canadian Inventory exceeding U.S. $4,000,000 ("Excess Canadian Inventory")
8. Eligible Inventory net of Excess Canadian Inventory (line B6 minus line B7)
9. Eligible Inventory in Borrowing Base (line B8 x .50)

C. Total Borrowing Base

1. Line A9
2. Line B4
3. Less $10,000,000 until IBICO GmbH Pledge Event
4. Sum of Lines C1 and C2 less line C3 (Borrowing Base)

2

D. Revolving Credit Advances

1. Revolving Loans (including Committed Revolving Loans and Swing Line Loans)
2. Letters of Credit
3. Total Outstandings (line D1 plus D2)

E. Unused Availability

(line C4 minus line D3)

    Dated as of this ______ day of __________________.

                                                                                                                General Binding Corporation

                                                                                                                By
                                                                                                                Name
                                                                                                                Title

3

Schedule 1

Existing Letters of Credit

1. Maryland IRB Letter of Credit, in the stated amount of $6,933,879 as of the Effective Date.

            2. Standby Letter of Credit No. SPL 90006358 issued by Harris Trust and Savings Bank in favor of                 ABN Amro Bank, Portugal, in the stated amount of 1,367,000 Euros as of the Effective Date.

Schedule 8.1

Adjustments to EBITDA by Business Unit
(amounts in millions of U.S. Dollars)

Business Unit	Cash Charges	Non-Cash Charges
Office Products Group	4.0	11.0
Document Finishing Group	3.0	5.5
Films	2.0	2.0
Europe	5.0	9.0
Asia/Pacific/Corporate	1.0	2.0
Total	15.0	29.5

Schedule 9.2

List of Subsidiaries

Investment	Owned By	Percent Ownership	Jurisdiction of Organization
Allfax Paper Products, Limited	GBC (United Kingdom) Limited	100	United Kingdom
Allfax UK, Limited	GBC (United Kingdom) Limited	100	United Kingdom

**Anillos Plasticos de Mexico S.A.	General Binding Corporation GBC International, Inc.	99.99999 0.00001	Mexico
Compania Papelera Marmo S.V.	Grupo GBC S.A. de C.V. General Binding Corporation GBC International, Inc. VeloBind, Incorporated	93.17592 3.41204 1.70602 1.70602	Mexico

***GBC Asia Pte. Ltd.	GBC International, Inc.	100	Singapore
* * * GBC Australia Pty. Limited	GBC International, Inc. GBC United Kingdom Holdings, Ltd.	79 21	Australia
*GBC Basingstoke Limited	GBC (United Kingdom) Limited	100	United Kingdom
GBC Belgium N.V.	GBC Nederland B.V.	100	Belgium
1
***GBC Canada, Inc.	GBC International, Inc.	100	Canada

**GBC Deutschland GmbH	General Binding Corporation	100	Germany
*GBC/Fordigraph Pty. Limited	GBC Australia Pty. Limited	100	Australia
**GBC France S.A.S.	GBC International, Inc. General Binding Corporation	99.97524 0.02476	France
**GBC General Binding Polska Sp.z.o.o.	GBC International, Inc. General Binding Italia S.r.l.	98.75 1.25	Poland
GBC Handelsgesellschaft m.b.H.	GBC Nederland B.V.	100	Austria
*GBC India Holdings Inc.	GBC International, Inc.	100	Nevada
**GBC International Export Sales Corp.	GBC International, Inc.	100	Barbados
GBC International Finance Company	GBC Nederland B.V. GBC Handelsgesellschaft m.b.H.	0.25 99.75	Ireland
*GBC International, Inc.	General Binding Corporation	100	Nevada
**GBC International Services S.P.R.L.	GBC International, Inc. General Binding Corporation	99.8667 0.1333	Belgium
***GBC Japan K.K.	GBC International, Inc.	100	Japan
GBC Mexicana S.A. de C.V.	Grupo GBC S.A. de C.V. General Binding Corporation GBC International, Inc. VeloBind, Incorporated	96.2691 1.8655 0.9327 0.9327	Mexico
***GBC Nederland B.V.	GBC International, Inc.	100	Netherlands
GBC New Zealand Limited	GBC Australia Pty. Limited	100	New Zealand
2
GBC Scandinavia AB	Ibico GmbH GBC International, Inc.	75 25	Sweden
**GBC Schweiz A.G.	GBC International, Inc.	100	Switzerland

***GBC United Kingdom Holdings, Ltd.	GBC International, Inc. General Binding Corporation	98.4533 1.5467	United Kingdom
*GBC (United Kingdom) Limited	GBC United Kingdom Holdings, Ltd. Ibico GmbH	94.3503 5.6497	United Kingdom

General Binding Iberia, S.A.	Ibico GmbH	100	Spain
***General Binding Italia S.r.l.	GBC International, Inc. Ibico GmbH General Binding Corporation	99.555 0.348 0.097	Italy
***Grupo GBC S.A. de C.V.	General Binding Corporation GBC International, Inc. VeloBind, Incorporated	58.972 20.517 20.511	Mexico
**Hwa Seung GBC Co., Ltd. (a.k.a. GBC Asia Film Group Co. Ltd.)	General Binding Corporation HS Industries, Inc.	80 20	South Korea
**Ibico AG	GBC International, Inc.	100	Switzerland
3
***Ibico GmbH	GBC International, Inc.	100	Switzerland
Ibico Holdings Singapore Pte. Ltd.	Ibico GmbH	100	Singapore

Ibico Portuguesa Lda.	Ibico GmbH	100	Portugal

Ibico Singapore Pte. Ltd.	Ibico Holdings Singapore Pte. Ltd.	100	Singapore
Ibico Trading GmbH	Ibico GmbH GBC Schweiz AG	79.3 20.7	Switzerland

Mirabeau Contract Sales, Limited	GBC (United Kingdom) Limited	100	United Kingdom
**PBB&R S.A. de C.V.	GBC International, Inc. General Binding Corporation VeloBind, Incorporated	97 2 1	Mexico
Plastic Binding Corporation	General Binding Corporation	100	Illinois
**Printing Wire Supplies Limited	GBC International, Inc.	100	Ireland
Quartet Manufacturing Company (1997) Inc.	GBC Canada, Inc.	100	Canada
*VeloBind, Incorporated	General Binding Corporation	100	Delaware

4

Schedule 9.6

Taxes

None

Schedule 9.8

ERISA

            The Company has taken steps to terminate the IBICO Inc. Money Purchase Pension Plan and to terminate the IBICO Inc. 401(k) Profit Sharing Plan.

Schedule 9.12

Real Property

	Address	Owned	Leased
1.	One GBC Plaza 1135 Skokie Boulevard Northbrook, IL 60062	X
2.	712 W. Winthrop Avenue Addison, IL 60101	X
3.	500 Bond Street Lincolnshire, IL 60069		X
4.	4151 Anderson Road DeForest, WI 53532		X
5.	825 Turnberry Court Hanover Park, IL 60103		X
6.	2150 Boggs Road #440 Duluth, GA 30136		X
7.	49 Railside Road Don Mills, ONT, Canada M3A 1B3		X
8.	14430 Best Avenue Santa Fe Springs, CA 90670		X
9.	1746 W. Crosby Carrollton, TX 75006		X
10.	321 Benigno Boulevard Bellmawr, NJ 08031		X
11.	560 Western Maryland Parkway Hagerstown, MD 21740	X
1
12.	Good Bridge Road Amelia, VA 23002	X
13.	Carretera Nacional KM 8.5 Ote Modulo Ind. De America Nuevo Laredo Tamaulipas, Mexico 88295		X
14.	Rutherford Road Basingstoke, Hampshire RG24 8PD U.K.		X
15.	Mercuriusstraat 9 6468 ES Kerkrade The Netherlands	X
16.	Neptuno No. 43 Nva. Industrial Vallejo Delegacion Gustavo A. Madero 07700 Mexico, D.F.	X
17.	Via Oberdan 33 28070 Tornaco Novara, Italy		X
18.	281 Nanakodai Noda-Shi, Chiba Noda, Japan 278-0051	X
19.	10150 80th Street Kenosha, WI 53142		X
20.	301 Hastings Drive Buffalo Grove, IL 60089		X
21.	112-114 S. Lombard Road Addison, IL 60101		X
2
22.	10303 80th Street Kenosha, WI 53142		X
23.	21241 N. 23rd Avenue Suite 9 Phoenix, AZ		X
24.	5700 Old Orchard Road Skokie, IL 60077	X
25.	300 Quartet Avenue Booneville, MS 38829	X
26.	100 American Avenue Booneville, MS 38829		X
27.	2297 N. 2nd Street Booneville, MS 38829		X
28.	1 Quartet Avenue Ashland, MS 38603	X
29.	2300 Crown Colony Quincy, MA 02166		X
30.	900 E. 8th Street Office 37 King of Prussia, PA 16406		X
31.	225 W. 34th Street New York, NY 10122		X
32.	7000 Broadway #100 Denver, CO		X
33.	7068 Koll Parkway Suite 419 Pleasanton, CA		X
34.	3330 Old Glenview Road Wilmette, IL 60091		X
3
35.	70 E. Lake Suite 224 Chicago, IL 60601		X
36.	100 Avenue T Del Rio, TX		X
37.	Unit 1, Block Q Princess Road Regents Park Estate Regents Park NSW 2143 Australia		X
38.	28 Beesley Street West End (Brisbane) QLD 4101 Australia		X
39.	Level 3 Hanover House 158 City Road Southbank (Melbourne) VIC 3006 Australia		X
40.	Unit 12 167 Gladstone Street Fyshwick A.C.T. (Canberra) Australia		X
41.	Harmony Tower, Building F 1-32-2, Honcho Nakano-Ku Tokyo, Japan PC: 164-8721		X
42.	Hanafusa Building 1-2-2 Dosho-machi Chuo-ku Osaka-Shi Osaka, Japan 541-0045		X
4
43.	Kanehisa Building 5-5 Ushijima-cho Nishi-ku Nagoya-shi Aichi, Japan 451-0046 (Nagoya, Japan)		X
44.	Hakata-Daini-Mukai Building 3/1/29 Hakataeki-higashi Hakata-ku Fukuoka-shi Fukuoka, Japan 812-0013		X
45.	10 Hotunui Drive Mount Wellington Aukland, New Zealand		X
46.	12 Hotunui Drive Mount Wellington Auckland, New Zealand		X
47.	121 Thorndon Quay Wellington, New Zealand		X
48.	46 Coleridge Street Sydenham Christchurch, New Zealand		X
49.	47 Ayer Rajah Crescent Units #05-05/07 & #05-08/17 Singapore 139947		X
50.	Dreve Richelle 161 Batiment O 1410 Waterloo Brussels, Belgium		X
5
51.	1, allee des Bas Tillers Parc Les Barbanniers 92330 Gennevilliers Cedex, France		X
52.	Industtrieweg 3 70705 Jestetten, Germany		X
53.	[Intentionally Deleted]		X
54.	Gelnhausen, Germany		X
55.	Born, Holland		X
56.	F-41, Sector 6 District Gautam Budh Nagar 201 301 (U.P.) (Noida) India		X
57.	502 Aagamon Complex Navarangpura Ahemedabad, India		X
58.	IDA Business Park Poppintree Finglas Dublin 11 Ireland		X
59.	Milanofiori, Palazzo F10 20094 Assago Italy		X
60.	Arcos de Valdevez Portugal	X
61.	Jose Ortega Gasset 89 28006 Madrid, Spain		X
62.	5-250-22 Helsingborg Sweden		X
6
63.	Gewerbestrasse 8 CH-8212 Neuhausen Switzerland		X
64.	3011 Viking Way Unit 100 Richmond BC Canada V6V 1W1		X
65.	2672 Lancaster Road Warehouse #62 Ottawa, ON Canada K1B 4T7		X
66.	4527 Rue Dobrin St. Laurent QC Canada H4R 2L8		X
67.	10 Morris Drive Unite #7 Burnside Industrial Park Dartmouth NS Canada B3B 1M2		X
68.	350 Keewatin Street Unit 2 Winnipeg MB Canada R2X 2R9		X
69.	7220 Fisher Street SE Unit 130 Calgary, AB Canada T2H 2H8		X
70.	500, 925-109 Street Edmonton, AB Canada T5K 2J8		X
7
71.	12 Corrine Court Concord ONT Canada L4K 5A4		X
72.	1845 Kryczka Place Kamloops, BC Canada V1S 1S4		X
73.	Maria Luis Santander 495 Providencia Santiago, Chile		X
74.	Dominica 236 Recoleta Santiago, Chile		X
75.	Juan Fernandex Albarran Nos 41 y 43 Lotes 79, 80 y 81 Fracc. Ind. San Pablo Xhalpa 54090 Tlalnepantla, Edo de Mexico		X
76.	Ave Lopez Mateos No 23 Puente de Viga Tlalnepantla 12-25 Edo. De. Mexico C.P. 54090	X
77.	KM 8.5 of the Highway from C.D. Acuna to "Presa la Amistad" Ciudad Acuna, Coahuila, Mexico	X
78.	98-18 Shin Hang Ri Doon Po Myun Asan City 336-870 Choong Nam, Republic of Korea	X

8

Schedule 11.1(j)

Mortgages and Title Insurance

Owned Properties

Site No.	Address	Title Insurance Amount (110% of Value)
1.	One GBC Plaza Northbrook, IL 60062	$7,562,500
2.	712 W. Winthrop Ave. Addison, IL 60101	$3,850,000
3.	560 Western Maryland Parkway Hagerstown, MD 21740	$2,585,000
4.	Good Bridge Road Amelia, VA 23002	$1,100,000
5.	5700 Old Orchard Road Skokie, IL 60077	$4,488,000
6.	300 Quartet Avenue Booneville, MS 38829	$14,520,000
7.	1 Quartet Avenue Ashland, MS 38603	$3,630,000

Leased Properties

Site No.	Address	Value
8.	300 Quartet Avenue Booneville, MS 38829	Included with Site No. 6 above
9.	10150 80th Street Kenosha, WI 53142	Not Applicable
1
10.	10303 80th Street Kenosha, WI 53142	Not Applicable
11.	301 Hastings Drive Buffalo, Grove IL 60089	Not Applicable
12.	100 Avenue T Del Rio, Texas	Not Applicable

                                                                              2

Schedule 12.9

Permitted Liens

            1. Lien on Hagerstown, Maryland facilities securing Hagerstown, Maryland industrial revenue bond financing.

            2. Lien on Addison, Illinois facilities securing Addison, Illinois industrial revenue bond financing.

            3. Lien in favor of Industrial Development Agency on Forbairt, Ireland facilities securing government-related financing indebtedness permitted by Section 12.22(f) hereof.

            4. Lien in favor of AT Plastics Inc. on inventory sold to the Company by AT Plastics Inc. on consignment as described on that certain financing statement filed on April 6, 1998 as file number 39100000000753 with the Department of Taxation and Assessments in the State of Maryland.

            5. Lien in favor of Pullman Bank and Trust Co. on leasehold improvements to real estate commonly known as 100 Avenue T, Del Rio, Texas 78840 as described on that certain financing statement filed on June 19, 1997 as file number 3706155 with the Secretary of State of Illinois.

            6. Lien in favor of Pullman Bank and Trust Co. on leasehold improvements to real estate commonly known as 100 Avenue T, Del Rio, Texas 78840 as described on that certain financing statement filed on June 19, 1997 as file number 97-128027 with the Secretary of State of Texas.

            7. Liens permitted by the Mortgages.

Schedule 12.22

Permitted Indebtedness

            1. Indebtedness representing committed investment in and to that certain joint venture with Neschen AG described in Section 12.14(h), above, and as limited by such Section 12.14(h) to $5,000,000.

            2. Indebtedness under certain industrial revenue bond financings in Addison, Illinois, in an amount equal to approximately $1,300,000.

            3. Indebtedness under certain industrial revenue bond financings in Hagerstown, Maryland, in an amount equal to approximately $6,855,000.

            4. Indebtedness representing the 9 3/8% Senior Subordinated Notes in an amount equal to $150,000,000.

            5. Indebtedness representing capital lease obligations under asset financings in an amount equal to approximately $1,263,000.

            6. Indebtedness representing various standby letters of credit in an amount less than or equal to $3,400,000.00.